As filed with the Securities and Exchange Commission on August 7, 1997

                                                      Registration No. 333-32695
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                            SPECIALTY RETAILERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      5311
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

                    TEXAS                                   04-3034294
       (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                               STAGE STORES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      5311
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

                  DELAWARE                                   76-0407711
       (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)

                         SPECIALTY RETAILERS, INC. (NV)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      5311
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

                   NEVADA                                91-1826900
       (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

                                10201 Main Street
                                Houston, TX 77025
                            Telephone: (713) 667-5601
                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

                              ---------------------

                                 MR. CARL TOOKER
                               STAGE STORES, INC.
                                10201 MAIN STREET
                                HOUSTON, TX 77025
                            TELEPHONE: (713) 667-5601
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                                  LANCE C. BALK
                                KIRKLAND & ELLIS
                              153 EAST 53RD STREET
                          NEW YORK, NEW YORK 10022-4675
                            TELEPHONE: (212) 446-4800

                              ---------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            SPECIALTY RETAILERS, INC.

           OFFER TO EXCHANGE ITS SERIES B 8 1/2% SENIOR NOTES DUE 2005
         FOR ANY AND ALL OF ITS OUTSTANDING 8 1/2% SENIOR NOTES DUE 2005
       AND TO EXCHANGE ITS SERIES B 9% SENIOR SUBORDINATED NOTES DUE 2007
    FOR ANY AND ALL OF ITS OUTSTANDING 9% SENIOR SUBORDINATED NOTES DUE 2007 UNCONDITIONALLY GUARANTEED BY STAGE STORES, INC. AND SPECIALTY RETAILERS, INC.
(NV)

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 1997, UNLESS EXTENDED.

Specialty Retailers, Inc. ("SRI"), a wholly owned subsidiary of Stages Stores, Inc. ("Stage" and, together with SRI, "the Company") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange (i) $1,000 principal amount of its Series B 8 1/2% Senior Notes due 2005 (the "Senior Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 8 1/2 % Senior Notes due 2005 (the "Senior Notes"), of which $200,000,000 principal amount is outstanding; and
(ii) $1,000 principal amount of its Series B 9% Senior Subordinated Notes due 2007 (the "Senior Subordinated Exchange Notes" and, together with the Senior Exchange Notes, the "Exchange Notes"), which will have been registered under the Securities Act pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes"), of which $100,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Senior Exchange Notes will evidence the same debt as the Senior Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture governing the Senior Notes dated June 17, 1997 (the "Senior Notes Indenture") among SRI, Stage and State Street Bank and Trust Company, as Trustee (the "Trustee"). The Senior Subordinated Exchange Notes will evidence the same debt as the Senior Subordinated Notes (which they replace) and will be issued under and entitled to the benefits of the Indenture governing the Senior Subordinated Notes dated June 17, 1997 (the "Senior Subordinated Notes Indenture" and, together with the Senior Notes Indenture, the "Indentures") among SRI, Stage and the Trustee. See "The Exchange Offer" and "Description of the Exchange Notes."

The Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Exchange Notes would rank Senior or PARI PASSU in right of payment.

The Senior Exchange Notes will be unsecured senior obligations of SRI, ranking PARI PASSU in right of payment to all existing and future Senior Debt (as defined) of SRI, including all obligations under the New Credit Agreement (as defined). The Senior Exchange Notes will be guaranteed on a senior basis by Stage, Specialty Retailers, Inc. (NV) ("Specialty NV"), a wholly owned subsidiary of Stage, and certain future subsidiaries of Stage. The Senior Subordinated Exchange Notes will be unsecured senior subordinated obligations of SRI, ranking subordinate in right of payment to all existing and future Senior Debt of SRI, including the Senior Exchange Notes and all obligations under the New Credit Agreement, and ranking PARI PASSU in right of payment with all existing and future Senior Subordinated Debt of SRI and senior in right of payment to all existing and future subordinated debt of SRI. The Senior Subordinated Exchange Notes will be guaranteed on a senior subordinated basis by Stage, Specialty NV and certain future subsidiaries of Stage. As of May 3, 1997, after giving pro forma effect to the Acquisition (as defined) and the Refinancing (as defined), Senior Debt of the Company (including the Senior Exchange Notes and amounts outstanding under the New Credit Agreement) would have been approximately $201.7 million in principal amount and Senior Subordinated Debt of the Company (including the Senior Subordinated Exchange Notes) would have been approximately $100.0 million in principal amount. The Exchange Notes will be effectively subordinated to all liabilities of the subsidiaries of the Company that are not guarantors of the Exchange Notes. As of May 3, 1997, after giving pro forma effect to the Acquisition and the Refinancing, the amount of liabilities of such subsidiaries (consisting of Debt and payables) would have been approximately $34.1 million. See "Description of the New Credit Agreement" and "Description of the Exchange Notes."

SRI will accept for exchange any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on September 9, 1997, unless extended by SRI in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, SRI will not extend the Expiration Date beyond September 10, 1997. Tenders of Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by SRI on June 17, 1997 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of SRI under the Registration Rights Agreement (as defined) entered into by SRI in connection with the offering of the Notes. See "The Exchange Offer."

Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, SRI believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of SRI or Stage within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. SRI has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indentures and with respect to transfer under the Securities Act. SRI will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

SEE "RISK FACTORS" ON PAGE 18 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 8, 1997

There has not previously been any public market for the Notes or the Exchange Notes. SRI does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

The Exchange Notes will be available initially only in book-entry form. SRI expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indentures. See "Description of the Exchange Notes--Book-Entry, Delivery and Form."

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO THE COMPANY SHALL, AS THE CONTEXT REQUIRES, REFER TO STAGE STORES, INC. ("STAGE"), TOGETHER WITH ITS WHOLLY OWNED SUBSIDIARIES, SPECIALTY RETAILERS, INC. ("SRI") AND SPECIALTY RETAILERS, INC. (NV) ("SPECIALTY NV"). UNLESS OTHERWISE SPECIFIED, REFERENCES IN THIS PROSPECTUS TO THE COMPANY, STAGE, SRI OR SPECIALTY NV DO NOT GIVE EFFECT TO THE ACQUISITION OF C.R. ANTHONY COMPANY. REFERENCES TO A PARTICULAR YEAR ARE TO THE COMPANY'S FISCAL YEAR WHICH IS THE 52 OR 53 WEEK PERIOD ENDING ON THE SATURDAY CLOSEST TO JANUARY 31 OF THE FOLLOWING CALENDAR YEAR (E.G., A REFERENCE TO "1996" IS A REFERENCE TO THE FISCAL YEAR ENDED FEBRUARY 1, 1997).

                                   THE COMPANY

      The Company operates the store of choice for well known, national brand name family apparel in over 200 small towns and communities across the central United States. The Company has recognized the high level of brand awareness and demand for fashionable, quality apparel by consumers in small markets and has identified these markets as a profitable and underserved niche. The Company has developed a unique franchise focused on small markets, differentiating itself from the competition by offering a broad range of branded merchandise with a high level of customer service in convenient locations.

      As of July 28, 1997, the Company operated 577 stores in 24 states throughout the central United States, 329 of which operated under the Company's "Stage," "Bealls" and "Palais Royal" trade names. The remaining 248 stores were acquired through the acquisition of C.R. Anthony Company ("CR Anthony") which was completed on June 26, 1997 (the "Acquisition") and are operated under the "Anthonys" and "Anthonys Limited" trade names. See "The Acquisition." Approximately 78% of the "Stage," "Bealls" and "Palais Royal" stores are located in small markets and communities with populations generally below 30,000 people, some with as few as 4,000 people. The Company's store format (averaging approximately 18,000 selling square feet) and merchandising capabilities enable the Company to operate profitably in small markets. The remainder of the Company's stores operate in metropolitan areas, primarily in suburban Houston. For 1996, after giving effect to the Refinancing, the Acquisition and the acquisition of Uhlmans Inc. ("Uhlmans") in June 1996 as if each had occurred at the beginning of the year, sales and EBITDA would have been $1.1 billion and $108.9 million, respectively.

      The Company's merchandise offerings include a carefully edited but broad selection of brand name, moderately priced, fashion apparel, accessories, fragrances and cosmetics and footwear for women, men and children. Over 85% of 1996 sales consisted of brand name merchandise, including nationally recognized brands such as Calvin Klein, Chaps/Ralph Lauren, Guess, Haggar Apparel, Hanes, Levi Strauss, Liz Claiborne, Nike and Reebok. The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under its "Stage" and "Bealls" trade names during the remainder of 1997 and 1998.

      The Company generally faces less competition for brand name apparel as a result of its small market focus. In those markets, competition generally comes from local retailers or small regional chains as most national department stores do not operate in small markets, and access to brand name merchandise generally requires travel to distant regional malls with national department stores. In those small markets where the Company does compete for brand name apparel sales, the Company believes it has a competitive advantage over local retailers and smaller regional chains due to its: (i) economies of scale; (ii) strong vendor relationships; (iii) proprietary credit card program; and (iv) sophisticated operating systems. The Company believes it has a competitive advantage in small markets over national department stores due to its: (i) experience with smaller markets; (ii) ability to effectively manage merchandise assortments in a small store format; and (iii) established operating systems designed for efficient management within small markets. In addition, due to minimal merchandise overlap, the Company generally does not directly compete for brand name apparel sales with national discounters such as Wal-Mart.

      The Company has begun to realize the full potential of its unique franchise in small markets as a result of several initiatives undertaken in recent years, including: (i) recruiting a new senior management team; (ii) embarking on an accelerated store expansion program to capitalize on opportunities in new markets through new store openings and strategic acquisitions; and (iii) continuing to refine the Company's retailing concept through new merchandising and operating programs. As a result of these initiatives, as well as the lower operating costs of small market stores, the Company has among the highest operating income and EBITDA margins in the apparel retailing industry.

KEY STRENGTHS

      The following factors serve as the Company's key strengths and distinguishing characteristics:

      ABILITY TO OPERATE PROFITABLY IN SMALLER MARKETS. In targeting small markets, the Company has developed a store format, generally ranging in size from 12,000 to 30,000 selling square feet, which is smaller than typical department stores yet large enough to offer a well edited, but broad selection of merchandise. In 1996, the Company's small market stores open for at least one year generated a store contribution (operating profit before allocation of corporate overhead) as a percentage of sales of 17%, as compared to 12% for its larger market stores.

      BENEFITS OF STRONG VENDOR RELATIONSHIPS. The Company's extensive store base offers major vendors a unique vehicle for accessing many small markets in a cost effective manner. The proliferation of media combined with the significant marketing efforts of these vendors has created significant demand for branded merchandise. The financial and other limitations of many local retailers have, however, left vendors of large national brands with limited access to such markets. Further, these vendors, in order to preserve brand image, generally do not sell to national discounters. As a result, the Company is able to carry branded merchandise frequently not carried by local competitors. Additionally, the Company continuously seeks to expand its vendor base and has recently added nationally recognized brand names such as Dockers for Women, Oshkosh and Polo, and fragrances by Elizabeth Arden, Liz Claiborne and Perry Ellis. In addition, the Company has successfully increased the participation by key vendors in joint marketing programs to a level that the Company believes exceeds the standard programs provided to its smaller, regional competitors.

      EFFECTIVE MERCHANDISING STRATEGY. The Company's merchandising strategy is based on an in-depth understanding of its customers and is designed to accommodate the particular demographic profile of each store. Store layouts and visual merchandising displays are designed to create a friendly, modern, department store environment, which is frequently not found in small markets. The Company's strategy focuses on moderately-priced, brand name merchandise categories of women's, men's and children's apparel, accessories, fragrances, cosmetics and footwear, which have traditionally experienced attractive margins. The Company utilizes a sophisticated merchandise allocation and transfer system which is designed to maximize in-stock positions, increase sales and reduce markdowns. The Company believes that the combination of the size and experience of its buyer group, strong vendor relationships, effective merchandising systems and participation in the Associated Merchandising Corporation ("AMC") cooperative buying service enable it to compete effectively on both price and selection in its markets.

      FOCUSED MARKETING STRATEGY. The Company's primary target customers are women between the ages of 20 and 55 with household incomes over $25,000 who are the primary decision makers for family clothing purchases. The Company uses a multi-media advertising approach to position its stores as the local destination for fashionable, brand name merchandise. In addition, the Company heavily promotes its proprietary credit card in order to create customer loyalty and to effectively identify its core customers. The Company believes it has a high level of customer awareness due to the small size of its markets, its aggressive advertising strategy and well developed programs designed to encourage a high level of customer interaction and employee participation in local community activities.

      BENEFITS OF PROPRIETARY CREDIT CARD PROGRAM. The Company aggressively promotes its proprietary credit card and, as a result, the Company believes it experiences a higher percentage of proprietary credit card sales (approximately 53% of net sales in 1996) than most apparel retailers. The Company considers its credit card program to be a critical component of its retailing concept because it: (i) enhances customer loyalty by providing a service that few local and regional competitors or discounters offer; (ii) allows the Company to identify and regularly contact its best customers; and (iii) creates a comprehensive database that enables the Company to implement detailed, segmented marketing and merchandising strategies for each store.

      EMPHASIS ON CUSTOMER SERVICE. A primary corporate objective is to provide excellent customer service through stores staffed with highly trained and motivated sales associates. Each sales associate is evaluated and compensated based upon the attainment of specific customer service standards such as offering prompt assistance, suggesting complementary items, sending thank-you notes to credit card customers and establishing consistent contact with customers in order to create the associate's own customer base. The Company continuously monitors the quality of its service by making over 4,500 calls each month to credit card customers who have recently made a purchase. The results of these surveys are used to determine a portion of each store manager's bonus. The Company further extends its service philosophy to the design of the store, including installing call buttons in its fitting rooms and, in many of its small market stores, locating the store manager on the selling floor to increase accessibility to customers.

      SOPHISTICATED OPERATING AND INFORMATION SYSTEMS. The Company supports its retail concept with highly automated and integrated systems in areas such as merchandising, distribution, sales promotions, credit, personnel management, store design and accounting. These systems have enabled the Company to effectively manage its inventory, improve sales productivity and reduce costs, and have contributed to its relatively high operating income margins.

GROWTH STRATEGY

      In order to fully realize the potential of its unique market position and proven ability to operate profitably in small markets, the Company has initiated an aggressive growth strategy to capitalize on available opportunities in new markets through new store openings and strategic acquisitions. The Company opened 23 new stores and acquired 45 stores in 1995, and opened 35 new stores and acquired 34 stores in 1996. The Company expects to open at least 55 new stores in 1997 in addition to those stores acquired pursuant to the Acquisition. See "The Acquisition."

      The following are the primary elements of the Company's strategy for profitable growth:

      NEW STORE OPENINGS IN SMALL MARKETS. As part of its ongoing expansion program, the Company has identified over 600 additional markets in the central United States and contiguous states which meet its demographic and competitive criteria. All of these target markets are smaller communities with populations from 12,000 to 30,000 where the Company has historically experienced its highest profit margins.

      STRATEGIC ACQUISITIONS. The Company believes that it can benefit from strategic acquisitions by: (i) applying its buying and merchandising capabilities, sales promotion techniques and customer service methods; (ii) introducing its proven management systems; and (iii) consolidating overhead functions. This strategy has been successfully demonstrated by the Company's acquisition of 45 stores from Beall-Ladymon, Inc. ("Beall-Ladymon") in 1994 and the subsequent reopening of the stores in the first quarter of 1995 under the Stage name. In 1993, the year prior to their acquisition, the Beall-Ladymon stores generated sales of approximately $53.4 million, whereas during the first four full quarters operated by Stage (the 12 months ended August 3, 1996), the newly opened Stage stores in the same locations generated sales of $95.0 million, an increase of 78%. Over the same period, store contribution more than doubled.

      In June 1996, the Company acquired Uhlmans, a privately held retailer with 34 locations in Ohio, Indiana and Michigan, where the Company previously had no stores (the "Uhlmans Acquisition"). These stores were of similar size and merchandise content to the Company's existing stores and were compatible with the Company's retailing concept and growth strategy. For 1995, Uhlmans had net sales of $59.7 million and operating income of $2.2 million. For the five full months since the merchandising function of Uhlmans was completely integrated (December 1996 through April 1997), sales at Uhlmans stores have increased 10.4% over the comparable period in the prior year. The Company believes that certain changes to the merchandise mix and an increase in proprietary credit card-based sales will provide further improvement over Uhlmans historical results.

      On June 26, 1997, the Company acquired CR Anthony by merging CR Anthony with and into SRI. CR Anthony operated 248 brand name family apparel stores in small markets throughout the central and midwestern United States as of June 25, 1997 under the names "Anthonys" and "Anthonys Limited." The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under its "Stage" and "Bealls" trade names during the remainder of 1997 and 1998. See "The Acquisition."

      EXPANSION TO MICROMARKETS. The Company believes that there is significant growth potential targeting communities with populations from 4,000 to 12,000 ("micromarkets") using a scaled-down, further edited version of the Company's small market format. This avenue for growth would be designed to capitalize on the Company's historically favorable operating experience in markets of this size. The Company believes that it can successfully operate in micromarkets because: (i) the Company can tailor its existing successful small market store model to the appropriate size for these micromarkets (approximately 10,000 selling square feet and smaller); and (ii) micromarkets are generally characterized by lower levels of competition and lower labor and occupancy costs compared to small markets. The Company has identified approximately 1,200 potential micromarkets in the central United States and contiguous states which meet these criteria.

                                 THE ACQUISITION

      On June 26, 1997, the Company acquired CR Anthony by merging CR Anthony with and into SRI. CR Anthony operated 248 brand name family apparel stores in small markets as of June 25, 1997 under the names "Anthonys" and "Anthonys Limited." The Acquisition is expected to strengthen the Company's position as a leading retailer of national brand name apparel in small markets throughout the central and midwestern United States where CR Anthony had been operating for over 70 years. For the fiscal year ended February 1, 1997, CR Anthony's net sales and EBITDA were $288.4 million and $14.0 million, respectively. See "CR Anthony's Consolidated Financial Statements."

      Similar to the Company, CR Anthony's operating strategy was to offer national brand name apparel and footwear for the entire family at competitive prices. The stores acquired are located in 16 states, with the highest concentrations in Texas, Oklahoma, Kansas and New Mexico. The majority of CR Anthony's stores are located in rural communities with populations under 30,000 and are between 8,000 and 23,100 selling square feet in size, with 92 stores that are less than 10,000 selling square feet.

      The Company believes that the Acquisition is consistent with its growth strategy to expand as a retailer of moderately priced, national brand name apparel into underserved, small markets through both organic store development and strategic acquisitions. The Acquisition provides an opportunity for the Company to accelerate its expansion program in existing markets and expand its presence in new markets. The Company believes that the Acquisition is attractive because: (i) the stores acquired are located in states which are the same as or are contiguous to states in which the Company currently operates; (ii) there are a relatively small number of markets in which the two companies directly overlapped; (iii) a majority of the stores acquired are in markets which fit the Company's demographic profile; and (iv) a majority of the stores acquired are comparable in size to the Company's stores in similar markets.

      The addition of the CR Anthony stores not only expanded the geographic reach of the Company, but it is expected that there will be meaningful synergies between the Company and CR Anthony including: (i) central overhead cost savings;
(ii) CR Anthony revenue enhancement opportunities; and (iii) CR Anthony gross margin improvement opportunities. The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under its "Stage" and "Bealls" trade names during the remainder of 1997 and 1998. The Company expects to realize the aforementioned synergies once the integration and conversion process is substantially complete.

                                 THE REFINANCING

      On June 17, 1997, the Company completed the offering of the Notes (the "Offering"). The Offering was made in connection with the offers (the "Tender Offers") to purchase for cash up to all (but not less than a majority in principal amount outstanding) of each of SRI's 10% Senior Notes due 2000 (the "Existing Senior Notes") and SRI's 11% Senior Subordinated Notes due 2003 (the "Existing Senior Subordinated Notes" and, together with the Existing Senior Notes, the "Existing Notes") and related solicitations (the "Consent Solicitations") of consents to modify certain terms of the indentures under which the Existing Notes were issued. The gross proceeds from the Offering of $299.7 million were used to fund the Tender Offers, to pay fees and expenses related to the Offering and the Tender Offers and related Consent Solicitations, and for general corporate purposes.

      Concurrently with the Offering, the Company entered into a new credit facility with a group of lenders (the "New Credit Agreement"). The New Credit Agreement provides for a $100.0 million working capital and letter of credit facility (the "Working Capital Facility") and a $100.0 million expansion revolving credit facility (the "Expansion Facility"). See "Description of New Credit Agreement." The Offering, the Tender Offers and Consent Solicitations, and the New Credit Agreement are collectively referred to herein as the "Refinancing."

      The Company believes the Refinancing provides a more flexible permanent capital structure which: (i) increases the Company's working capital facilities to support its operations; (ii) extends the average maturities of the Company's debt; (iii) lowers the Company's weighted average cost of borrowing; and (iv) provides increased financial flexibility to allow the Company to continue to implement its growth strategy.

                                 THE OFFERING

Notes............................The Notes were sold by the Company on June 17,
                                 1997 to Credit Suisse First Boston, Bear,
                                 Stearns & Co. Inc., and Donaldson, Lufkin &
                                 Jenrette Securities Corporation (the "Initial Purchasers") pursuant to a Purchase Agreement dated June 11, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights Agreement....Pursuant to the Purchase Agreement, the Company
                                 and the Initial Purchasers entered into a Registration Rights Agreement dated June 11, 1997 (the "Registration Rights Agreement"), which grants the holder of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate as a general matter upon the consummation of the Exchange Offer.


                                 THE EXCHANGE OFFER

Securities Offered...............$200,000,000 aggregate principal amount of
                                 Series B 8 1/2% Senior Notes due 2005 (the
                                 "Senior Exchange Notes").

                                 $100,000,000 aggregate principal amount of
                                 Series B 9% Senior Subordinated Notes due 2007 (the "Senior Subordinated Exchange Notes" and, together with the Senior Exchange Notes, the "Exchange Notes").

The Exchange Offer...............$1,000 principal amount of the Senior Exchange
                                 Notes in exchange for each $1,000 principal amount of Senior Notes. As of the date hereof, $200,000,000 aggregate principal amount of Senior Notes are outstanding.

                                 $1,000 principal amount of the Senior
                                 Subordinated Exchange Notes in exchange for each $1,000 principal amount of Senior Subordinated Notes. As of the date hereof, $100,000,000 aggregate principal amount of Senior Subordinated Notes are outstanding.

                                 The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                                 Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                                 Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                 Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date..................5:00 p.m., New York City time, on September 9,
                                 1997 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the Exchange
      Notes and the Notes........Each Exchange Note will bear interest from its issuance date. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange Offer.The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange
                                 Offer--Conditions."

Procedures for Tendering Notes...Each holder of Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Notes.................Following the consummation of the Exchange
                                 Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

Consequences of Failure to
      Exchange...................The Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

Shelf Registration Statement.....If any holder of the Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Company for use therein, the Company has agreed to register the Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Notes held by any such holders.

Special Procedures for Beneficial
      Owners.....................Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.

Guaranteed Delivery Procedures...Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights................Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date. See "The Exchange
                                 Offer--Withdrawal of Tenders."

Acceptance of Notes and Delivery
      of Exchange Notes..........The Company will accept for exchange any and all Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds..................There will be no cash proceeds to the Company from the exchange pursuant to the Exchange
                                 Offer.

Exchange Agent...................State Street Bank and Trust Company, 2
                                 International Place (4th Floor), Boston, MA
                                 02110, Telephone: 617-664-5419, Facsimile:
                                 617-664-5371.

                                 THE EXCHANGE NOTES

General..........................The form and terms of the Exchange Notes are the same as the form and terms of the Notes
                                 (which they replace) except that (i) the Exchange Notes bear a Series B designation,
                                 (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate as a general matter when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indentures. See "Description of the Exchange Notes."

Securities Offered...............$200,000,000 aggregate principal amount of
                                 Series B 8 1/2% Senior Notes due 2005.

                                 $100,000,000 aggregate principal amount of
                                 Series B 9% Senior Subordinated Notes due 2007.

Maturity Dates

      Senior Exchange Notes......July 15, 2005.
      Senior Subordinated
           Exchange Notes........July 15, 2007.

Interest Payment Dates

      Senior Exchange Notes......January 15 and July 15 of each year, commencing
                                 January 15, 1998.
      Senior Subordinated Exchange
           Notes.................January 15 and July 15 of each year, commencing
                                 January 15, 1998.

      Optional Redemption

      Senior Exchange Notes......The Senior Exchange Notes will not be redeemable at the option of SRI prior to July 15, 2001. Thereafter, the Senior Exchange Notes will be redeemable, at SRI's option, in whole or in part from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, at any time and from time to time prior to July 15, 2000, SRI may redeem in the aggregate, with the net cash proceeds of one or more Public Equity Offerings (as defined), up to 35% of the original principal amount of the Senior Exchange Notes at a redemption price of 108.50% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date. See "Description of the Exchange Notes-Optional Redemption."

     Senior Subordinated Exchange
           Notes.................The Senior Subordinated Exchange Notes will not be redeemable at the option of SRI prior to July 15, 2002. Thereafter, the Senior Subordinated Exchange Notes will be redeemable, at SRI's option, in whole or in part from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, at any time and from time to time prior to July 15, 2000, SRI may redeem in the aggregate, with the net cash proceeds of one or more Public Equity Offerings, up to 35% of the original principal amount of the Senior Subordinated Exchange Notes, at a redemption price of 109.00% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date. See "Description of the Exchange Notes-Optional Redemption."

Ranking
      Senior Exchange Notes......The Senior Exchange Notes will constitute senior unsecured obligations of SRI, will rank PARI PASSU in right of payment with all existing and future Senior Debt of SRI (including borrowings under the New Credit Agreement) and will be senior in right of payment to all existing and future subordinated indebtedness of SRI, including the Senior Subordinated Exchange Notes.

      Senior Subordinated Exchange
           Notes.................The Senior Subordinated Exchange Notes will constitute senior subordinated unsecured obligations of SRI, will be subordinate in right ofpayment to all existing and future Senior Debt of SRI to the extent set forth in the Senior Subordinated Notes Indenture (as defined), including the Senior Exchange Notes and borrowings under the New Credit Agreement, will rank PARI PASSU in right of payment with all existing and future Senior Subordinated Debt of SRI and will be senior in all respects to all existing and future subordinated indebtedness of SRI.

                                 As of May 3, 1997, on a pro forma basis after giving effect to the Acquisition and the Refinancing, Senior Debt of SRI, including the Senior Exchange Notes and the obligations of SRI under the New Credit Agreement, would have been approximately $201.7 million in principal amount and Senior Subordinated Debt of SRI, including the Senior Subordinated Exchange Notes, would have been approximately $100.0 million in principal amount. The Exchange Notes will be effectively subordinated to all liabilities of the subsidiaries of the Company that are not guarantors of the Exchange Notes. As of May 3, 1997, after giving pro forma effect to the Acquisition and the Refinancing, the amount of liabilities of such subsidiaries (consisting of Debt and payables) would have been approximately $34.1 million. See "Description of the Exchange Notes-Ranking."

Guaranties
      Senior Exchange Notes......SRI's obligations under the Senior Exchange
                                 Notes will be unconditionally guaranteed (the "Senior Exchange Notes Guaranties") by Stage, Specialty NV and any Person that shall become a Restricted Subsidiary of SRI or Stage after the Issue Date (the "Guarantors"). The Senior Exchange Notes Guaranties will constitute senior unsecured obligations of the Guarantors and will rank PARI PASSU in right of payment with all existing and future Senior Debt of the Guarantors. See "Description of the Exchange Notes -- Guaranties."

     Senior Subordinated Exchange
           Notes.................SRI's obligations under the Senior Subordinated
                                 Exchange Notes will be unconditionally
                                 guaranteed by the Guarantors (the "Senior
                                 Subordinated Exchange Notes Guaranties"). The Senior Subordinated Exchange Notes Guaranties will constitute senior subordinated unsecured obligations of the Guarantors and will rank PARI PASSU with all existing and future Senior Subordinated Debt of the Guarantors. The Senior Subordinated Exchange Notes Guaranties will, to the extent set forth in the Senior Subordinated Notes Indenture (as defined), be subordinated in right of payment to the prior payment in full of all Senior Debt of the Guarantors and will be subject to the rights of holders of Designated Senior Debt (as defined) of the Guarantors. See "Description of the Exchange Notes -- Guaranties."

Change of Control................Upon the occurrence of a Change of Control (as defined), each holder of the Exchange Notes will have the right to require SRI to repurchase such holder's Exchange Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Exchange Notes-Change of Control."

Certain Covenants................The Indentures (as defined) under which the
                                 Exchange Notes will be issued contain certain covenants that, among other things, limit the ability of Stage and its Restricted Subsidiaries (as defined) to incur additional indebtedness, pay dividends or make certain other restricted payments, engage in transactions with affiliates, incur liens and engage in asset sales. The Indentures will also restrict the ability of Stage, SRI and the Guarantors to consolidate or merge with, or transfer all or substantially all of their assets to, another person. See "Description of the Exchange Notes-Certain Covenants."

            For additional information regarding the Exchange Notes,
                    see "Description of the Exchange Notes."

                                  RISK FACTORS

      Holders of the Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus prior to tendering their Notes in the Exchange Offer.

                       SUMMARY CONSOLIDATED HISTORICAL AND
                 PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

         The following table sets forth summary consolidated historical and pro forma combined financial and operating data of the Company for the periods indicated. The Company's summary consolidated historical financial data were derived from the Company's Consolidated Financial Statements. The summary pro forma combined financial and operating data were derived from the Unaudited Pro Forma Combined Financial Data of the Company and give effect to the Acquisition, the Refinancing, the Uhlmans Acquisition and the retirement of the Company's 12 3/4% Senior Discount Debentures due 2000 (the "Senior Discount Debentures") with the proceeds of the Company's initial public offering completed during the third quarter of 1996 (the "IPO"), as if they had occurred at the beginning of the period. The pro forma combined financial and operating data reflects the Stage Average Closing Price (as defined) of $20.04 which resulted in approximately 3,607,000 shares of Common Stock being issued in exchange for 9,035,645 shares of CR Anthony common stock (0.399 shares of Common Stock for each share of CR Anthony common stock). The information in the table should be read in conjunction with "Selected Consolidated Historical Financial and Operating Data", "Unaudited Pro Forma Combined Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's Consolidated Financial Statements and CR Anthony's Consolidated Financial Statements, included elsewhere in this Prospectus.

                                                                              FISCAL YEAR
                                               ----------------------------------------------------------------------


                                                                                                            PRO FORMA
                                                 1992        1993(1)     1994      1995(2)        1996(3)      1996
                                               ---------    --------   --------   --------       --------   ----------
                                                          (IN THOUSANDS, EXCEPT STORE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:

Net sales ...................................  $ 504,401    $557,422   $581,463   $682,624       $776,550   $1,081,458
Gross profit ................................    154,265     172,579    182,804    214,277        243,987      321,970
Selling, general and administrative
     expenses ...............................     99,523     115,008    126,200    149,102        172,579      228,950(4)
Store opening and closure costs .............        120         199      5,647      3,689          2,838        2,838
Operating income(5) .........................     54,622      57,372     50,957     61,486         68,570       90,182
Interest, net ...............................     31,771      36,377     40,010     43,989         45,954       38,685
Income before extraordinary item ............     12,235      13,426      6,630     10,730         14,022       31,590

MARGIN AND OTHER DATA:
Gross profit margin .........................       30.6%       31.0%      31.4%      31.4%          31.4%        29.8%
Operating income margin(5) ..................       10.8%       10.3%       8.8%       9.0%           8.8%         8.3%
Adjusted operating income margin(6) .........        8.7%        8.4%       9.2%       9.4%           9.2%        --

Adjusted operating income(6) ................  $  43,680    $ 46,828   $ 53,677   $ 63,996       $ 71,628   $     --
EBITDA(7) ...................................     64,300      67,861     62,638     75,083         83,279      108,948
Depreciation and amortization ...............      9,065       9,259      9,997     12,816         14,181       18,238
Capital expenditures ........................      7,631       8,503     19,706     28,638         26,096       31,964
Ratio of EBITDA to interest expense .........       2.0x        1.8x       1.5x       1.7x           1.8x         2.8x
Ratio of total debt to EBITDA ...............       4.8x        5.1x       5.6x       5.1x           3.6x         3.2x
Ratio of earnings to fixed charges(8) .......       1.5x        1.4x       1.2x       1.3x           1.4x         1.9x

STORE DATA:(9)
Comparable store sales growth:
     Bealls/Stage(10) .......................        5.1%        7.2%       4.8%       3.3%           5.1%        --
     Palais Royal ...........................       (9.8)%       0.8%       1.7%       1.4%           0.7%        --
     Total Company(11) ......................        1.8%        6.3%       4.1%       0.8%(12)       3.3%        --
Net sales per selling square foot:
     Bealls/Stage(10) .......................  $     118    $    129   $    138   $    142       $    141   $     --
     Palais Royal ...........................        191         200        205        203            202         --
     Total Company(11) ......................        138         149        157        157            151         --
Total selling square footage (in
         thousands)(13) .....................      3,418       3,472      3,516      4,581          5,677        8,653
Number of stores open at end of
        period(13) ..........................        175         180        188        256            315          539

BALANCE SHEET DATA (AT END OF
     PERIOD):
Working capital......................................................................................................
Total assets.........................................................................................................
Long-term debt.......................................................................................................
Stockholders' equity.................................................................................................
                                                        THREE MONTHS ENDED
                                                 --------------------------------
                                                                           PRO
                                                                          FORMA
                                                  May 4,     May 3,       May 3,
                                                   1996       1997         1997
                                                 --------   ---------    --------
                                           (IN THOUSANDS, EXCEPT STORE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales ...................................    $163,177   $ 191,512    $255,799
Gross profit ................................      52,081      61,925      75,063
Selling, general and administrative
     expenses ...............................      35,965      41,258      52,848(4)
Store opening and closure costs .............          71         143         143
Operating income(5) .........................      16,045      20,524      22,072
Interest, net ...............................      11,588       8,942       9,479
Income before extraordinary item ............       2,652       7,094       7,669

MARGIN AND OTHER DATA:
Gross profit margin .........................        31.9%       32.3%       29.3%
Operating income margin(5) ..................         9.8%       10.7%        8.6%
Adjusted operating income margin(6) .........         8.6%       10.0%       --


Adjusted operating income(6) ................    $ 14,033   $  19,221    $   --
EBITDA(7) ...................................      19,320      24,303      26,637
Depreciation and amortization ...............       3,149       3,620       4,406
Capital expenditures ........................       6,449       9,097      10,611
Ratio of EBITDA to interest expense .........        1.6x        2.7x        2.8x
Ratio of total debt to EBITDA ...............        --          --          --
Ratio of earnings to fixed charges(8) .......        1.3x        2.0x        1.9x

STORE DATA:(9) Comparable store sales growth:
     Bealls/Stage(10) .......................         7.4%        7.1%       --
     Palais Royal ...........................         7.7%       (3.1)%      --
     Total Company(11) ......................         7.4%        5.0%       --
Net sales per selling square foot:

     Bealls/Stage(10) .......................    $   --     $    --      $   --
     Palais Royal ...........................        --          --          --
     Total Company(11) ......................        --          --          --
Total selling square footage (in
         thousands)(13) .....................       4,753       5,814       8,877
Number of stores open at end of
        period(13) ..........................         267         327         565

BALANCE SHEET DATA (AT END OF
     PERIOD):
Working capital................................             $ 238,050   $288,310
Total assets...................................               515,193    661,288
Long-term debt.................................               298,599    351,530
Stockholders' equity...........................                99,384    154,907

                          NOTES TO SUMMARY CONSOLIDATED
         HISTORICAL AND PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

(1) During 1993, the Company completed: (i) the refinancing of its existing debt and preferred stock (the "1993 Financing"); and (ii) a cash distribution (the "Distribution") to the Company's stockholders. As a result of the 1993 Financing, the Company recorded an after-tax extraordinary charge of $16.2 million. Pursuant to the Distribution, the Company issued the Senior Discount Debentures which were sold at a discount of approximately $69.1 million. Substantially all of the $80.0 million in proceeds from the issuance of the Senior Discount Debentures were used to make the Distribution.

(2) 1995 includes 53 weeks. Comparable store sales growth and net sales per selling square foot for 1995 have been determined based on a comparable fifty-two week period.

(3) The net proceeds of the IPO were used primarily to retire the Senior Discount Debentures. In addition, the Company replaced its working capital facility during January 1997. As a result of these transactions, the Company recorded an extraordinary charge of $16.1 million, net of applicable income taxes of $9.8 million.

(4)     Includes store opening and closure costs for CR Anthony.

(5) Operating income and operating income margin decreased during 1994 compared to 1993 due primarily to the impact of the implementation of an accounts receivable securitization program (the "Accounts Receivable Program") (see Note 3 to the Company's Consolidated Financial Statements and Note 6 below), combined with a $5.2 million provision associated with the closure of a majority of the stores operated under the Fashion Bar name (the "Store Closure Plan"). See Note 5 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(6) Adjusted operating income represents operating income adjusted to eliminate store opening and closure costs, and the impact on operating income of the Company's proprietary credit card program (including the Accounts Receivable Program).

                                                                                                                  THREE MONTHS
                                                                  FISCAL YEAR                                         ENDED
                                               -----------------------------------------------------------   ----------------------
                                                                                                               MAY 4,       MAY 3,
                                                 1992         1993         1994         1995         1996      1996          1997
                                               --------     --------     --------     --------     -------    --------     --------
Operating income ..........................    $ 54,622     $ 57,372     $ 50,957     $ 61,486     $68,570    $ 16,045     $ 20,524
Store opening and closure costs ...........         120          199        5,647        3,689       2,838          71          143

(Income)/expense related to the
proprietary credit card program ...........     (11,062)     (10,743)      (2,927)      (1,179)        220      (2,083)      (1,446)
                                               --------     --------     --------     --------     -------    --------     --------
Adjusted operating income .................    $ 43,680     $ 46,828     $ 53,677     $ 63,996     $71,628    $ 14,033     $ 19,221
                                               --------     --------     --------     --------     -------    --------     --------

        The impact of the Company's proprietary credit card program (including the Accounts Receivable Program) is reflected in the Company's selling, general and administrative expenses and is calculated as: (i) service charge income less (ii) servicing costs, bad debt costs and return to certificateholders less (iii) the increase (or plus a decrease) in the fair value of the Retained Certificates (see Note 1 to the Company's Consolidated Financial Statements).

        Although adjusted operating income and adjusted operating income margin do not represent operating income or any other measure of financial performance under generally accepted accounting principles, the Company believes they are helpful in understanding the profitability of the Company's retailing operations prior to the impact of its credit card program, the Accounts Receivable Program and store opening and closure costs.

(7) EBITDA represents income before extraordinary loss plus income tax expenses, interest expense, depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Similarly to operating income, EBITDA decreased during 1994 compared to 1993 due primarily to the impact of the implementation of the Accounts Receivable Program. See Note 5 above.

(8) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes and extraordinary loss, plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense (deemed by management to be representative of the interest factor of rental payments).

(9) Sales are considered comparable after a store has been in operation fourteen months. Net sales per selling square foot are calculated for stores open the entire year. Store data exclude the Fashion Bar stores included in the Store Closure Plan.

(10) Excludes for all the periods presented the six Bealls stores located on the border of Mexico which were adversely affected by the peso devaluation in 1994. Comparable stores sales growth and net sales per selling square foot for Bealls/Stage including these stores were:

                                                                                                                     THREE MONTHS
                                                                  FISCAL YEAR                                            ENDED
                                                         ------------------------------------------------------    -----------------
                                                                                                                   MAY 4,    MAY 3,
           BEALLS/STAGE                                   1992        1993        1994        1995        1996      1996      1997
                                                         ------      ------      ------      ------      ------    ------    ------
Comparable store sales growth ......................        6.7%        7.7%        4.6%        0.2%        5.1%      7.2%      7.3%
Net sales per selling square foot ..................     $  125      $  137      $  146      $  145      $  141    $  --     $  --

(11) Total Company comparable store sales growth and net sales per selling square foot including the stores which were part of the Store Closure Plan were as follows:

                                                                                                                     THREE MONTHS
                                                                  FISCAL YEAR                                            ENDED
                                                         ------------------------------------------------------   -----------------
                                                                                                                   MAY 4,    MAY 3,
           TOTAL COMPANY                                  1992        1993        1994        1995     1996        1996      1997
                                                         ------      ------      ------      ------   ------      ------    ------
Comparable store sales growth ......................        1.8%        5.4%        3.2%        0.5%     3.3%        6.5%      5.0%
Net sales per selling square foot ..................     $  138      $  143      $  151      $  150   $  151      $  --     $  --

(12) Excluding the six Bealls stores located on the border of Mexico which were adversely affected by the peso devaluation in 1994, total Company comparable store sales growth for 1995 would have been 3.0%.

(13) Excludes data related to the stores which were included in the Store Closure Plan. Data are as of the end of the period.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY PRIOR TO MAKING AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

SUBSTANTIAL LEVERAGE

         The Company incurred significant debt in connection with the Refinancing. As of May 3, 1997, after giving pro forma effect to the Acquisition and the Refinancing and the application of the net proceeds thereof, the Company would have had outstanding indebtedness of $354.2 million in principal amount (including the Exchange Notes and excluding trade payables, accrued liabilities and unused commitments under the New Credit Agreement). The Company's leveraged financial position poses substantial consequences to holders of the Exchange Notes, including the risks that: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the interest of the Exchange Notes and the payment of principal and interest under the indebtedness of the Company; (ii) the Company's highly leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions; (iii) the Company's highly leveraged financial position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures;
(iv) to the extent that the Company incurs any indebtedness under the New Credit Agreement, which indebtedness will be at variable rates, the Company will be vulnerable to increases in interest rates; (v) the certificates outstanding under the Accounts Receivable Program bear interest at floating rates which results in the Company being vulnerable to higher interest rates; and (vi) the Company's flexibility in planning for or reacting to changes in market conditions may be limited. The Company believes that, based on its current level of operations, it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements. There can be no assurance, however, that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future debt agreements, including the Indentures and the New Credit Agreement, may prohibit the Company from adopting any of these alternatives. See "The Refinancing," "Capitalization," "Unaudited Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of New Credit Agreement" and "Description of the Exchange Notes."

SUBORDINATION OF SENIOR SUBORDINATED EXCHANGE NOTES; UNSECURED EXCHANGE NOTES; GUARANTIES

         The Senior Subordinated Exchange Notes are subordinated in right of payment to all present and future Senior Debt of the Company, including principal, premium (if any) and interest with respect to the Senior Debt of the Company under the New Credit Agreement. The Senior Subordinated Exchange Notes rank PARI PASSU with all present and future senior subordinated indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. As of May 3, 1997, after giving pro forma effect to the Acquisition and the Refinancing, Senior Debt of the Company (including the Senior Exchange Notes and amounts outstanding under the New Credit Agreement) would have been approximately $201.7 million in principal amount and Senior Subordinated Debt of the Company (including the Senior Subordinated Exchange Notes) would have been approximately $100.0 million in principal amount. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations of the Senior Subordinated Exchange Notes only after all Senior Debt of the Company has been paid in full. In addition, no payment may be made with respect to the Senior Subordinated Exchange Notes during the continuance of a payment default under any Designated Senior Debt (as defined). Furthermore, if certain non-payment defaults exist with respect to Designated Senior Debt, the holders of such debt will be able to prevent payments on the Senior Subordinated Exchange Notes for certain periods of time. There can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Senior Subordinated Exchange Notes. See "Description of the Exchange Notes--Ranking."

         Stage and Specialty NV unconditionally guarantee the Senior Exchange Notes on a senior basis and unconditionally guarantee the Senior Subordinated Exchange Notes on a senior subordinated basis. Stage is a holding company that derives substantially all of its operating income and cash flow from SRI and whose only material asset is the outstanding shares of common stock of SRI. Accordingly, Stage is dependent upon the earnings and cash flow of, and dividends and distributions from, SRI to perform on its guarantees of the Exchange Notes. Specialty NV's only material asset is an intercompany note payable from SRI to Specialty NV in the amount of $136.7 million as of June 26, 1997. Specialty NV has no material liabilities other than its guarantees of the Exchange Notes. In addition, the Indentures provide that any entity that becomes a Restricted Subsidiary of Stage or SRI after the Exchange Notes are issued will guarantee the Exchange Notes jointly and severally with Stage and Specialty NV. The claims of creditors (including trade creditors) of any subsidiaries of the Company that are not guarantors of the Exchange Notes will generally have priority as to the assets of such subsidiaries over the claims of holders of the Exchange Notes. As of May 3, 1997, after giving pro forma effect to the Acquisition and the Refinancing, the amount of liabilities of such subsidiaries (consisting of Debt and payables) would have been approximately $34.1 million.

         The Exchange Notes are also unsecured and are effectively subordinated to any secured indebtedness of the Company. The indebtedness outstanding under the New Credit Agreement is secured by liens on certain assets of the Company and the pledge of SRPC's common stock and the stock of all existing future material subsidiaries of Stage and SRI. The ability of the Company to comply with the provisions of the New Credit Agreement may be affected by events beyond the Company's control. The breach of any such provisions could result in a default under the New Credit Agreement, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the New Credit Agreement, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments of interest and principal on the Exchange Notes until the default is cured or all Senior Debt is paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against the collateral. If the indebtedness under the New Credit Agreement were accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Description of New Credit Agreement" and "Description of the Exchange Notes--Ranking."

RESTRICTIONS IMPOSED BY THE NEW CREDIT AGREEMENT AND THE INDENTURES

         The New Credit Agreement requires the Company to maintain specified financial ratios and tests, among other obligations, including a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a maximum leverage ratio and maximum amounts of capital expenditures (excluding expenditures for acquisitions). In addition, the New Credit Agreement restricts, among other things, the Company's ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. A failure to comply with the restrictions contained in the New Credit Agreement could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Indentures relating to the Exchange Notes. In addition, the Indentures restrict, among other things, the Company's ability to incur additional indebtedness, sell assets, make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions in the Indentures could result in an event of default under the Indentures. If the indebtedness under the New Credit Agreement or the Exchange Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of New Credit Agreement" and "Description of the Exchange Notes."

FUTURE GROWTH STRATEGY

         Key components of the Company's growth strategy are to: (i) continue to identify and acquire new store locations where the Company believes it can operate profitably; and (ii) identify and consummate strategic acquisitions (including the Acquisition). Such expansions and acquisitions could be material in size and cost. The Company's ability to achieve its expansion plans is dependent upon many factors, including the availability and permissibility under restrictive covenants of financing, general and market specific economic conditions, the identification of suitable markets, the availability and leasing of suitable sites on acceptable terms, the hiring, training and retention of qualified management and other store personnel, the integration of new stores and inventory procedures into the Company's management information systems and operations and the capability of the Company's existing distribution system to accommodate newly acquired stores. As a result, there can be no assurance that the Company will be able to achieve its targets for opening new stores (including acquisitions) or that such new stores will operate profitably when opened or acquired. The Company's growth strategy may significantly expand the Company's capital expenditure and working capital requirements, and the Company's ability to meet such requirements may be adversely affected by the Company's level of indebtedness and the restrictive covenants contained therein, especially in periods of economic downturn. See "Business."

ACQUISITION OF CR ANTHONY

         The integration and consolidation of CR Anthony will require substantial management, financial and other resources and may pose risks with respect to sales, customer service and market share. For example, the Company will need to sell a substantial amount of existing inventory in CR Anthony stores at discounted prices, expend capital to remodel the stores in a manner more consistent with the Company's existing format and integrate the CR Anthony stores' operating procedures into the Company's management information systems process and operations. The Acquisition is significantly larger than any acquisition the Company has previously made and, while the Company believes that it has sufficient financial and management resources to accomplish the integration of CR Anthony, there can be no assurance in this regard that the Company will not experience difficulties with customers, personnel, assignments of leases or obtaining other required consents, or other factors. Although the Company believes that the Acquisition will enhance the competitive position and business prospects of the Company, there can be no assurance that such benefits, including, without limitation, expected cost savings, revenue enhancement and margin improvement, will be realized or that the combination of the Company and CR Anthony will be successful. See "The Acquisition."

ECONOMIC AND MARKET CONDITIONS; SEASONALITY

         Substantially all of the Company's operations are located in the central United States. In addition, many of the Company's stores are situated in small towns and rural environments that are substantially dependent upon the local economy. The retail apparel business is dependent upon the level of consumer spending, which may be adversely affected by an economic downturn or a decline in consumer confidence. An economic downturn, particularly in the central United States and any state (such as Texas) from which the Company derives a significant portion of its net sales, could have a material adverse effect on the Company's business and financial condition. The Company currently has sixteen stores located near the Texas-Mexico border and has plans to open several additional stores in that region. Economic conditions in Mexico, particularly the significant devaluation of the Mexican peso, adversely affected sales during 1995. Deterioration of the economic conditions in Mexico in the future could adversely affect the Company's sales.

         The Company's success depends in part upon its ability to anticipate and respond to changing consumer preferences and fashion trends in a timely manner. Although the Company attempts to stay abreast of emerging lifestyle and consumer preferences affecting its merchandise, any sustained failure by the Company to identify and respond to such trends could have a material adverse effect on the Company's business and financial condition.

         The Company's business is seasonal and its quarterly sales and profits traditionally have been lower during the first three fiscal quarters of the year (February through October) and higher during the fourth fiscal quarter (November through January). In addition, working capital requirements fluctuate throughout the year, increasing substantially in October and November in anticipation of the holiday season due to requirements for significantly higher inventory levels. Any substantial decrease in sales or profitability for the last three months of the year could have a material adverse effect on the Company's business and financial condition.

COMPETITION

         The retail apparel business is highly competitive. Although competition varies widely from market to market, the Company faces substantial competition from national, regional and local department and specialty stores, particularly in higher populated markets (such as Houston) where approximately 19% of the Company's sales are generated. Some of the Company's competitors are considerably larger than the Company and have substantially greater financial and other resources. Although the Company currently offers branded merchandise not available at certain other retailers (including large national discounters) in its small market stores, there can be no assurance that existing or new competitors will not begin to carry similar branded merchandise, which could have a material adverse effect on the Company's business and financial condition. In addition, there can be no assurance that new competitors will not enter the Company's existing markets.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company depends to a large extent on its executive management team, including the Company's Chairman, President and Chief Executive Officer, Carl Tooker. Although the Company has entered into employment agreements with each of the Company's executive officers, it is possible that members of executive management may leave the Company, and such departures could have a material adverse effect on the Company's business and financial condition. The Company does not maintain key-man life insurance on any of its executive officers. See "Management--Directors and Executive Officers."

CONSUMER CREDIT RISKS

         PRIVATE LABEL CREDIT CARD PORTFOLIO. Sales under the Company's private label credit card program represent a significant portion of the Company's business. In recent years, there have been substantial increases in the rate of charge-offs on the Company's accounts receivable. To date, aggregate increases in finance and service charges have offset a significant portion of the increases in charge-offs. However, further deterioration in the quality of the Company's accounts receivable portfolio or any adverse changes in laws regulating the granting or servicing of credit (including late fees and the finance charges applied to outstanding balances), could have a material adverse effect on the Company's business and financial condition. There can be no assurance that the rate of charge-offs on the Company's accounts receivable portfolio will not increase further or that increases in finance charges and late fee collections will continue to offset any such increases in charge-offs.

         ACCOUNTS RECEIVABLE PROGRAM. The Company currently securitizes substantially all of the receivables derived from its proprietary credit card accounts through the Accounts Receivable Program. Under this program, the Company causes such receivables to be transferred to the Trust, which from time to time issues certificates to investors backed by such receivables. The Accounts Receivable Program has provided the Company with substantially more liquidity (through the issuance and sale of such certificates) than it would have had without this program. There can be no assurance that the Company will be able to continue to securitize its receivables in this manner. There can be no assurance that receivables will continue to be generated by credit card holders, or that new credit card accounts will continue to be established at the rate historically experienced by the Company. Any decline in the generation of receivables or in the rate or pattern of cardholder payments on accounts could have a material adverse effect on the Company's business and financial condition. In addition, significant increases in the floating rates paid on investor certificates and/or significant deterioration in the performance of the Company's receivables portfolio could trigger an early repayment requirement, which could materially adversely affect liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         INTEREST RATE RISK. Although the Company is protected to a certain extent by interest rate caps, investors in the receivables-backed certificates of the Trust receive interest payments on such certificates based on a floating rate. If the interest rate on these certificates increases, the Company's operating results could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

         INTEGRATION OF CR ANTHONY PRIVATE LABEL CREDIT CARD PROGRAM. Prior to the Acquisition, CR Anthony sold all its private label credit card accounts receivable to Citicorp Retail Services, Inc. ("Citicorp") pursuant to a Retail Credit Services Agreement. Pursuant to this agreement, Citicorp has the right to purchase all sales under the CR Anthony private label credit card program. The Company and Citicorp have reached an agreement in principle to terminate this agreement effective September 11, 1997. Under the pending termination agreement, the Company will pay Citicorp a termination fee. Additionally, the Company will repurchase any outstanding accounts receivable on the termination date at their face value. The Company intends to incorporate the accounts receivable into the Accounts Receivable Program. There can be no assurance that the Company will be successful in incorporating the accounts receivable purchased from Citicorp into the Accounts Receivable Program on a timely basis. CR Anthony had historically been less successful than the Company in generating sales on its private label credit card and there can be no assurance that the Company will be successful in increasing the penetration of its private label credit card usage in the stores acquired, or that such customers will be of acceptable credit risk to the Company.

LIMITATIONS ON CHANGE OF CONTROL

         In the event of a Change of Control, the Company will be required to make an offer for cash to repurchase the Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date. A Change of Control will result in an event of default under the New Credit Agreement and may result in a default under other indebtedness of the Company that may be incurred in the future. The New Credit Agreement will prohibit the purchase of outstanding Exchange Notes prior to repayment of the borrowings under the New Credit Agreement and any exercise by the holders of the Exchange Notes of their right to require the Company to repurchase the Exchange Notes will cause an event of default under the New Credit Agreement. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Exchange Notes upon a Change of Control. See "Description of the Exchange Notes--Change of Control."

ABSENCE OF PUBLIC MARKET

         Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the company within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. SRI does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National

Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

         If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, SRI's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors including the financial condition of SRI, the Exchange Notes may trade at a discount from their principal amount.

EXCHANGE OFFER PROCEDURES

         Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after a timely receipt by SRI of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. SRI is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution" and "The Exchange Offer."

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

         Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Notes which remain outstanding will not be entitled to any rights to have such Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. To the extent that Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Notes could be adversely affected.

                                THE ACQUISITION

         On June 26, 1997, the Company acquired CR Anthony by merging CR Anthony with and into SRI. CR Anthony operated 248 brand name family apparel stores in small markets as of June 25, 1997 under the names "Anthonys" and "Anthonys Limited." The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under the "Stage" and "Bealls" trade names during the remainder of 1997 and 1998. The Acquisition is expected to strengthen the Company's position as a leading retailer of national brand name apparel in small markets throughout the central and midwestern United States where CR Anthony had been operating for over 70 years. For the fiscal year ended February 1, 1997, CR Anthony's net sales and EBITDA were $288.4 million and $14.0 million, respectively. See CR Anthony's Consolidated Financial Statements.

         Similar to the Company, CR Anthony's operating strategy was to offer brand name apparel and footwear for the entire family at competitive prices. The stores acquired are located in 16 states, with the highest concentrations in Texas, Oklahoma, Kansas and New Mexico. The majority of the stores acquired are located in rural communities with populations under 30,000 and are between 8,000 and 23,100 selling square feet in size, with 92 stores that are less than 10,000 selling square feet.

         The Company believes that the Acquisition is consistent with its growth strategy to expand as a retailer of moderately priced, national brand name apparel into underserved, small markets through both organic store development and strategic acquisitions. The Acquisition provides an opportunity for the Company to accelerate its expansion program in existing markets and expand its presence in new markets. The Company believes that the Acquisition is attractive because: (i) the stores acquired are located in states which are the same as or are contiguous to states in which the Company currently operates; (ii) there are a relatively small number of markets in which the two companies directly overlapped; (iii) a majority of the stores acquired are in markets which fit the Company's demographic profile; and (iv) a majority of the stores acquired are comparable in size to the Company's stores in similar markets.

         The addition of the CR Anthony stores not only expanded the geographic reach of the Company, but the Company believes there will be meaningful synergies between the Company and CR Anthony including: (i) central overhead cost savings; (ii) CR Anthony revenue enhancement opportunities; and (iii) CR Anthony gross margin improvement opportunities. The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under the "Stage" and "Bealls" trade names during the remainder of 1997 and 1998. The Company expects to realize the aforementioned synergies once the integration and conversion process is substantially complete.

         COST SAVINGS. The Company has formally adopted a detailed integration plan to absorb CR Anthony's general office functions, including accounting, data processing, merchandising, personnel and distribution into similar functions provided by the Company (the "CR Anthony Integration Plan"). The Company believes that the central overhead cost savings from the CR Anthony Integration Plan should be approximately $10 million per year once the operations are fully integrated.

         REVENUE ENHANCEMENTS. The Company generates significantly greater sales productivity than CR Anthony. In 1996, on a sales per square foot basis, the Company's stores generated sales of $151 per square foot ($141 per square foot for its small market stores) versus sales of $99 per square foot for all CR Anthony stores. The Company expects to increase sales per square foot in CR Anthony stores through a variety of measures including: (i) increasing sales of women's apparel, an area in which CR Anthony was historically less focused; (ii) introducing and expanding cosmetics, fragrance and accessories departments which CR Anthony did not offer in many of its stores; (iii) improving the acquired stores' overall merchandise selection based on the Company's experience and strong vendor relationships; (iv) emphasizing sales on the Company's private label credit card, which was underutilized by CR Anthony; and (v) extending store hours of operation in certain markets to conform with the Company's standard practice.

         GROSS MARGIN IMPROVEMENTS. The Company expects to improve the gross margin in the stores acquired (which was 24.5% for CR Anthony in 1996, calculated on a basis comparable to Stage, versus 31.4% for the Company in 1996) by: (i) adjusting the merchandise mix to emphasize higher margin categories within women's, men's and children's; (ii) introducing and expanding high margin areas such as fragrances, cosmetics and accessories; and (iii) improving upon the prices at which CR Anthony was able to buy merchandise from certain vendors.

         Based on the Stage Average Closing Price of $20.04, the total value of the Acquisition, net of cash acquired, was approximately $95.8 million, including the retirement of approximately $22.4 million of CR Anthony debt. Under the terms of the agreement, the Company acquired the common stock of CR Anthony for a value of $8.00 per share. The form of consideration was 100% Common Stock with Stage issuing approximately 3,607,000 shares of Common Stock in exchange for 9,035,645 shares of CR Anthony common stock (0.399 shares of Common Stock in exchange for each issued and outstanding share of common stock of CR Anthony, other than shares held by persons exercising dissenter's rights in accordance with Section 1091 of the Oklahoma General Corporation Act, subject to the adjustment provided for under the agreement). The Acquisition was structured as a merger with CR Anthony merging with and into SRI and SRI surviving with all its rights, privileges, powers and franchises unaffected by the merger. The separate corporate existence of CR Anthony ceased to exist. The "Stage Average Closing Price" was the average closing price expressed in dollars per share of Common Stock quoted on the NASDAQ National Market System for the ten trading days selected by lot by CR Anthony and Stage out of the twenty consecutive trading days prior to and including the fifth day preceding the closing of the Acquisition.

                                 THE REFINANCING

         The Offering was made in connection with the Tender Offers, completed June 17, 1997, to purchase for cash up to all (but not less than a majority in principal amount outstanding) of each of the Existing Senior Notes and Existing Senior Subordinated Notes, and the related Consent Solicitations of consents to modify certain terms under which the Existing Notes were issued. The gross proceeds from the Offering of $299.7 million were used to fund the Tender Offers and Consent Solicitations, to pay fees and expenses related to the Offering, the Tender Offers and related Consent Solicitations, and for general corporate purposes. Concurrently with the Offering, the Company entered into the New Credit Agreement. The New Credit Agreement provides for the $100.0 million Working Capital Facility and the $100.0 million Expansion Facility. See "Description of New Credit Agreement."

         The Company believes the Refinancing provides it with a more flexible permanent capital structure which: (i) increases the Company's working capital facilities to support its operations; (ii) extends the average maturities of the Company's debt; (iii) lowers the Company's weighted average cost of borrowing; and (iv) provides increased financial flexibility to allow the Company to continue to implement its growth strategy. As of May 3, 1997, on a pro forma basis after giving effect to the Refinancing, indebtedness of the Company (including the Notes and amounts outstanding under the New Credit Agreement) would have been $354.2 million in principal amount.

         The Company's existing revolving credit facilities (the "Existing Credit Agreements") were terminated in connection with the Offering. The Existing Credit Agreements provided for a base borrowing (the "Base Facility") level of $50.0 million (at an interest rate of 9.5%), additional seasonal borrowings (the "Seasonal Facility") of $10.0 million (at a current interest rate of 9.5%) and a letter of credit facility of an additional $15.0 million for a total commitment of $75.0 million. As of May 3, 1997, no borrowings were outstanding under the Base Facility or the Seasonal Facility and $12.4 million of the letter of credit facility in the Existing Credit Agreements was used to collateralize letters of credit, which were replaced with letters of credit under the New Credit Agreement.

         The Exchange Offer results in no sources or uses of cash to the Company.

                                 USE OF PROCEEDS

         The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer.

                                 CAPITALIZATION

         The following table sets forth the historical consolidated capitalization of the Company at May 3, 1997 and adjusted to give pro forma effect to the Acquisition and the Refinancing. This presentation should be read in conjunction with the Company's "Selected Consolidated Historical Financial and Operating Data," the "Unaudited Pro Forma Combined Financial Data" and the Company's Consolidated Financial Statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                                              MAY 3, 1997
                                                                    ---------------------------
                                                                      STAGE
                                                                     STORES         ACQUISITION      REFINANCING
                                                                    HISTORICAL      ADJUSTMENTS (1)  ADJUSTMENTS       PRO FORMA
                                                                    ----------      -----------      -----------       ---------
                                                                                         (IN THOUSANDS)
Long-term debt, including current portion:
        Existing Credit Agreements .........................         $   --           $  --           $    --           $   --
        New Credit Agreement ...............................             --              --                --               --
        Existing Senior Notes ..............................          130,000            --            (130,000)            --
        Existing Senior Subordinated Notes,
          net of discount of $1,564 ........................          116,729            --            (116,729)            --
        Senior Notes .......................................             --              --             200,000          200,000
        Senior Subordinated Notes, net of
          discount of $340 ...................................           --              --              99,660           99,660
        SRPC Notes ...........................................         30,000            --                --             30,000
        Other debt ...........................................         24,517            --                --             24,517
                                                                     --------         -------         ---------         --------
               Total long-term debt ........................          301,246            --              52,931          354,177

        Stockholders' equity ...............................           99,384          72,285           (16,762)(2)      154,907
                                                                     --------         -------         ---------         --------
               Total capitalization ........................         $400,630         $72,285         $  36,169         $509,084
                                                                     ========         =======         =========         ========

--------------------
(1) Reflects the Stage Average Closing Price of $20.04, which resulted in approximately 3,607,000 shares of Common Stock being issued in exchange for 9,035,645 shares of CR Anthony common stock (0.399 shares of Common Stock for each share of CR Anthony common stock).

(2) Reflects non-recurring charges, net of tax, in connection with the early retirement of the Existing Notes, the replacement of the Existing Credit Agreements and the write-off of related debt issue costs.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

         The following table sets forth selected consolidated historical financial and operating data of the Company for the periods indicated. The Company's selected consolidated historical financial data were derived from the Company's Consolidated Financial Statements. The data for the unaudited three-month periods ending May 4, 1996 and May 3, 1997, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods. The Company's business is seasonal and the results of operations for these three-month periods are not necessarily indicative of the results expected for a complete fiscal year or any other interim period. The information in the table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, included elsewhere in this Prospectus.

                                                                  FISCAL YEAR                                 THREE MONTHS ENDED
                                               ---------------------------------------------------------   ------------------------
                                                 1992        1993(1)     1994       1995(2)      1996(3)   MAY 4, 1996  MAY 3, 1997
                                               ---------   ---------   ---------   ---------   ---------    ---------    ---------
                                                                (IN THOUSANDS, EXCEPT STORE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales ...................................  $ 504,401   $ 557,422   $ 581,463   $ 682,624   $ 776,550    $ 163,177    $ 191,512
Cost of sales and related buying, occupancy
     and distribution expenses ..............    350,136     384,843     398,659     468,347     532,563      111,096      129,587
                                               ---------   ---------   ---------   ---------   ---------    ---------    ---------
Gross profit ................................    154,265     172,579     182,804     214,277     243,987       52,081       61,925
Selling, general and administrative expenses      99,523     115,008     126,200     149,102     172,579       35,965       41,258

Store opening and closure costs .............        120         199       5,647       3,689       2,838           71          143
                                               ---------   ---------   ---------   ---------   ---------    ---------    ---------
Operating income(4) .........................     54,622      57,372      50,957      61,486      68,570       16,045       20,524
Interest, net ...............................     31,771      36,377      40,010      43,989      45,954       11,588        8,942
Other non-operating expense .................      2,276        --          --          --          --           --           --
                                               ---------   ---------   ---------   ---------   ---------    ---------    ---------
Income before income tax and
extraordinary item ..........................     20,575      20,995      10,947      17,497      22,616        4,457       11,582
Income tax expense ..........................      8,340       7,569       4,317       6,767       8,594        1,805        4,488
                                               ---------   ---------   ---------   ---------   ---------    ---------    ---------
Income before extraordinary item ............     12,235      13,426       6,630      10,730      14,022        2,652        7,094

Extraordinary item ..........................       --       (16,208)       (308)       --       (16,081)        --           --
                                               ---------   ---------   ---------   ---------   ---------    ---------    ---------
Net income ..................................  $  12,235   $  (2,782)  $   6,322   $  10,730   $  (2,059)   $   2,652    $   7,094
                                               =========   =========   =========   =========   =========    =========    =========
Earnings (loss) per common share ............  $    0.82   $   (0.41)  $    0.51   $    0.84   $   (0.13)   $    0.21    $    0.30
                                               =========   =========   =========   =========   =========    =========    =========
MARGIN AND OTHER DATA:
Gross profit margin .........................       30.6%       31.0%       31.4%       31.4%       31.4%        31.9%        32.3%
Operating income margin(4) ..................       10.8%       10.3%        8.8%        9.0%        8.8%         9.8%        10.7%
Adjusted operating income margin(5) .........        8.7%        8.4%        9.2%        9.4%        9.2%         8.6%        10.0%
Adjusted operating income(5) ................  $  43,680   $  46,828   $  53,677   $  63,996   $  71,628    $  14,033    $  19,221
EBITDA(6) ...................................     64,300      67,861      62,638      75,083      83,279       19,320       24,303
Depreciation and amortization ...............      9,065       9,259       9,997      12,816      14,181        3,149        3,620
Capital expenditures ........................      7,631       8,503      19,706      28,638      26,096        6,449        9,097
Ratio of EBITDA to interest expense .........       2.0x        1.8x        1.5x        1.7x        1.8x         1.6x         2.7x
Ratio of total debt to EBITDA ...............       4.8x        5.1x        5.6x        5.1x        3.6x         --           --
Ratio of earnings to fixed charges(7) .......       1.5x        1.4x        1.2x        1.3x        1.4x         1.3x         2.0x

STORE DATA:(8)
Comparable store sales growth:
    Bealls/Stage(9) .........................        5.1%        7.2%        4.8%        3.3%        5.1%         7.4%         7.1%
    Palais Royal ............................       (9.8)%       0.8%        1.7%        1.4%        0.7%         7.7%        (3.1)%
    Total Company(10) .......................        1.8%        6.3%        4.1%        0.8%(11)    3.3%         7.4%         5.0%
Net sales per selling square foot:
    Bealls/Stage(9) .........................  $     118   $     129   $     138   $     142   $     141    $    --      $    --
    Palais Royal ............................        191         200         205         203         202         --           --
    Total Company(10) .......................        138         149         157         157         151         --           --
Total selling square footage(12) ............      3,418       3,472       3,516       4,581       5,677        4,753        5,814
Number of stores open at end of period ......        175         180         188         256         315          267          327

BALANCE SHEET DATA (AT END OF PERIOD):
    Working capital .........................  $ 214,430   $ 156,782   $ 148,229   $ 170,108   $ 235,219    $ 171,666    $ 238,050
    Total assets ............................    403,824     343,406     366,243     408,254     509,283      403,339      515,193
    Long-term debt ..........................    296,587     347,468     349,775     380,039     298,453      383,667      298,599
    Redeemable preferred stock ..............     17,500        --          --          --          --           --           --
    Stockholders' equity (deficit) ..........     (9,605)    (87,727)    (81,193)    (72,314)     92,266      (69,638)      99,384

                         NOTES TO SELECTED CONSOLIDATED
                     HISTORICAL FINANCIAL AND OPERATING DATA

(1) During 1993, the Company completed the 1993 Financing and the Distribution to the Company's stockholders. As a result of the 1993 Financing, the Company recorded an after-tax extraordinary charge of $16.2 million. Pursuant to the Distribution, the Company issued the Senior Discount Debentures which were sold at a discount of approximately $69.1 million. Substantially all of the $80.0 million in proceeds from the issuance of the Senior Discount Debentures were used to make the Distribution.

(2) 1995 includes 53 weeks. Comparable store sales growth and net sales per selling square foot for 1995 have been determined based upon a comparable fifty-two week period.

(3) The net proceeds of the IPO were used primarily to retire the Senior Discount Debentures. In addition, the Company replaced its working capital facility during January 1997. As a result of these transactions, the Company recorded an extraordinary charge of $16.1 million, net of applicable income taxes of $9.8 million.

(4) Operating income and operating income margin decreased during 1994 compared to 1993 due primarily to the impact of the implementation of the Accounts Receivable Program (see Note 3 to the Company's Consolidated Financial Statements and Note 5 below), combined with a $5.2 million provision associated with the Store Closure Plan. See Note 5 to the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Historical earnings (loss) per common share reflects the impact of a .94727 for 1 reverse stock split of the common stock consummated concurrently with the IPO. Loss per common share for 1993 and 1996 includes the impact of the extraordinary items associated with the 1993 Financing and the IPO, respectively, which reduced earnings per common share by $1.31 and $1.01, respectively.

(5) Adjusted operating income represents operating income adjusted to eliminate store opening and closure costs, and the impact on operating income of the Company's proprietary credit card program (including the Accounts Receivable Program).

                                                                        FISCAL YEAR                            THREE MONTHS ENDED
                                               -----------------------------------------------------------   ----------------------
                                                                                                               MAY 4,       MAY 3
                                                  1992         1993        1994         1995        1996        1996         1997
                                               --------     --------     --------     --------     -------    --------     --------
Operating income ..........................    $ 54,622     $ 57,372     $ 50,957     $ 61,486     $68,570    $ 16,045     $ 20,524
Store opening and closure
costs .....................................         120          199        5,647        3,689       2,838          71          143
(Income)/Expense related to
    proprietary credit card program .......     (11,062)     (10,743)      (2,927)      (1,179)        220      (2,083)      (1,446)
                                               --------     --------     --------     --------     -------    --------     --------
Adjusted operating income .................    $ 43,680     $ 46,828     $ 53,677     $ 63,996     $71,628    $ 14,033     $ 19,221
                                               ========     ========     ========     ========     =======    ========     ========

        The impact of the Company's proprietary credit card program (including the Accounts Receivable Program) is reflected in the Company's selling, general and administrative expenses and is calculated as: (i) service charge income less; (ii) servicing costs, bad debt costs and return to certificateholders less; (iii) the increase (or plus a decrease) in the fair value of the Retained Certificates (see Note 1 to the Company's Consolidated Financial Statements).

        Although adjusted operating income and adjusted operating income margin do not represent operating income or any other measure of financial performance under generally accepted accounting principles, the Company believes they are helpful in understanding the profitability of the Company's retailing operations prior to the impact of its credit card program, the Accounts Receivable Program and store opening and closure costs.

(6) EBITDA represents income before extraordinary loss plus income tax expenses, interest expense, depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Similarly to operating income, EBITDA decreased during 1994 compared to 1993 due primarily to the impact of the implementation of the Accounts Receivable Program. See Note 4 above.

(7) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes and extraordinary loss, plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense (deemed by management to be representative of the interest factor of rental payments).

(8) Sales are considered comparable after a store has been in operation fourteen months. Net sales per selling square foot are calculated for stores open the entire year. Store data exclude the Fashion Bar stores included in the Store Closure Plan.

(9) Excludes for all the periods presented the six Bealls stores located on the border of Mexico which were adversely affected by the peso devaluation in 1994. Comparable stores sales growth and net sales per selling square foot for Bealls/Stage including these stores were:

                                                                           FISCAL YEAR                          THREE MONTHS ENDED
                                                    ------------------------------------------------------     ---------------------
                                                                                                                MAY 4,      MAY 3,
                                                     1992        1993        1994        1995        1996        1996        1997
                                                    -----       -----       -----       -----       -----       -----       -------
BEALLS/STAGE
Comparable store sales growth ...............         6.7%        7.7%        4.6%        0.2%        5.1%        7.2%        7.3%
Net sales per selling square
    foot ....................................       $ 125       $ 137       $ 146       $ 145       $ 141       $ --        $ --

(10) Total Company comparable store sales growth and net sales per selling square foot including the stores which were part of the Store Closure Plan were as follows:

                                                                           FISCAL YEAR                          THREE MONTHS ENDED
                                                    ------------------------------------------------------     ---------------------
                                                                                                                 MAY 4,      MAY 3,
                                                     1992        1993        1994        1995        1996         1996       1997
                                                    -------     -------     -------     -------     -------     -------     -------
TOTAL COMPANY
Comparable store sales
    growth ..................................           1.8%        5.4%        3.2%        0.5%        3.3%      6.5%        5.0%
Net sales per selling square
    foot ....................................       $   138     $   143     $   151     $   150     $   151     $  --       $  --

(11) Excluding the six Bealls stores located on the border of Mexico which were adversely affected by the peso devaluation in 1994, total Company comparable store sales growth for 1995 would have been 3.0%.

(12) Excludes data related to the stores which were included in the Store Closure Plan. Data are as of the end of the period.

                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following unaudited pro forma combined financial data give effect to the Acquisition, the Refinancing, the Uhlmans Acquisition and the retirement of the Senior Discount Debentures with the proceeds from the IPO. The unaudited pro forma financial data are based on the historical consolidated financial statements of the Company, the historical consolidated financial statements for CR Anthony and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined income statements have been prepared as if the Acquisition, the Refinancing, the Uhlmans Acquisition and the retirement of the Senior Discount Debentures with the proceeds from the IPO had occurred at the beginning of each period presented and do not purport to represent what the Company's results of operations actually would have been if each of the aforementioned events had occurred as of the dates indicated or will be for any future periods. The unaudited pro forma combined condensed balance sheet was prepared as if the Acquisition and the Refinancing had occurred on the balance sheet date. The unaudited pro forma financial data are based upon assumptions deemed appropriate by the management of the Company and do not reflect: (i) certain cost savings or improvements in sales volume or gross margin related to the Acquisition which the Company believes could be realized as a result of implementing Stage's merchandising, distribution, credit card and other operational programs; and (ii) certain capital investments required as a result of the Acquisition. The unaudited pro forma combined financial data should be read in conjunction with "Selected Consolidated Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" shown elsewhere in this Prospectus. This pro forma presentation reflects the Stage Average Closing Price of $20.04, which resulted in approximately 3,607,000 shares of Common Stock being issued in exchange for 9,035,645 shares of CR Anthony common stock (0.399 shares of Common Stock for each share of CR Anthony common stock).

                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                           YEAR ENDED FEBRUARY 1, 1997
                (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                                                  HISTORICAL FINANCIAL DATA
                                                   ------------------------ IPO AND UHLMANS
                                                                    CR        ACQUISITION    ACQUISITION    REFINANCING    PRO FORMA
                                                    STAGE        ANTHONY(1)  ADJUSTMENTS(2)  ADJUSTMENTS(3) ADJUSTMENTS(4)  COMBINED
                                                   --------      ----------  --------------  -------------  -------------  ---------
Net sales ......................................   $776,550       $288,392       $ 16,516 (a)   $  --         $--         $1,081,458
Cost of sales and related buying, occupancy
         and distribution expenses .............    532,563        217,719         12,523(b)     (3,317)(e)    --            759,488
                                                   --------       --------       --------       -------       -----       ----------
Gross profit ...................................    243,987         70,673          3,993         3,317        --            321,970
Selling, general and administrative
         expenses ..............................    175,417         60,944       1,821 (c)      (6,394) (f)    --            231,788
                                                   --------       --------       --------       -------       -----       ----------
Operating income ...............................     68,570          9,729          2,172         9,711        --             90,182
Interest, net ..................................     45,954          1,806        (10,071)(d)      --           996(g)        38,685
                                                   --------       --------       --------       -------       -----       ----------
Income before income tax and extraordinary
         item ..................................     22,616          7,923         12,243         9,711        (996)          51,497
Income tax expense (benefit)(5) ................      8,594          3,090          4,652         3,950        (379)          19,907
                                                   --------       --------       --------       -------       -----       ----------
Income before extraordinary item(6) ............   $ 14,022       $  4,833       $  7,591       $ 5,761       $(617)      $   31,590
                                                   --------       --------       --------       -------       -----       ----------
EBITDA .........................................   $ 83,279       $ 14,044       $  2,612       $ 9,013       $--         $  108,948
                                                   --------       --------       --------       -------       -----       ----------
Ratio of earnings to fixed charges .............       1.4x                                                                     1.9x
                                                   --------                                                               ----------
Earnings per common share before
         extraordinary item ....................   $   0.88                                                               $     1.16
                                                   --------                                                               ----------
Weighted average common shares outstanding .....     15,927                                                                   27,331
                                                   --------                                                               ----------

                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                         THREE MONTHS ENDED MAY 3, 1997
                (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                                                   HISTORICAL FINANCIAL DATA
                                                    -----------------------
                                                                    CR       ACQUISITION    REFINANCING    PRO FORMA
                                                     STAGE       ANTHONY(1)  ADJUSTMENTS(3) ADJUSTMENTS(4)  COMBINED
                                                    --------      --------      --------      -----       -----------
Net sales.........................................  $191,512      $ 64,287       $     --       $  --      $  255,799
Cost of sales and related buying, occupancy and
   distribution expenses..........................   129,587        51,966           (817)(e)      --         180,736
                                                    --------      --------       --------       -------    ----------
Gross profit......................................    61,925        12,321            817           --         75,063

Selling, general and administrative
               expenses...........................    41,401        13,459         (1,869)(f)       --         52,991
                                                    --------      --------       --------       -------    ----------
Operating income..................................    20,524        (1,138)         2,686           --         22,072

Interest, net.....................................     8,942           363            --            174 (g)     9,479
                                                    --------      --------       --------       -------    ----------
Income (loss) before income tax and
               extraordinary items................    11,582        (1,501)         2,686          (174)       12,593
Income tax expense (benefit)(5)...................     4,488          (586)         1,088           (66)        4,924
                                                    --------      --------       --------       -------    ----------
Income (loss) before extraordinary item(6)          $  7,094      $   (915)      $  1,598       $  (108)   $    7,669
                                                    ========      ========       ========       =======    ==========
EBITDA............................................  $ 24,303      $   (172)      $  2,506       $    --    $   26,637
                                                    ========      ========       ========       =======    ==========
Ratio of earnings to fixed charges................      2.0x                                                     1.9x
                                                    ========                                               ==========
Earnings per common share before extraordinary item $   0.30                                               $     0.28
                                                    ========                                               ==========
Weighted average common shares outstanding........    23,904                                                   27,511
                                                    ========                                               ==========

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

NOTE 1--CR ANTHONY HISTORICAL FINANCIAL DATA

      Reclassifications have been made to certain historical CR Anthony costs and expenses to reflect a presentation similar to that of Stage. Certain store occupancy expenses (including depreciation) and buying expenses have been reclassified to "Cost of sales and related buying, occupancy and distribution expenses." In its reported financial statements, CR Anthony includes these costs and expenses as "Selling, general and administrative expenses" and as "Depreciation and amortization." Additionally, advertising expenses and depreciation and amortization (not otherwise reclassified to cost of sales) have been included in "Selling, general and administrative expenses."

NOTE 2--IPO AND UHLMANS ACQUISITION

      During 1996, Stage completed the IPO and the related retirement of the Senior Discount Debentures, and the Uhlmans Acquisition. In connection with the Uhlmans Acquisition, the Company completed a consolidation program which absorbed the Uhlmans general office functions, including accounting, data processing, merchandising, personnel, credit and distribution into similar functions provided by the Company (the "Uhlmans Consolidation Program"). As a part of the acquisition agreement with the former stockholders of Uhlmans, the Company paid severance to each individual whose employment terminated as a result of the Uhlmans Consolidation Program. In addition, all leases associated with Uhlmans corporate offices and distribution center have been terminated.

      Although the consolidation of the Uhlmans general office functions took place over a period of three months, the unaudited pro forma combined income statement reflects the elimination of the separate Uhlmans general office expenses assuming the consolidation had been fully implemented at the beginning of the period.

      The accompanying pro forma adjustments for the Uhlmans Acquisition reflect the historical operating results for Uhlmans from February 4, 1996 through June 2, 1996 (representing the period in 1996 prior to the closing of the Uhlmans Acquisition) adjusted for the impact of the Uhlmans Consolidation Program and related financing. The accompanying pro forma adjustments related to the IPO reflect the issuance of 10.75 million shares of Common Stock as well as the retirement of the Senior Discount Debentures.

(a)     Uhlmans pre-acquisition net sales
(b) Adjustments to cost of sales and related buying, occupancy and distribution expenses as follows:

       Uhlmans pre-acquisition cost of sales and related buying,
          occupancy and distribution expenses.........................  $13,030
       Incremental freight due to use of Stage's distribution center..       99
       Uhlmans pre-acquisition buying and merchandising personnel
          costs eliminated in connection with the Uhlmans.............     (606)
                                                                       --------
          Consolidation Program.......................................  $12,523
                                                                       ========

(c)     Adjustments to selling, general and administrative expenses as follows:

Uhlmans pre-acquisition selling, general and administrative
   expenses...........................................................   $3,482
Amortization of goodwill resulting from the Uhlmans
   Acquisition........................................................      136
Uhlmans pre-acquisition personnel costs eliminated in connection
   with the Uhlmans Consolidation Program.............................   (1,547)
Elimination of a professional service agreement terminated in
   connection with the IPO............................................     (250)
                                                                      ---------

                                                                         $1,821
                                                                      =========

(d)      Adjustments to net interest as follows:

Incremental interest related to the SRPC Notes used to finance the
   Uhlmans Acquisition..............................................     $1,250
Amortization of debt issue costs related to the SRPC Notes..........        189
Elimination of the historical interest expense and amortization of debt issue costs associated with the Senior Discount
   Debentures retired in connection with the IPO....................    (10,956)
Elimination of the Uhlmans pre-acquisition interest expense and
   amortization of debt issue costs.................................       (554)
                                                                      ---------
                                                                      $ (10,071)
                                                                      =========

      The components of the purchase price of the Uhlmans Acquisition, net of cash acquired, were as follows:

   Cash acquired....................................................  $    (887)
   Cash paid to Uhlmans shareholders................................     12,023
   Uhlmans debt retired.............................................
                                                                         16,210
                                                                      ---------
      Total purchase price, net of cash acquired....................
                                                                        $27,346
                                                                      =========

      The purchase price of the Uhlmans Acquisition for accounting purposes was allocated as follows to the assets purchased and the liabilities assumed based upon their fair values:

Current assets, other than cash.................................        $13,923
   Property, equipment and leasehold improvements...............          3,953
   Goodwill.....................................................         17,014
   Other assets.................................................            111
   Liabilities assumed..........................................         (7,655)
                                                                      ---------

   Total purchase price, net of cash acquired...................        $27,346
                                                                     ==========

NOTE 3--THE ACQUISITION

      The Company has formally adopted the CR Anthony Integration Plan to absorb CR Anthony's general office functions, including accounting, data processing, merchandising, personnel and distribution into similar functions provided by the Company. Although the CR Anthony Integration Plan is expected to take place over a period of twelve months, the pro forma combined income statement reflects the elimination of the separate CR Anthony general office and distribution center expenses assuming the consolidation had been fully implemented at the beginning of each period presented.

      As a part of the CR Anthony Integration Plan, the Company has specifically identified the general office employees of CR Anthony who will be terminated as a result of the Acquisition. The Company has contractually agreed to a severance schedule for each of these individuals whose employment will be terminated as a result of the Acquisition.

      The acquisition adjustments are based on estimates of the Company's management and are not necessarily indicative of the level of permanent savings for future periods. These pro forma adjustments only give effect to those amounts that are directly related to the CR Anthony Integration Plan. The actual application by the Company of the CR Anthony Integration Plan could result in different levels of savings from the amounts presented in the pro forma combined income statements.

      The accompanying pro forma combined income statements do not reflect certain cost savings or improvements in sales volume or gross margin related to the Acquisition which the Company believes could be realized as a result of implementing the Company's merchandising, distribution, credit card and other operational programs nor does it reflect approximately $28.5 million of capital expenditures anticipated in the CR Anthony Integration Plan. The Company expects to finance this investment through operating cash flows and borrowings under the New Credit Agreement. If such investment, along with the related financing, had been reflected in the unaudited pro forma combined income statements the incremental depreciation and interest expense would have the following impact:

                                                            1996      1Q 1997
                                                        -----------   --------
Income before income tax and extraordinary item......   $  (3,818)    $  (954)
                                                        ==========    ========
Income before extraordinary item.....................   $  (2,367)    $  (591)
                                                        ==========    ========
Earnings per common share before extraordinary item..   $   (0.09)    $ (0.02)
                                                        ==========    ========

      The application of purchase accounting to the Acquisition results in an excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed. This excess is treated as goodwill. Based upon the strategic positioning of the CR Anthony stores in relation to the Company's growth strategy, the long operating history and historical profitability of these stores, management believes a 40-year amortization period for this goodwill is appropriate.

      The pro forma combined income statements reflect the impact of the CR Anthony Integration Plan as follows (in thousands):

      (e) Adjustments to cost of sales and related buying, occupancy and distribution expenses as follows:

                                                               1996      1Q 1997
                                                               ----      -------
Elimination of rental expense related to
     the closure of CR Anthony's distribution
     center ............................................     $  (477)     $(123)
Elimination of payroll and costs associated
     with the termination of CR Anthony's buying
     staff .............................................      (2,840)      (694)
                                                             -------      -----
                                                             $(3,317)     $(817)
                                                             =======      =====

      (f) Adjustment to selling, general and administrative expenses as follows:

                                                            1996        1Q 1997
                                                            ----        -------
Elimination of CR Anthony's payroll and
     other expenses associated with employees
     who work at the general office which is
     being closed pursuant to the CR Anthony
     Integration Program .............................     $(7,078)     $(2,046)

Amortization of goodwill resulting from the
     Acquisition .....................................         684          177
                                                           -------      -------
                                                           $(6,394)     $(1,869)
                                                           =======      =======

      NOTE 4--REFINANCING ADJUSTMENTS

      (g)   Adjustments to net interest as follows:

                                                           1996         1Q 1997
                                                           ----         -------
Interest expense associated with
     the Refinancing ..............................      $ 27,019       $ 6,755
Amortization of debt issue costs
     associated with the Refinancing ..............         1,617           404
Elimination of interest expense associated
     with the Existing Notes ......................       (26,251)       (6,614)
Elimination of debt issue costs associated
     with the Existing Notes ......................        (1,389)         (371)
                                                         --------       -------
                                                         $    996       $   174
                                                         ========       =======

NOTE 5-- INCOME TAXES

      Pro forma adjustments to record the provision or benefit for income taxes have been made assuming a tax rate of 38%, based upon the statutory federal and state income tax rates. These adjustments result in a pro forma combined effective tax rate of 38.7% and 39.1% for 1996 and the three months ended May 3,1997, respectively.

NOTE 6--NON-RECURRING CHARGES

      In the fiscal quarter in which the Refinancing was consummated (the second quarter of 1997), the Company expects to incur non-recurring charges, net of tax, totaling approximately $16.8 million in connection with the early retirement of the Existing Notes, the replacement of the Existing Credit Agreements and the write-off of related debt issue costs.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  MAY 3, 1997
                                 (IN THOUSANDS)

                                                               HISTORICAL        ACQUISITION
                                                           -------------------     ADJUST-      REFINANCING     PRO FORMA
                                                           STAGE    CR ANTHONY   MENTS(1)(2)    ADJUSTMENTS(3)   COMBINED
                                                           -----    ----------   -----------    --------------   --------
                                ASSETS
Cash and cash equivalents ............................   $  10,017    $  3,649   $(27,121)(a)   $  14,575(h)    $   1,120
Undivided interest in accounts receivable trust ......      65,382       5,286       --              --            70,668
Merchandise inventories ..............................     222,762      86,103       --              --           308,865
Prepaid assets and other current assets ..............      38,240       4,643       --              --            42,883
                                                         ---------    --------   --------       ---------       ---------
Total current assets .................................     336,401      99,681    (27,121)         14,575         423,536

Property, equipment and leasehold improvements, net ..     116,687      17,569       --              --           134,256
Goodwill, net ........................................      47,016        --       28,255(b)         --            75,271
Other assets .........................................      15,089       7,241       --             5,895(i)       28,225
                                                         ---------    --------   --------       ---------       ---------
                                                         $ 515,193    $124,491   $  1,134       $  20,470       $ 661,288
                                                         =========    ========   ========       =========       =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable .....................................   $  57,620    $ 20,741   $    --        $     --        $  78,361
Accrued expenses and other current liabilities .......      40,731      15,776     16,057(c)      (15,699)(j)      56,865
                                                         ---------    --------   --------       ---------       ---------
Total current liabilities ............................      98,351      36,517     16,057         (15,699)        135,226

Long-term debt .......................................     298,599      16,064    (16,064)(d)      52,931(k)      351,530
Other long-term liabilities ..........................      18,859         766       --              --            19,625
                                                         ---------    --------   --------       ---------       ---------
         Total liabilities ...........................     415,809      53,347         (7)         37,232         506,381
                                                         ---------    --------   --------       ---------       ---------
Common stock .........................................         233          90        (54)(e)        --               269
Additional paid-in capital ...........................     169,835      57,307     14,942 (f)        --           242,084
Accumulated deficit ..................................     (70,684)     13,747    (13,747)(g)     (16,762)(l)     (87,446)
                                                         ---------    --------   --------       ---------       ---------
Stockholders' equity .................................      99,384      71,144      1,141         (16,762)        154,907
                                                         ---------    --------   --------       ---------       ---------
                                                         $ 515,193    $124,491   $  1,134       $  20,470       $ 661,288
                                                         =========    ========   ========       =========       =========

                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET

NOTE 1--CR ANTHONY ACQUISITION ADJUSTMENTS

      The pro forma acquisition adjustments represent the estimated adjustments necessary to state the historical assets and liabilities of CR Anthony at their estimated fair values based upon information currently available to the Company and the recognition of the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed as goodwill to the extent any refinements to the purchase price allocation will be made based upon the Company's ongoing calculation of the assets acquired and liabilities assumed. Consideration for the Acquisition was 100% Common Stock. This pro forma presentation reflects the Stage Average Closing Price of $20.04 which resulted in approximately 3,607,000 shares of Common Stock being issued in exchange for the 9,035,645 shares of CR Anthony common stock (0.399 shares of Common Stock for each share of CR Anthony common stock).

      The accompanying unaudited pro forma combined condensed balance sheet does not reflect certain cost savings or improvements in sales volume or gross margin related to the Acquisition which the Company believes could be realized as a result of implementing the Company's merchandising, distribution, credit card, and other operational programs, nor does it reflect approximately $28.5 million of capital expenditures anticipated in the CR Anthony Integration Plan. The Company expects to finance this investment through operating cash flows and borrowings under the New Credit Agreement.

      The acquisition adjustments shown on the unaudited pro forma combined condensed balance sheet reflect (in thousands, except share and per share amounts):

         (a)      Adjustments to cash as follows:

                  Cash paid to retire the outstanding CR Anthony
                    options.........................................$ (4,692)
                  Retirement of CR Anthony Indebtedness............. (22,429)
                                                                    ----------
                                                                    $(27,121)
                                                                    ==========

                  In accordance with EITF 85-45, CR Anthony will record a $4,692 charge in its historical financial statements upon retirement of the outstanding CR Anthony options. Such charge is not reflected in the accompanying unaudited pro forma combined income statements.

         (b)      Recognition of goodwill (see Note 2 below)

         (c)      Adjustments to accrued expenses and other current
                    liabilities as follows:

                  Severance due CR Anthony employees who work at
                    the general office terminated pursuant to the
                    CR Anthony Integration Plan......................  $ 4,300
                  Transaction fees...................................    3,000
                  One-time costs associated with closed or converted
                    facilities.......................................   15,122
                  Retirement of the current portion of CR Anthony
                    indebtedness.....................................   (6,365)
                                                                       --------
                                                                       $16,057
                                                                       ========

         (d)      Retirement of CR Anthony indebtedness

         (e)      Adjustments to Common Stock as follows:

                  Issuance of Common Stock...........................  $    36
                  Retirement of CR Anthony common stock..............      (90)
                                                                       --------
                                                                          $(54)
                                                                       ========

         (f)      Adjustments to additional paid-in capital as follows:

                  Recognition of Stage paid-in capital................  $72,249
                  Retirement of CR Anthony common stock...............  (57,307)
                                                                       --------
                                                                        $14,942
                                                                       ========

         (g)      Elimination of CR Anthony's historical retained earnings.

NOTE 2--CR ANTHONY PURCHASE PRICE

         The components of the purchase price, net of cash acquired, are as follows:

         Cash acquired...............................................  $(3,649)
         Cash paid to CR Anthony option holders......................    4,692
         Value of Common Stock issued................................   72,285
         CR Anthony debt retired.....................................   22,429
                                                                       --------
         Total purchase price, net of cash acquired..................  $95,757
                                                                       ========

         The purchase price of CR Anthony for accounting purposes is allocated as follows to the assets purchased and the liabilities assumed based upon the estimated fair values.

         Current assets, other than cash.............................  $96,032
         Property, equipment and leasehold improvements..............   17,569
         Goodwill....................................................   28,255
         Other assets................................................    7,241
         Liabilities assumed.........................................  (53,340)
                                                                       --------
         Total purchase price, net of cash acquired..................  $95,757
                                                                       ========

NOTE 3--REFINANCING ADJUSTMENTS

      The following assumes 100% of the Existing Notes are tendered pursuant to the Tender Offers and 100% of the consent payments have been paid pursuant to the Consent Solicitations.

         (h)      Sources and uses of cash as follows:

         SOURCE OF FUNDS
         Notes.....................................................  $ 299,660

         USES OF FUNDS
         Retirement of Existing Senior Notes(1)....................   (137,284)
         Retirement of Existing Senior Subordinated Notes(1).......   (129,885)
         Payments of costs associated with the Offering, the Tender
           Offers and the Consent Solicitations, and the New Credit
           Agreement...............................................    (12,491)
         Payment of accrued interest relating to debt retired......     (5,425)
                                                                     ---------
         Net change in cash and cash equivalents...................  $  14,575
                                                                     =========
         --------------------------
         (1) Includes premiums related to the Tender Offers and consent fees related to the Consent Solicitations.

         (i)      Adjustments to other assets as follows:

                  Debt issue costs associated with the
                    Refinancing....................................   $ 11,491
                  Write-off of debt issue costs related to the
                    retirement of the Existing Notes...............     (5,596)
                                                                      ---------
                                                                       $ 5,895
                                                                      =========

         (j) Adjustments to accrued expenses and other current liabilities as follows:

                  Reduction of income taxes payable resulting from the
                    extraordinary charge for loss on early retirement
                    of debt........................................  $ (10,274)
                 Payment of accrued interest.......................     (5,425)
                                                                      ---------
                                                                     $ (15,699)
                                                                      =========

         (k)      Adjustments to long-term debt as follows:

                  Retirement of Existing Senior
                    Notes..........................................  $ (130,000)
                  Retirement of Existing Senior Subordinated
                    Notes..........................................    (116,729)
                  Issuance of Notes to be issued in the
                    Offering.......................................     299,660
                                                                      ---------
                                                                     $   52,931
                                                                      =========

         (l) Extraordinary charge, net of tax, in connection with the early retirement of the Existing Notes, the replacement of certain existing credit agreements and the write-off of related debt issue costs

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      OVERVIEW. The Company operates the store of choice for well-known national brand name family apparel in over 200 small towns and communities across the central United States. The Company has recognized the high level of brand awareness and demand for fashionable, quality apparel by consumers in small markets and has identified these markets as a profitable and underserved niche. The Company has developed a unique franchise focused on small markets, differentiating itself from the competition by offering a broad range of brand name merchandise with a high level of customer service in convenient locations.

      The Company has begun to realize the full potential of its unique franchise in small markets as a result of several initiatives undertaken in recent years, including: (i) recruiting a new senior management team; (ii) embarking on a store expansion program to capitalize on available opportunities in new markets through new store openings and strategic acquisitions; and (iii) continuing to refine the Company's retailing concept through new merchandising and operating programs. As a result of these initiatives, the lower operating costs of small market stores and the competitive advantages outlined above, the Company has among the highest operating income and EBITDA margins in the apparel retailing industry.

      RECENT ACQUISITIONS. The Company acquired 45 stores from Beall-Ladymon in 1994 and subsequently reopened the stores in the first quarter of 1995 under the Stage name. In 1993, the year prior to their acquisition, the Beall-Ladymon stores generated sales of approximately $53.4 million, whereas during the first four full quarters operated by Stage (the 12 months ended August 3, 1996), the newly opened Stage stores in the same locations generated sales of $95.0 million, an increase of 78%. Over the same period, store contribution more than doubled.

      On June 3, 1996 the Company acquired Uhlmans, a privately-held retailer with 34 locations in Ohio, Indiana and Michigan, where the Company previously had no stores. These stores were of similar size and merchandise content to the Company's existing stores and were compatible with the Company's retaining concept and growth strategy. For 1995, Uhlmans had net sales of $59.7 million and operating income of $2.2 million. For the five full months since the merchandising function of Uhlmans was completely integrated (December 1996 through April 1997), sales at Uhlmans' stores have increased 10.4% over the comparative period in the prior year. The Company believes that certain changes to the merchandise mix and an increase in proprietary credit card-based sales will provide further improvement over Uhlmans' historical results.

      On June 26, 1997, the Company acquired CR Anthony by merging CR Anthony with and into SRI. CR Anthony operated 248 brand name family apparel stores in small markets as of June 25, 1997 under the names "Anthonys" and "Anthonys Limited." The Acquisition is expected to strengthen the Company's position as a leading retailer of national brand name apparel in small markets throughout the central and midwestern United States where CR Anthony had been operating for over 70 years. For the fiscal year ended February 1, 1997, CR Anthony's net sales and EBITDA were $288.4 million and $14.0 million, respectively. See "--Liquidity and Capital Resources."

      The Company believes that the following key strengths have contributed to its successful expansion and acquisition plan: (i) ability to operate profitably in smaller markets; (ii) benefits of strong vendor relationships; (iii) effective merchandising strategy; (iv) focused marketing strategy; (v) benefits of proprietary credit card program; (vi) emphasis on customer service; and (vii) sophisticated operating and information systems.

      STORE CLOSURE PLAN. During the fourth quarter of 1994, the Company approved the Store Closure Plan which provided for the closure of 40 underperforming Fashion Bar stores. These stores were primarily located in major regional malls within the Denver area. Management determined that the merchandising strategy and market positions of such stores were not compatible with the Company's overall strategy. Accordingly, the Company accrued $5.2 million for the expected costs associated with the Store Closure Plan during 1994. The Store Closure Plan was completed in 1996.

      The financial information, discussion and analysis that follow should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere herein.

RESULTS OF OPERATIONS

         The following sets forth the results of operations as a percentage of sales for the periods indicated. Certain income statement reclassifications have been made to conform to the 1996 format; accordingly, prior year percentages differ slightly from those previously reported.

                                                              Fiscal Year               Three Months Ended
                                                       -------------------------      -------------------------
                                                       1994       1995      1996      May 4, 1996   May 3, 1997
                                                       ----       ----      ----      -----------   -----------
Net sales .....................................       100.0%     100.0%     100.0%       100.0%       100.0%
Cost of sales .................................        68.6       68.6       68.6         68.1         67.7
                                                      -----      -----      -----        -----        -----
Gross profit margin ...........................        31.4       31.4       31.4         31.9%        32.3%
Selling, general and administrative expenses ..        21.7       21.8       22.2         22.0%        21.5%
Store opening and closure costs ...............         0.9        0.6        0.4          0.1%         0.1%
                                                      -----      -----      -----        -----        -----
Operating income margin .......................         8.8        9.0        8.8          9.8%        10.7%
Net interest expense ..........................         6.9        6.4        5.9          7.1%         4.7%
                                                      -----      -----      -----        -----        -----
Income before income tax and extraordinary
  item ........................................         1.9%       2.6%       2.9%         2.7%         6.0%
                                                      =====      =====      =====        =====        =====
EBITDA margin .................................        10.8%      11.0%      10.7%        11.8%        12.7%
                                                      =====      =====      =====        =====        =====

THREE MONTHS ENDED MAY 3, 1997 COMPARED TO THREE MONTHS ENDED MAY 4, 1996

         Sales for the first quarter of 1997 increased 17.3% to $191.5 million from $163.2 million in the same period in 1996. The increase in first quarter sales was primarily due to $24.1 million in incremental sales from stores opened during 1997 and 1996 combined with a 5.0% increase in comparable store sales. The increase in comparable store sales was the result of the strength in the performance of the Company's small market stores.

         Gross profit increased 18.8% to $61.9 million for the first quarter of 1997 from $52.1 million in the same period in 1996. Gross profit margin for the first quarter of 1997 increased to 32.3% compared to 31.9% for the same period in 1996. Gross profit margin was favorably impacted by an increase in markup on merchandise sold due to an improved mix of inventories coupled with additional leverage of the fixed cost component of gross margin.

         Selling, general and administrative expenses for the first quarter of 1997 increased 14.7% to $41.3 million from $36.0 million for the same period in 1996. As a percentage of sales, these expenses decreased to 21.5% for the first quarter of 1997 from 22.0% in the same period of 1996 due to the effective leveraging of the Company's central overhead function as well as an improvement in store variable expenses.

         Operating income for the first quarter of 1997 increased 28.1% to $20.5 million from $16.0 million for the first quarter of 1996 due to the factors discussed above. Operating income as a percent of sales was 10.7% for the first quarter of 1997 as compared to 9.8% for the same period in 1996.

         Net interest expense for the first quarter of 1997 decreased 23.3% to $8.9 million from $11.6 million for the same period in 1996. This decrease reflects the retirement of the Senior Discount Debentures which were retired in connection with the Offering. Excluding this interest from 1996, net interest expense would have increased $0.9 million due to the issuance of SRPC Notes during May 1996.

         As a result of the foregoing, net income for the first quarter of 1997 increased by 163.0% to $7.1 million from $2.7 million for the same period in 1996.

1996 COMPARED TO 1995

         Sales for 1996 increased 13.8% to $776.5 million from $682.6 million in 1995. The increase in sales was due primarily to a 12.9% increase in sales from stores opened during 1996 and 1995, combined with a 3.3% increase in comparable store sales. Total sales for 1996 were not directly comparable to 1995 because 1995 had one additional selling week when compared to 1996. Eliminating the extra selling week from 1995 (approximately $10.0 million in sales), sales for 1996 increased 15.5%.

         Gross profit increased 13.9% to $244.0 million in 1996 from $214.3 million in 1995. Gross profit for 1996 was favorably impacted by an increase in markup on merchandise sold relating to an improved mix of inventories and a lower markdown rate, the result of a continued focus and tight control over inventories. These factors were offset by a $2.4 million decline in LIFO credits. Gross profit margin was 31.4% in 1996 and 1995.

         Selling, general and administrative expenses for 1996 increased 15.8% to $172.6 million from $149.1 million in 1995. As a percentage of sales, these expenses increased to 22.2% in 1996 from 21.8% in 1995 due to: (i) the extra selling week in 1995 which had the impact of lowering the selling, general and administrative expense rate for 1995; (ii) duplicative costs associated with the acquisition of Uhlmans; and (iii) an increase in bad debt expense associated with the Company's proprietary credit card program. These increases were partially offset by the application of fixed costs to a greater volume of sales and an increase in service charge income as a result of higher fees assessed on delinquent accounts. Bad debt expense as a percent of sales in 1996 increased to 2.8% from 2.2% in 1995. The increase in bad debt expense was the result of a general rise in the level of personal bankruptcies in the Company's accounts receivable portfolio as well as the Company's adoption of higher late fees. Advertising expenses as a percent of sales for 1996 and 1995 were 3.8% and 3.9%, respectively.

         Operating income for 1996 increased 11.5% to $68.6 million from $61.5 million for 1995 due to the factors discussed above. Operating income as a percent of sales was 8.8% in 1996 as compared to 9.0% in 1995.

         Net interest expense increased 4.5% to $46.0 million in 1996 from $44.0 million in 1995. Net interest expense increased due to the issuance of: (i) $30.0 million in aggregate principal amount of 12.5% SRPC Notes during May 1996; and (ii) $18.3 million in aggregate principal amount of Existing Senior Subordinated Notes during August 1995. These increases were offset by decreased accretion of discount on the Senior Discount Debentures which were retired in October 1996 in connection with the IPO.

         In connection with the IPO and the replacement of the Company's working capital facility, the Company recorded an extraordinary charge of $16.1 million, net of applicable income taxes of $9.8 million.

1995 COMPARED TO 1994

         1995 was highlighted by the positive initial results of management's growth strategy to expand into small markets. Sales increased 17.4% to $682.6 million in 1995 from $581.5 million in 1994. This increase was due to: (i) a $112.5 million increase in sales from stores opened during 1994 and 1995; (ii) a 0.8% increase in comparable store sales in 1995; and (iii) $10.0 million in sales due to the inclusion of one extra week in 1995 as a result of 1995 being a 53- week year. Such increases were partially offset by the effects of the Store Closure Plan which was substantially completed in 1995. During 1995, the devaluation of the Mexican peso, which resulted in extremely weak economic conditions throughout Mexico, negatively impacted sales at the Company's six stores located on the Texas/Mexico border. Excluding these stores, comparable store sales growth for 1995 would have been 3.0%.

         Gross profit increased 17.2% to $214.3 million in 1995 from $182.8 million in 1994. Gross margin was 31.4% for both 1995 and 1994. Gross profit for 1995 was favorably impacted by: (i) the opening of new stores, which traditionally experience lower markdown activity during their first six months of operations; (ii) vendor discount programs granted to the Company to support new store openings; (iii) the application of buying, occupancy and distribution costs over a larger sales base; and (iv) LIFO credits. These items were offset by an increase in markdowns resulting from additional promotional events during the Christmas season intended to increase sales and reduce inventories and an increase in the level of shrinkage. Management believes that the increased shrinkage was due primarily to the Company's focus on improving ticketing compliance on merchandise in 1995 as well as the rapid expansion of stores during the same year.

         Selling, general and administrative expenses for 1995 increased 18.1% to $149.1 million from $126.2 million in 1994. As a percentage of sales, these expenses increased to 21.8% for 1995 from 21.7% in 1994. The increase resulted from incremental costs associated with opening stores in new markets, increased costs associated with the certificates issued under the Accounts Receivable Program to third party investors and an increase in the bad debt expense to 2.2% of sales in 1995 from 1.9% of sales in 1994 associated with the Company's credit card program (including charge-offs resulting from sales of the Mexican border stores). These increases were partially offset by the application of fixed costs to a greater volume of sales and the reversal of a $0.8 million litigation reserve as a result of a favorable court ruling. Advertising expenses as a percent of sales for 1995 and 1994 were 3.9% and 3.8%, respectively; the increase was primarily a result of the Company's expansion into new markets.

         The 1995 store opening and closure costs of $3.7 million were comprised of store opening costs related to 68 new stores. The 1994 store opening and closure costs were comprised of a $5.2 million provision for the Store Closure Plan and $0.4 million for store opening costs related to ten new stores.

         Operating income for 1995 increased 20.6% to $61.5 million from $51.0 million for 1994 due to the factors discussed above. Operating income as a percent of sales was 9.0% in 1995 as compared to 8.8% for 1994.

         Net interest expense for 1995 increased 10.0% to $44.0 million from $40.0 million for 1994. The increase in interest expense was due primarily to an increase in the accretion on the Senior Discount Debentures combined with interest related to the Series D Senior Subordinated Notes issued in August 1995.

         As a result of the factors described above, the Company's net income for 1995 increased 69.8% to $10.7 million from $6.3 million for 1994.

SEASONALITY AND INFLATION

         The Company's business is seasonal and its quarterly sales and profits traditionally are lower during the first three quarters (February through October) and higher during the fourth quarter (November through January). In addition, working capital requirements fluctuate throughout the year, increasing substantially in October and November in anticipation of the holiday season due to requirements for significantly higher inventory levels.

                                                 1995                                                1996
                             ----------------------------------------------     ----------------------------------------------
                                 Q1         Q2           Q3           Q4           Q1          Q2           Q3           Q4
                             --------    --------    ---------     --------     --------    --------    ---------     --------
Net sales ................   $142,353    $154,578    $ 159,161     $226,532     $163,177    $182,750    $ 182,562     $248,061
Gross profit(1) ..........     46,283      46,555       48,659       72,780       52,081      56,623       56,208       79,075
Operating income .........     14,835      11,074        9,724       25,853       16,045      13,925       12,342       26,258
Quarters' operating income
  as a percent of annual
  income .................         24%         18%          16%          42%          24%         20%          18%          38%
Income (loss) before
  extraordinary item .....   $  2,438    $    221    $    (899)    $  8,970     $  2,652    $    868    $    (265)    $ 10,767
Net income ...............      2,438         221         (899)       8,970        2,652         868      (16,071)      10,492
Adjusted operating
  income(2) ..............     13,797      11,337       10,364       28,498       14,033      13,095       12,053       32,447

-----------

(1) The Company states its inventories at the lower of cost or market, cost being determined on the last-in first-out method. See Note 1 to the Company's Consolidated Financial Statements.

(2) Adjusted operating income represents operating income adjusted to eliminate the income and expense associated with the Company's proprietary credit card program (including the Accounts Receivable Program) and store opening and closure costs.

    The Company does not believe that inflation had a material effect on its results of operations during the past two years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

LIQUIDITY AND CAPITAL RESOURCES

     During October 1996, the Company completed the IPO. The net proceeds from the IPO were approximately $165.7 million after deducting underwriting discounts and expenses related to the IPO. The net proceeds were used primarily to retire the Senior Discount Debentures. The remaining proceeds of approximately $26.5 million were used for general corporate purposes. The Company's consolidated long-term debt at May 3, 1997 included $130.0 million of Existing Senior Notes, $116.7 million of Existing Senior Subordinated Notes, $30.0 million in aggregate principal amount of SRPC notes (the "SRPC Notes") and certain other debt.

     On June 3, 1996, the Company purchased Uhlmans for approximately $27.3 million, including acquisition costs and net of cash acquired. The Company, through SRI Receivables Purchase Co., Inc. ("SRPC"), issued the SRPC Notes during May 1996, the proceeds of which were used to fund the Uhlmans Acquisition. The issuance of the SRPC Notes does not impact the ability of the Company to issue additional certificates to third-party investors under the Accounts Receivable Program.

     Total working capital of $238.0 million at May 3, 1997 remained essentially unchanged from February 1, 1997, although the components of working capital including cash, inventory, accounts receivable and other current assets varied. Merchandise inventories increased and cash decreased primarily due to the seasonal build in inventories and the opening of 13 stores during the first quarter of 1997. Accounts receivable increased $35.0 million during the first quarter of 1997 as a result of the seasonal increase in accounts receivable generated during the Christmas season. Other current assets decreased primarily due to the collection of a federal tax refund during the first quarter of 1997.

     On June 26, 1997, the Company acquired CR Anthony by merging CR Anthony with and into SRI. CR Anthony operated 248 brand name family apparel stores in small markets as of June 25, 1997 under the names "Anthonys" and "Anthonys Limited." The Acquisition is expected to strengthen the Company's position as a leading retailer of national brand name apparel in small markets throughout the central and midwestern United States where CR Anthony had been operating for over 70 years. For the fiscal year ended February 1, 1997, CR Anthony's net sales and EBITDA were $288.4 million and $14.0 million, respectively. Under the terms of the agreement, the Company acquired the common stock of CR Anthony for a value of $8.00 per share. The form of consideration was 100% Common Stock with Stage issuing 0.399 shares of Common Stock in exchange for each issued and outstanding share of common stock of CR Anthony, other than shares held by persons exercising dissenter's rights in accordance with Section 1091 of the Oklahoma General Corporation Act, subject to the adjustment provided for under the agreement. The Acquisition was structured as a merger with CR Anthony merging with and into SRI and SRI surviving with all its rights, privileges, powers and franchises unaffected by the Merger. The separate corporate existence of CR Anthony ceased to exist.

     The Company's primary capital requirements are for working capital, debt service and capital expenditures. Based upon the Company's capital structure, after giving pro forma effect to the Refinancing and the Acquisition, management anticipates pro forma cash interest expense to be approximately $35.0 million during each of 1997 and 1998. Capital expenditures are generally for new store openings, remodeling of existing stores and facilities and customary store maintenance. Capital expenditures in 1996 were $26.1 million as compared to $28.6 million in 1995. Management expects capital expenditures (excluding any capital expenditures resulting from the Acquisition) to be approximately $35.0 million during each of 1997 and 1998, consisting primarily of new store openings and remodeling and maintenance of existing stores. In addition, the Company expects capital expenditures of approximately $28.5 million in the aggregate during the 12 month period immediately following the Acquisition to convert the current CR Anthony stores to the Stage format following consummation of the Acquisition. The Company also incurred approximately $18.0 million of one-time costs in connection with the Acquisition, which consisted of, among other things, costs associated with the termination of contracts (including the costs to terminate CR Anthony's private label credit card portfolio with Citicorp), lease terminations, severance payments to CR Anthony employees and transaction fees. Required aggregate principal payments on debt of the Company are expected to total $2.6 million for each of 1997 and 1998.

     Concurrently with the Offering, the Company entered into the New Credit Agreement. The New Credit Agreement provides for the $100.0 million Working Capital Facility and the $100.0 million Expansion Facility. See "Description of New Credit Agreement" and "Description of the Notes--Certain
Covenants--Limitation on Indebtedness."

     The Company's short-term liquidity needs, including a portion of the one-time costs associated with the Acquisition, are expected to be provided by:
(i) existing cash balances; (ii) operating cash flows; (iii) the Accounts Receivable Program; and (iv) the New Credit Agreement. The Company expects to fund its long-term liquidity needs from its operating cash flows, the issuance of debt and/or equity securities, the securitization of its accounts receivable and bank borrowings. The Company believes the Refinancing will provide it with a more flexible capital structure which: (i) increases the Company's working capital facilities to support its operations; (ii) extends the average maturities of the Company's debt; (iii) lowers the Company's weighted average cost of borrowing; and (iv) provides increased financial flexibility to allow the Company to continue to implement its growth strategy. See "Description of New Credit Agreement."

     The Company securitizes all of its trade accounts receivable through its wholly owned special purpose entity, SRPC. SRPC holds a retained interest in the securitization vehicle, a special purpose trust (the "Trust") which is represented by three certificates of beneficial ownership in the Trust (the "Retained Certificates"). See Note 3 to the Company's Consolidated Financial Statements. The Company transfers, on a daily basis, all of the accounts receivable generated from purchases by the holders of the Company's proprietary credit card to SRPC. SRPC is a separate limited-purpose subsidiary that is operated in a manner intended to ensure that its assets and liabilities are distinct from those of the Company and its other affiliates as SRPC's creditors have a claim on its assets prior to such assets becoming available to any creditor of the Company. SRPC transfers, on a daily basis, the accounts receivable purchased from the Company to the Trust in exchange for cash or an increase in the Retained Certificates. The remaining interest in the Trust is held by third-party investors which are represented by the Trust Certificates (as defined below). The Retained Certificates are effectively subordinated to the interests of such third-party investors and are pledged to secure the SRPC Notes which were issued to finance the Uhlmans Acquisition. The SRPC Notes are secured by, and paid solely from, the Retained Certificates issued to SRPC by the Trust. Interest on the SRPC Notes accrues at the rate per annum of 12.5% and is payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996. Amounts received by SRPC from the Retained Certificates are expected to provide a source of cash flows to pay the interest on the SRPC

Notes. The SRPC Notes have an expected maturity date of December 15, 2000 (the "Expected Maturity Date"). Principal is expected to be paid on the SRPC Notes in one payment on the Expected Maturity Date. If principal is not paid in full on the Expected Maturity Date it will be paid monthly thereafter on each monthly payment date, to the extent of available funds and subject to the collection experience of the receivables underlying the Trust Certificates at that time.

     Since its inception, the Trust has issued $165.0 million of term certificates and a $40.0 million revolving certificate (collectively, the "Trust Certificates") to third parties representing undivided interests in the Trust. The holder of the revolving certificate agreed to purchase interests in the Trust equal to the amount of accounts receivable in the Trust above the level required to support the term certificates (aggregating $200.1 million at May 3, 1997), up to a maximum of $40.0 million. As of May 3, 1997, there was no outstanding balance under the revolving certificate. The Retained Certificates are effectively subordinated to the interests of third-party investors, and are pledged to secure the SRPC Notes. If the amount of accounts receivable in the Trust falls below the level required to support the Trust Certificates, certain principal collections may be retained in the Trust until such time as the accounts receivable balances exceed the amount of accounts receivable required to support the Trust Certificates and any required transferor's interest. SRPC receives distributions from the Trust of cash in excess of amounts required to satisfy the Trust's obligations to third-party investors on the Trust Certificates. Cash so received by SRPC may be used to purchase additional accounts receivable from, or make distributions to, the Company after SRPC has satisfied its obligations on the SRPC Notes. The Trust may issue additional series of certificates from time to time on various terms. Terms of any future series will be determined at the time of issuance. See "Risk Factors--Consumer Credit Risks."

         Prior to the Acquisition, CR Anthony sold all its private label credit card accounts receivable to Citicorp pursuant to a Retail Credit Services Agreement which expires August 1, 1998. The Company and Citicorp have reached an agreement in principle to terminate this agreement in exchange for the payment of a termination fee by the Company to Citicorp. Additionally, the Company will repurchase any outstanding accounts receivable on the termination date at their face value. The Company intends to incorporate the accounts receivable into the Accounts Receivable Program. See "Risk Factors--Consumer Credit Risks--Integration of CR Anthony Private Label Credit Card Program."

     The Company believes that funds provided by operations, together with funds provided by excess cash proceeds from the Offering, the New Credit Agreement and the Accounts Receivable Program, will be adequate to meet the Company's anticipated requirements for working capital, interest payments, planned capital expenditures and principal payments on debt, including those requirements associated with the Acquisition. Estimates as to working capital needs and other expenditures may be materially affected if the foregoing sources are not available or do not otherwise provide sufficient funds to meet the Company's obligations.

                                    BUSINESS

GENERAL

     The Company operates the store of choice for well-known national brand name family apparel in over 240 small towns and communities across the central United States. The Company has recognized the high level of brand awareness and demand for fashionable, quality apparel by consumers in small markets and has identified these markets as a profitable and underserved niche. The Company has developed a unique franchise focused on small markets, differentiating itself from the competition by offering a carefully edited, but broad range of brand name merchandise with a high level of customer service in convenient locations. Stage's product offerings include fashion apparel, accessories, fragrances and cosmetics and footwear for women, men and children. Over 85% of 1996 sales consisted of brand name merchandise, including nationally recognized names such as Chaps/Ralph Lauren, Liz Claiborne, Guess, Haggar Apparel, Hanes, Calvin Klein, Nike, Reebok and Levi Strauss.

     As of July 28, 1997, the Company operated 577 stores in 24 states throughout the central United States, 329 of which operated under the Company's "Stage," "Bealls" and "Palais Royal" trade names. The remaining 248 stores were acquired through the Acquisition and are operated under the "Anthony" and "Anthonys Limited" trade names. Approximately 78% of the "Stage," "Bealls" and "Palais Royal" stores are located in small markets and communities with populations generally below 30,000 people, some with as few as 4,000 people. The Company's store format (averaging approximately 18,000 selling square feet) and merchandising capabilities enable the Company to operate profitably in small markets. The remainder of the Company's stores operate in metropolitan areas, primarily in suburban Houston. For 1996, after giving pro forma effect to the Refinancing, the Acquisition and the Uhlmans Acquisition as if each had occurred on the beginning of the year, the Company would have had pro forma sales and EBITDA of $1.1 billion and $108.9 million, respectively. The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under its "Stage" and "Bealls" trade names during the remainder of 1997 and 1998.

     The Company generally faces less competition for brand name apparel as a result of its small market focus. In those markets, competition generally comes from local retailers or small regional chains as most national department stores do not operate in small markets, and access to brand name merchandise generally requires travel to distant regional malls with national department stores. In those small markets where the Company does compete for brand name apparel sales, the Company believes it has a competitive advantage over local retailers and smaller regional chains due to its: (i) economies of scale of its large store base; (ii) strong vendor relationships which provide it with a broad selection of branded merchandise at a lower cost; (iii) proprietary credit card program, which enables it to provide an independent source of credit and which generates a significant customer database that supports the Company's promotion and marketing efforts; and (iv) sophisticated operating systems for efficient management. The Company believes it has a competitive advantage in small markets over national department stores due to its: (i) experience with smaller markets;
(ii) ability to effectively manage merchandise assortments in a small store format; and (iii) operating systems designed for efficient management within small markets. In addition, due to minimal merchandise overlap, the Company generally does not directly compete for branded apparel sales with national discounters such as Wal-Mart.

     In order to fully realize the potential of its unique market position and proven ability to operate profitably in small markets, the Company recruited a new senior management team commencing in 1993. This new management team has: (i) initiated an accelerated store expansion program to capitalize on available opportunities in new markets through new store openings and strategic acquisitions; and (ii) refined the Company's retailing concept through new merchandising and operating programs. As a result of these initiatives, as well as the generally lower operating costs of small market stores and the competitive advantages outlined above, the Company has among the highest operating income and EBITDA margins in the apparel retailing industry. The Company has made substantial progress in implementing its growth strategy by opening or acquiring 68 stores in 1995 and 69 stores in 1996. In addition, the Company expects to open at least 55 stores in 1997 in addition to the stores acquired pursuant to the Acquisition.

KEY STRENGTHS

     The following factors serve as the Company's key strengths and distinguishing characteristics:

     ABILITY TO OPERATE PROFITABLY IN SMALL MARKETS. The Company has recognized that customers in small markets are generally as aware of current fashion trends and as sophisticated as consumers in larger urban centers due to the proliferation of electronic, computer and print media. These consumers, however have not traditionally had convenient access to broad assortments of quality, brand name merchandise. The Company operates in small markets with populations ranging from 4,000 to 30,000, and has developed a store format, generally ranging in size from 12,000 to 30,000 selling square feet, which is smaller than typical department stores yet large enough to offer a well edited, but broad selection of merchandise. This format has enabled the Company to operate profitably in small markets. Historically, the Company has achieved higher profit margins in its small market stores. For 1996, store contribution (operating profit before allocation of corporate overhead) as a percentage of sales for small market stores open for at least one year was 17%, as compared to 12% for larger market stores. In addition, by operating more than 300 stores, the Company benefits from economies of scale in buying and merchandising, management information systems, distribution and advertising which, combined with the lower cost structure of the smaller market stores, has resulted in operating margins which are among the highest in the retailing industry.

     BENEFITS OF STRONG VENDOR RELATIONSHIPS. The Company's extensive store base offers major vendors a unique vehicle for accessing small markets in a cost effective manner. The proliferation of media combined with the significant national marketing efforts of these vendors has created significant demand for branded merchandise in small markets. However, the financial and other limitations of many local retailers has left large national brands with limited acess to such markets. Furthermore, these vendors, in order to preserve brand image, generally do not sell to national discounters. As a result, the Company is able to carry branded merchandise frequently not carried by local competitors. In addition, the Company continuously seeks to expand its vendor base and has recently added nationally recognized name brands such as Dockers for Women, Oshkosh and Polo, as well as fragrances by Elizabeth Arden, Liz Claiborne and Perry Ellis during 1996. In addition, the Company has also increased the participation by key vendors in joint marketing programs to a level that the Company believes exceeds the standard vendor programs provided to its smaller competitors. For example, the Company is among the largest customers of Levi Strauss, Liz Claiborne and Haggar Apparel and enjoys significant support from such vendors in sales promotions, advertising and store fixture programs.

     EFFECTIVE MERCHANDISING STRATEGY. The Company's merchandising strategy is based on an in-depth understanding of its customers and is designed to accommodate the particular demographic profit of each store. This understanding is attributable to over 70 years of experience operating in its markets coupled with 43 buyers who average approximately 11 years of service with the Company. Store layouts and visual merchandising displays are designed to create a friendly, modern and convenient department store atmosphere which is frequently not found in small markets. The Company's strategy focuses on moderately-priced, brand name merchandise categories which have traditionally yielded attractive margins. The Company offers an edited assortment of quality, moderately-priced, brand name merchandise that is divided into distinct departments including misses, women's, men's, boy's, footwear, intimate apparel, junior's, accessories, cosmetics, fragrances and gifts.

     To augment its brand name merchandise offerings, the Company also offers a quality assortment of higher margin, private label merchandise which comprises less than 15% of total sales. The Company's private label merchandise includes its highly successful Graphite(R) label for apparel, accessories and footwear as well as its new Whispers(R) merchandise through AMC, a cooperative buying service whose participants include nationally recognized retailers such as Federated Department Stores.

     The Company also utilizes a sophisticated merchandise allocation and transfer system which is designed to maximize in-stock positions, increase sales and reduce markdowns. The Company believes that the combination of the size and experience of its buyer group, its vendor relationships, its strong merchandising systems and its participation in AMC allow the Company to compete effectively on both price and selection in its markets.

     FOCUSED MARKETING STRATEGY. The Company's primary target customers are women between the ages of 20 and 55 with household incomes over $25,000 who are the primary decision makers for family clothing purchases. The Company uses a multi-media advertising approach, including newspaper, radio, direct mail and television, to position its store as the local destination for fashionable, brand name merchandise. In addition, the Company heavily promotes its proprietary credit card in order to create customer loyalty and to effectively identify its core customers. The Company believes it is better able to maintain personal contact with its customers due to the small size of its markets, aggressive advertising strategy and well-developed customer service programs designed to encourage a high level of customer interaction. The Company seeks to enhance its image in the communities it serves by encouraging its store managers and employees to be involved in local activities such as youth groups, civic activities and athletic events.

     BENEFITS OF PROPRIETARY CREDIT CARD PROGRAM. The Company aggressively promotes its proprietary credit card and, as a result, experiences a higher percentage of proprietary credit card sales (approximately 53% of net sales in 1996) than most apparel retailers. The Company considers its credit card program to be a critical component of its retailing concept because it: (i) enhances customer loyalty by providing customers with a service that few of its local and regional competitors or discounters offer; (ii) allows the Company to identify and regularly contact its best customers; and (iii) helps create a comprehensive database that allows the Company to implement detailed, segmented marketing and merchandising strategies for each store. In addition, the Company has established a VIP program which offers special services and benefits to customers with credit card purchases over $750 annually. VIP customers are rewarded with certain extra services such as free gift-wrapping, emergency check cashing, free credit card registration, discounts in alterations, and other benefits. While these customers only represent approximately 17.1% of total active cardholders, credit sales to these customers during 1996 comprised 42.9% of total cardholder sales. Sales associates are encouraged to focus their selling efforts on these customers to increase the productivity of the Company's marketing efforts.

     EMPHASIS ON CUSTOMER SERVICE. A primary corporate objective is to provide excellent customer service through stores staffed with highly trained and motivated sales associates. All sales associates are evaluated and compensated based upon the attainment of specific customer service standards such as offering prompt assistance, suggesting complementary items, sending thank-you notes to credit card customers and establishing consistent contact with customers in order to create a customer base for each associate. The Company continuously monitors the quality of its service by making over 4,500 calls each month to its credit card customers who have recently made a purchase. The results of these surveys are used to determine a portion of each store manager's bonus. In addition, the Company has extended this service philosophy to the design of the store; for example, in nearly all stores it has installed call buttons in the fitting rooms and in smaller market stores, has adopted a "Team One" concept which locates the store manager on the selling floor. The Team One concept is also designed to help the store manager ensure that sales associates focus on selling customer service.

     SOPHISTICATED OPERATING AND INFORMATION SYSTEMS. The Company supports its retail concept with highly automated and integrated systems in areas such as merchandising, distribution, sales promotions, credit, personnel management, store design and accounting. The Company's merchandising systems assist merchandise planners in allocating merchandise assortments for each store based on specific characteristics and recent sales trends. The Company's point of sale systems include bar code scanning and electronic credit and check authorization, all of which allow the Company to capture customer specific sales data for use in its merchandising system. Other systems allow the Company to identify and mark down slow moving merchandise or efficiently transfer it to stores selling such items more rapidly, and to maintain high levels of in-stock positions in basic items including jeans and hosiery. The Company is focused on expanding its use of electronic data interchange (EDI) and has made significant progress in doing so over the last two years. These systems have enabled the Company to efficiently manage its inventory, improve sales productivity and reduce costs, which have helped contribute to the Company's relatively high operating income margins. The Company has developed and utilizes an automated store personnel scheduling system that analyzes historical hourly and projected sales trends to efficiently schedule sales personnel. This system is designed to minimize labor costs while producing a higher level of customer service.

GROWTH STRATEGY

     In order to fully realize the potential of its unique market position and proven ability to operate profitably in small markets, the Company, through its new management team, has: (i) initiated an aggressive growth strategy to capitalize on available opportunities through new store openings and acquisitions; and (ii) refined its retailing concept to successfully operate in very small markets with populations of less than 12,000.

     NEW STORE OPENINGS IN SMALL MARKETS. The Company opened 23 stores and acquired 45 stores in 1995, and opened 35 stores and acquired 34 stores in 1996. The Company expects to open at least 55 new stores in 1997, in addition to those stores acquired pursuant to the Acquisition. Since 1994, store additions have allowed the Company to begin operating in 14 additional states. As part of new management's ongoing expansion strategy, the Company has identified over 600 additional markets in the central United States and contiguous states which meet the Company's demographic and competitive criteria. All of these target markets are smaller communities with populations from 12,000 to 30,000, where the Company has historically experienced its highest profit margins. In addition, the Company believes it has a competitive advantage over local retailers in these markets which are typically underserved by department stores. Based on the Company's historical operating experience, small market stores typically experience lower incremental opening costs and lower occupancy and operating expenses than larger markets. When combined with the Company's operating systems in merchandising, credit, distribution and store personnel scheduling, the smaller market stores have typically generated higher margins than metropolitan market stores. For 1996, store contributions as a percentage of sales for small market stores open for at least one year was 17% as compared to 12% for larger market stores.

     The Company utilizes a proprietary model which is designed to allow management to identify suitable markets for new stores. The Company targets communities for new store openings with populations generally ranging from 12,000 to 30,000, an average household income of $25,000 or more, and which are located at least 30 miles from the nearest regional mall. Such locations generally face limited competition from national retailers. In addition to satisfying the above criteria, only those markets that management believes have the potential to exceed certain minimum sales and profitability standards and have available, suitable, low cost real estate are selected for new store openings.

     In opening a new store, the Company's investment consists primarily of inventory, net of vendor payables, furniture, fixtures, equipment and leasehold improvements and pre-opening expenses. Generally, the Company expects to invest approximately $700,000 in a new store, including: (i) inventory of $450,000 less vendor payables of $110,000; (ii) furniture, fixtures, equipment and leasehold improvements of $300,000; and (iii) pre-opening expenses of $60,000. The average investment in stores opened during 1996 was slightly lower due to the lower investment required to convert the Uhlmans stores.

     STRATEGIC ACQUISITIONS. The Company believes that it can benefit from strategic acquisitions by: (i) applying its buying and merchandising capabilities, sales promotion techniques and customer service methods; (ii) introducing its proven management systems; and (iii) consolidating overhead functions. See "Risk Factors--Future Growth Strategy" and "Risk Factors--Acquisition of CR Anthony." This strategy has been successfully demonstrated by the Company's acquisition of 45 stores from Beall-Ladymon in 1994 and the subsequent reopening of the stores in the first quarter of 1995 under the Stage name. In 1993, the year prior to their acquisition, the Beall-Ladymon stores generated sales of approximately $53.4 million. During the first four full quarters operated by Stage (the 12 months ended August 3, 1996), the newly opened Stage stores in the same locations generated sales of $95.0 million, an increase of 78%. Over the same period, store contribution more than doubled.

     In June 1996, the Company acquired Uhlmans. These stores were of similar size and merchandise content to the Company's existing stores and were compatible with the Company's retailing concept and growth strategy. For 1995, Uhlmans had net sales of $59.7 million and operating income of $2.2 million. For the five full months since the merchandising function of Uhlmans was completely integrated (December 1996 through April 1997), sales at the Uhlmans store have increased 10.4% over the comparative period in the prior year. The Company believes that certain changes to the merchandise mix and an increase in proprietary credit card-based sales will provide further improvement over Uhlmans historical results.

     On June 26, 1997, the Company acquired CR Anthony. CR Anthony was a retailer of brand name family apparel in small markets and operated 248 stores as of June 25, 1997 under the names "Anthonys" and "Anthonys Limited." The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under its "Stage" and "Bealls" trade names during the remainder of 1997 and 1998. The Acquisition is expected to strengthen the Company's position as a leading retailer of national brand name apparel in small markets throughout the central and midwestern United States where CR Anthony had been operating for over 70 years. For the fiscal year ended February 1, 1997, CR Anthony's net sales and EBITDA were $288.4 million and $14.0 million, respectively. See CR Anthony's Consolidated Financial Statements.

     Similar to the Company, CR Anthony's operating strategy is to offer brand name apparel and footwear for the entire family at competitive prices. CR Anthony's stores are located in 16 states, with the highest concentrations in Texas, Oklahoma, Kansas and New Mexico. The majority of CR Anthony's stores are located in rural communities with populations under 30,000 and are between 8,000 and 23,100 selling square feet in size, with 92 stores that are less than 10,000 selling square feet.

     The Company believes that the Acquisition is consistent with its growth strategy to expand as a retailer of moderately priced, national brand name apparel into underserved, small markets through both organic store development and strategic acquisitions. The Acquisition provides an opportunity for the Company to accelerate its expansion program in existing markets and expand its presence in new markets. The Company believes that the Acquisition is attractive because: (i) CR Anthony stores are located in states which are the same as or are contiguous to states in which the Company currently operates; (ii) there are a relatively small number of markets in which the two companies directly overlap; (iii) a majority of the CR Anthony stores are in markets which fit the Company's demographic profile; and (iv) a majority of the CR Anthony stores are comparable in size to the Company's stores in similar markets.

     The addition of the CR Anthony stores has not only expanded the geographic reach of the Company, but the Company believes that there will be meaningful synergies between the Company and CR Anthony including: (i) central overhead cost savings; (ii) CR Anthony revenue enhancement opportunities; and (iii) CR Anthony gross margin improvement opportunities. The Company intends to convert the "Anthonys" and "Anthonys Limited" stores to the Company's format under its "Stage" and "Bealls" trade names during the remainder of 1997 and 1998. The Company expects to realize the aforementioned synergies once the integration and conversion process is substantially complete. See "Risk Factors--Future Growth Strategy," "Risk Factors--Acquisition of CR Anthony" and "The Acquisition."

     EXPANSION TO MICROMARKETS. The Company believes that there is significant growth potential targeting communities with populations from 4,000 to 12,000 ("micromarkets") using a scaled-down, further edited version of the Company's small market format. This avenue for growth would be designed to capitalize on the Company's historically favorable operating experience in markets of this size. The Company believes that it can successfully operate in micromarkets because: (i) the Company can tailor its existing successful small market store model to the appropriate size for these micromarkets (approximately 10,000 selling square feet and smaller); and (ii) micromarkets are generally characterized by lower levels of competition and lower labor and occupancy costs compared to small markets. The Company has identified approximately 1,200 potential micromarkets in the central United States and contiguous states which meet these criteria.

COMPANY OPERATIONS

     MERCHANDISE PURCHASING AND ALLOCATION. The Company offers a select assortment of quality, moderately priced soft goods, which are divided into departments including misses, women's, men's, boys, juniors, children's, intimate, petites, accessories, cosmetics, fragrances, gifts and footwear departments. Merchandise mix may vary significantly from store to store to accommodate differing demographic factors. The Company modifies its assortments to focus on merchandise its buyers expect will have the broadest appeal to its targeted customers based upon sales analyses and individual store attributes.

     The Company purchases merchandise from a vendor base of over 2,000 suppliers. The Company's leading vendors for 1996 were Levi Strauss, Liz Claiborne, Haggar Apparel, Guess, Hanes, Nike, Chorus Line, Parson Place and Reebok. The Company was one of Levi Strauss's top ten customers in 1996. No one supplier accounted for more than 9% of the Company's 1996 purchases. The Company is also a member of the cooperative buying service AMC, and as such is entitled to make purchases of imported merchandise for its private label program. The membership provides the Company with group purchasing opportunities. Private label products result in better gross margins for the Company and excellent value for the customer as a result of the lower cost of such apparel as compared to branded items in the same categories. Private label purchases were approximately 10%, 11% and 9% of total purchases in 1994, 1995 and 1996, respectively. The Company currently intends to keep private label merchandise sales below 15% of total sales in order to focus on sales of branded merchandise.

     Set forth below is certain information regarding the percentage of net sales by major merchandise departments for the Company for 1995 and 1996:

    DEPARTMENT                  1995           1996
----------------------    ---------------  ---------------
Men's/Young Men                  22%            22%
Misses Sportswear                 15             16
Juniors                           13             12
Accessories & Gifts                9              9
Children                           9              9
Shoes                              8              9
Intimate                           6              5
Special Sizes                      5              5
Cosmetics                          5              5
Misses Dresses                     4              4
Boys                               3              3
Furs & Coats                       1              1
                          ---------------  ---------------

                                 100%           100%

     The Company's integrated merchandising systems are designed to provide its buyers with the information and analytical support needed to maximize efficiency, increase sales, reduce markdowns and increase inventory turnover through better inventory management. These systems include, among others: (i) an automated merchandise, financial planning and allocation system which recognizes the attributes and current merchandise needs of each store; (ii) a staple stock replenishment system to ensure the Company is in stock on basic items such as hosiery, foundation garments, dress shirts and jeans; (iii) markdown and merchandise transfer analysis; and (iv) an assortment planning system which enables the Company to closely tailor the merchandise assortment in each store based on local demographics and historical trends and automatically allocate merchandise accordingly. In addition, electronic point-of-sale ("POS") terminals at each store record and transmit to the Company's corporate headquarters a real time, full accounting of each day's sales by transaction and item. The Company utilizes its information systems to monitor slow and fast moving merchandise for the purpose of enabling the Company to transfer slower moving merchandise from one store to another store where such merchandise is selling more rapidly. The Company believes that its inventory transfer system improves in-stock positions, increases sales and reduces markdowns, thereby increasing profit margins.

     CREDIT SERVICES. The Company offers its own private label credit card program, which enhances the Company's relationship with core customers by tailoring credit availability to individual customers and facilitating frequent communication of promotional offering. The number of private label credit accounts and dollar volume of charges reflects an important element in the Company's marketing strategy. The Company believes that private label credit card holders shop more regularly and purchase more merchandise than customers who pay cash or use bankcards. In addition, the Company maintains a database of all proprietary charge purchases of these customers.

     The Company believes that this data base is a significant competitive advantage over competitors who lack such programs, allowing the Company to target promotional material, via direct mail, to its regular customers. At February 1, 1997, there were more than 1.6 million active accounts. Private label credit card purchases generated approximately 53% of net sales in 1996. The Company seeks to expand the volume of such credit card purchases through a marketing strategy emphasizing: (i) direct mail of promotional materials to existing cardholders to communicate new merchandise offerings; (ii) promotion of customer incentive programs; and (iii) the issuance of new credit through the opening of new accounts and extension of credit on existing accounts. It is the Company's policy to expand the number and use of private label credit card accounts on a controlled basis by utilizing computerized systems such as point-scoring for approving new accounts and behavioral scoring for monitoring account performance and approving additional purchases.

     The Company administers its private label credit card program through a dedicated in-house facility and staff located in Jacksonville, Texas. The Company's internally developed, fully computerized and highly automated credit systems analyze customer payment histories, automatically approve or reject new sales at point of sale and enable account representatives to efficiently manage delinquent account collections.

     MANAGEMENT INFORMATION SYSTEMS. In addition to its merchandising systems described above, the Company relies on proprietary management information systems to maximize productivity and minimize costs in the other labor-intensive areas of its business, including distribution, personnel management, credit and accounting. In each store, the Company's POS system uses bar code scanning and includes electronic credit and check authorization. The Company has made substantial investments in its systems and utilizes a central mainframe computer to coordinate store level information and to support almost every aspect of the business. By linking the corporate headquarters with each store, the Company's systems allow the merchandising department to track sales of all items at all stores at any time and enable immediate POS credit approval for the use of private label credit cards. These systems have enabled the Company to better manage and plan its inventory while reducing costs and have contributed to the Company's relatively high operating margins.

     DISTRIBUTION. The Company's 450,000 square foot automated and centralized distribution center in Jacksonville, Texas enables it to distribute most merchandise within 48 hours of receipt and has the current capacity (with minimal incremental investment) to support in excess of 1,000 stores. The Company's centralized distribution system results in more efficient distribution costs per unit, lower freight costs and reduced accounts payable processing costs than certain of the Company's competitors. In 1995, the Company entered into an arrangement with a major freight forwarder for the delivery of merchandise from the distribution center to all of the Company's stores on a daily basis. This arrangement is a more cost-efficient method of distribution than the Company's previous method of multiple common carriers. Distribution expenses, net of handling fees charged to vendors, were less than 1% of net sales in each of 1995 and 1996, which the Company believes is below industry averages.

COMPETITION

     The retail apparel business is highly competitive. Retailers generally compete on the basis of convenience of location, merchandise selection, service and price. Although competition varies widely from market to market, the Company faces substantial competition, particularly in metropolitan markets, from national, regional and local department and specialty stores. Some of the Company's competitors are considerably larger than the Company and have substantially greater financial and other resources. The Company believes that its distinctive retail concept, combined with its emphasis on operating systems and technology, distinguishes it from department store and specialty store competitors, especially in small markets. The Company believes that its knowledge of small markets has enabled it to establish a strong franchise in those markets.

EMPLOYEES

     During 1996, the Company employed an average of 9,606 full and part-time employees at all of its locations, of which 1,165 were salaried and 8,441 were hourly. The Company's central office (which includes corporate, credit and distribution center offices) employed an average of 337 salaried and 679 hourly employees during 1996. In its stores during 1996, the Company employed an average of 828 salaried and 7,762 hourly employees. Such averages will vary during the year as the Company traditionally hires additional employees and increases the hours of part-time employees during peak seasonal selling periods. There are no collective bargaining agreements in effect with respect to any of the Company's employees. The Company believes that relationships with its employees are good. During 1996, CR Anthony employed approximately 2,000 full-time employees and 950 part-time employees.

PROPERTIES

     The Company's corporate headquarters is located in a 130,000 square foot building in Houston, Texas. The Company leases the building and most of the land at its Houston facility. The Company owns its 450,000 square foot distribution center and its credit department facility, both located in Jacksonville, Texas. See Note 6 to the Consolidated Financial Statements.

     The Company and CR Anthony operate stores located in the following states:
                                                                      NUMBER OF
                                                                      CR ANTHONY
                                      NUMBER OF COMPANY STORES(1)       STORES
                                      ------------------------------  ----------

                                      FEBRUARY 3,  FEBRUARY 1, MAY 3,   MAY 3,
                                          1996        1997      1997     1997
                                         ------      ------    ------   ------
     LOCATION
---------------------------------
Alabama .........................           3           3         3       --
Arizona .........................         --            3         3        1
Arkansas ........................          12          12        12       11
California ......................         --          --        --         1
Colorado ........................          13           5         5        3
Illinois ........................           5          12        12       --
Indiana .........................         --            6         7       --
Iowa ............................           3           6         6        4
Kansas ..........................           2           3         4       19
Louisiana .......................          26          27        29       11
Michigan ........................         --            6         6       --
Minnesota .......................         --            1         3       --
Mississippi .....................           6           6         7       --
Missouri ........................           4           6         6        7
Montana .........................         --          --        --        12
Nebraska ........................         --            1         1        5
New Mexico ......................           8           9         9       19
North Dakota ....................         --          --        --         2
Ohio ............................         --           26        26       --
Oklahoma ........................          13          13        13       60
South Dakota ....................         --            2         2        2
Texas ...........................         161         168       172       70
Wisconsin .......................         --          --          1       --
Wyoming .........................           1         --        --        11
                                         ------      ------    ------   ------
  Total...........................        257         315       327      238
                                         ======      ======    ======   ======
---------------------------

(1)  Excluding the stores included in the Store Closure Plan.

     Company stores range in size from 4,000 to 46,000 selling square feet with the majority between 12,000 and 30,000 selling square feet. In general, Bealls stores are located in small markets primarily in Texas, Oklahoma and New Mexico, Stage stores are located in small markets in states other than Texas, Oklahoma and New Mexico and Palais Royal stores are located in metropolitan Houston and suburban areas. These stores are primarily located in strip shopping centers. All store locations are leased except for three Bealls stores and one Stage store that are owned. Most leases provide for a base rent amount plus contingent rentals, generally based upon a percentage of gross sales.

     Some of the buildings which the Company owns and leases in connection with its business may have been constructed with asbestos-containing materials. In the past, the Company has owned underground storage tanks. The Company believes that it is in substantial compliance with federal, state and local environmental provisions and that it currently has no material environmental liabilities.

LEGAL PROCEEDINGS

     From time to time the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of its business. Management believes that none of the matters in which the Company or its subsidiaries are currently involved, either individually or in the aggregate, is material to the financial position, results of operations, or cash flows of the Company or its subsidiaries.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the names, ages and all positions held by the directors and executive officers of Stage as of July 28, 1997:

     NAME            AGE                   POSITION
     ----            ---                   --------

Carl Tooker           49    Chairman, President and Chief Executive Officer
Harry Brown           50    Executive Vice President/Chief Merchandising Officer
James Marcum          37    Executive Vice President/Chief Financial Officer
Stephen Lovell        41    Executive Vice President/Director of Stores
Ron Lucas             50    Senior Vice President/Human Resources
Joshua Bekenstein     38    Director
Harold Compton        49    Director
Robert Huth           51    Director
Richard Jolosky       62    Director
Adam Kirsch           35    Director
Peter Mulvihill       38    Director
John J. Wiesner       59    Director

         Mr. Tooker joined the Company as Director, President and Chief Operating Officer on July 1, 1993. On July 1, 1994, Mr. Tooker was appointed Chief Executive Officer and on January 27, 1997, Mr. Tooker was elected Chairman of the Board. Mr. Tooker succeeds Mr. Bernard Fuchs, age 70, who retired. Mr. Tooker has 25 years of experience in the retail industry, 18 of which were spent in the May Co. where he served as Chairman and Chief Operating Officer of Filene's of Boston from 1988 to 1990. In 1990, Mr. Tooker joined Rich's, a division of Federated Department Stores, Inc., as President and Chief Operating Officer, and in 1991 Mr. Tooker was promoted to Chief Executive Officer of Rich's where he served until joining the Company in 1993.

         Mr. Brown will be joining the Company on August 4, 1997. Prior to joining the Company, Mr. Brown was the Executive Vice President for Merchandising, Planning and Marketing at Office Depot in Del Ray Beach, Florida since 1995. Mr. Brown served as the Executive Vice President, General Merchandise Manager over all apparel, accessories and cosmetics at Marshall's from 1990-1995, and as Sr. Vice President of Merchandising for both Men's and Women's apparel at Macy's, a division of Federated Department Stores, Inc.

         Mr. Marcum joined the Company in June 1995 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Marcum held various positions at the Melville Corporation where he was employed since 1983. Mr. Marcum served as Treasurer of Melville Corporation from 1986 to 1989, Vice President and Controller of Marshalls, Inc., a division of the Melville Corporation, from 1989 to 1990 and from 1990 to 1995 as Senior Vice President and Chief Financial Officer of Marshalls, Inc. From 1980 to 1983, Mr. Marcum was employed at Coopers and Lybrand L.L.P.

         Mr. Lovell joined the Company in June 1995 as Executive Vice President and Director of Stores. Before joining the Company, Mr. Lovell served in various positions at Hit or Miss, a division of TJX Companies, where he was employed since 1980 and where he served since January 1987 as Senior Vice President and Director of Stores.

         Mr. Lucas joined the Company in July 1995 as Senior Vice President, Human Resources. Between 1987 and 1995, Mr. Lucas served as Vice President, Human Resources at two different divisions of Limited, Inc., The Limited Stores Division and Lane Bryant. Previously, he spent seventeen years at the Venture Stores Division of May Co. where from 1985 to 1987 he was Vice President, Organization Development.

         Mr. Bekenstein has been a Director since December 1988 and was Vice Chairman of the Board of Directors and Chief Financial Officer of the Company from May 1992 until June 1995. In March 1996, Mr. Bekenstein resigned as Vice Chairman. Mr. Bekenstein continues to serve as a Director. Mr. Bekenstein has been a Managing Director of Bain Capital, Inc. since May 1993 and a General Partner of Bain Venture Capital since its inception in 1987. Mr. Bekenstein also currently serves on the Board of Directors of Waters Corporation.

         Mr. Compton has been a Director since March 1997. Mr. Compton has served as Executive Vice President and Chief Operating Officer of CompUSA Inc. since January 1995. Previously, he served as Executive Vice President-Operations, from August 1994 to January 1995. Prior to joining CompUSA Inc., Mr. Compton served as President and Chief Operating Officer of Central Electric Inc. from December 1993 to August 1994. Previously, Mr. Compton served as Executive Vice President-Operations & Human Resources of HomeBase, Inc. from 1989 to 1993.

         Mr. Huth has been a Director since March 1997. Mr. Huth has served as President of David's Bridal from 1995 to the present. Prior to joining David's Bridal, Mr. Huth was employed by Melville Corporation from 1987 to 1995, where he served as Director, Executive Vice President and Chief Executive Officer.

         Mr. Jolosky has been a Director since March 1997. Mr. Jolosky has served as President of Payless ShoeSource, Inc. since 1996. Mr. Jolosky previously served as President and Chief Executive Officer of Silverman Jewelry Company from 1995 to 1996 and as Chief Executive Officer of the Richard Allen Company from 1992 to 1995.

         Mr. Kirsch has been a Director since June 1992 and has been a Managing Director of Bain Capital, Inc. since May 1993 and a General Partner of Bain Venture Capital since 1990 and was an associate and principal of Bain from 1987 to 1990. Mr. Kirsch also currently serves as a Director of Brookstone, Inc., Duane Reade Holding Corp., Diagnostics Holdings Inc. and the Wesley-Jessen Corporation.

         Mr. Mulvihill has been a Director since December 1988. Mr. Mulvihill has served as a Managing Director of Oak Hill Partners, Inc. (the management company for Acadia) since 1993. From June 1987 to 1993, Mr. Mulvihill worked for and was associated with Rosecliff, Inc. (the predecessor of Oak Hill). Prior to joining Rosecliff, Mr. Mulvihill was an investment banker with Drexel Burnham Lambert Incorporated in the corporate finance department from 1985 to 1987. Mr. Mulvihill also serves as a director of Harvest Foods, Inc., an Arkansas-based grocery chain.

         Mr. Wiesner joined the Company as Director effective July 1, 1997. Prior to joining the Company, Mr. Wiesner held varying positions at CR Anthony, including Chairman of the Board, Chief Executive Officer from 1987 to 1997, and President from 1987 to 1990 and 1992 to 1995. From 1977 to 1987, Mr. Wiesner was employed by Pamida, Inc., an operator of discount stores in the midwestern United States, serving as Corporate Controller from 1977 to 1979, Senior Vice President from 1979 to 1981, Senior Executive Vice President and Chief Financial Officer from 1981 to 1985 and Vice Chairman of the Board and Chief Administrative Officer from 1985 to 1987. Prior to joining Pamida, Inc., Mr. Wiesner was employed for seven years by Fisher Foods, Inc., a supermarket chain, attaining the position of Vice President and Controller.

                       DESCRIPTION OF NEW CREDIT AGREEMENT

         In connection with the Offering, SRI entered into the New Credit Agreement with a syndicate of financial institutions (the "Lenders") for which Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, acted as arranger and administrative agent (the "Agent"). Stage and all existing and future material subsidiaries of SRI (excluding SRPC) will guarantee the borrowings under the New Credit Agreement. The New Credit Agreement provides for the Working Capital Facility and the Expansion Facility. The following is a summary of the material terms and conditions of the New Credit Agreement and is subject to the detailed provisions of the New Credit Agreement and various related documents entered into in connection with the New Credit Agreement.

         GENERAL. The New Credit Agreement consists of: (i) the $100 million Working Capital Facility, pursuant to which SRI has the right at any time prior to the third anniversary of the closing date of the Offering to solicit one or more Lenders and/or new financial institutions to provide up to $25 million in additional commitments to increase the Working Capital Facility to an amount not to exceed in the aggregate $125 million, subject to certain conditions, of which up to $50 million may be used for letters of credit and $10 million may be used for a swing line facility; and (ii) the $100 million Expansion Facility. Proceeds of the Working Capital Facility will be used to finance the working capital and general corporate requirements of the Company, including the interim financing of the acquisition of the receivables of CR Anthony. Proceeds of the Expansion Facility will be used for acquisitions and general corporate purposes. Each of the Working Capital Facility and Expansion Facility are available in multiple drawings from time to time on and following the closing of the Offering and amounts borrowed and repaid may be reborrowed until the fifth anniversary of the closing date of the Offering (the "Final Maturity Date"); provided that in addition to the mandatory reductions in commitments described below, the commitments under the Expansion Facility will be reduced by $25 million on the fourth anniversary of the closing of the Offering by the amount, if any, necessary so that total reductions in the amount of the commitments under the Expansion Facility (taking into account all mandatory reductions) will have been at least $25 million. The Working Capital Facility (other than the amount of the excess thereof over $100 million after giving effect to any increase thereof) must be reduced to $0.0 million (excluding issued and undrawn letters of credit) for a minimum of 45 consecutive days of each rolling 12 month period.

         INTEREST RATES; FEES. Each of the Working Capital Facility and Expansion Facility may be maintained from time to time, at the Company's option, as (a) Base Rate Loans (as defined in the New Credit Agreement) which bear interest at the Base Rate plus the applicable Margin Percentage (each as defined in the New Credit Agreement) or (b) Eurodollar Rate Loans (as defined in the New Credit Agreement) bearing interest at the Eurodollar Rate (adjusted for reserves) as determined by the Agent for the applicable interest period, plus the applicable Margin Percentage (as defined in the New Credit Agreement). The initial Margin Percentage for Eurodoller loans shall be per annum rate equal to 2.00%, and the initial Margin Percentage for Base Rate Loans shall be a per annum rate equal to 1.00%. The Margin Percentage will be determined from time to time based on the Adjusted Leverage Ratio (as defined in the New Credit Agreement).

         Interest on Base Rate Loans are payable quarterly in arrears on the last business day of each quarter. Eurodollar Rate Loans may have 1, 2, 3 and 6 month interest periods. Interest on Eurodollar Rate Loans are payable in arrears at the end of the applicable interest period and every three months where the applicable period exceeds three months.

         SRI pays a commitment fee on the unutilized commitments of each of the Working Capital Facility and Expansion Facility. This fee accrues from the date of consummation of the Offering to and including the Final Maturity Date quarterly in arrears. The amount of the commitment fee will be determined based on the Adjusted Leverage Ratio (as defined in the New Credit Agreement), and will range from 0.25% to 0.50% per annum.

         With respect to standby letters of credit issued pursuant to the Working Capital Facility, SRI will pay a fee equal to the applicable Margin Percentage for Eurodollar Rate Loans less 0.25% on the aggregate outstanding stated amount of such letters of credit and with respect to documentary letters of credit issued pursuant to the Working Capital Facility, SRI will pay a fee equal to the then applicable Margin Percentage for Eurodollar Loans less 0.75% (and in no event less than 0.75% per annum) on the aggregate outstanding stated amount of such letters of credit, and in each case SRI will pay such other fees as may separately be agreed between SRI and the applicable issuing lender.

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
        PREPAYMENTS; MANDATORY PREPAYMENTS. The New Credit Agreement will terminate on the Final Maturity Date. Amounts outstanding under the Working Capital Facility and Expansion Facility shall be due in full and such commitments shall expire on the Final Maturity Date. The Expansion Facility is subject to the following mandatory prepayments, subject to a maximum Expansion Facility reduction of 50%: (i) 50% of the net cash proceeds of Indebtedness (as defined in the New Credit Agreement), other than certain Indebtedness permitted to be incurred thereunder, is rated BBB/Baa2 or better; (ii) 50% of the net cash proceeds of an equity issuance by the Company (excluding any issuance of equity by the Company substantially concurrent with an acquisition to fund such acquisition) if the Adjusted Leverage Ratio is greater than 3.5:1; (iii) 75% of Excess Cash Flow (as defined in the New Credit Agreement) if the Adjusted Leverage Ratio is greater than 3.5:1 and 50% of Excess Cash Flow if the Adjusted Leverage Ratio is less than or equal to 3.5:1 and greater than 2.5:1; (iv) 100% of net cash proceeds from Asset Sales (as defined in the New Credit Agreement), excluding Eligible Asset Sales (as defined in the New Credit Agreement) subject to reinvestment conditions contained therein shall be applied to the Expansion Facility; and (v) 100% of net cash proceeds from insurance receipts (subject to certain reinvestment provisions) shall be applied to the Expansion Facility.

         COLLATERAL. All amounts owing under the New Credit Agreement are secured by: (i) a first priority (subject to permitted liens and encumbrances) perfected security interest in SRI's 450,000 square foot distribution center located in Jacksonville, Texas, including equipment located therein, in Stage's, SRI's and each other future guarantor's, if any, intangibles, in the receivables of CR Anthony in the event proceeds of the New Credit Agreement are used to purchase such receivables, provided that a security interest in such receivables will be released upon the sale of the receivables to a receivables trust upon terms and conditions no worse than those of the Accounts Receivable Program and the application of all the proceeds of such sale to the payment of the Working Capital Facility; and (ii) a pledge of SRPC's common stock, the common stock of SRI and the stock of all existing and future material subsidiaries of Stage and SRI.

         COVENANTS. Stage, SRI and each of their existing and future subsidiaries, other than SRPC, are subject to certain affirmative and negative covenants contained in the New Credit Agreement, including without limitation covenants that restrict, subject to specified exceptions: (i) the incurrence of additional indebtedness and other obligations and the granting of additional liens; (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets; (iii) the incurrence of capitalized lease obligations; (iv) dividends; (v) prepayments or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indentures, the Exchange Notes and the Accounts Receivable Program; (vi) engaging in transactions with affiliates and formation of subsidiaries; (vii) capital expenditures; (viii) the use of proceeds; and (ix) changes of lines of business. There are also covenants relating to compliance with ERISA and environmental and other laws, payment of taxes, maintenance of corporate existence and rights, maintenance of insurance and interest rate protection, and financial reporting. Certain of these covenants are more restrictive than those set forth in the Indenture. In addition, the New Credit Agreement requires the Company to maintain compliance with certain specified financial covenants, including covenants relating to minimum interest coverage, minimum fixed charge coverage and maximum Adjusted Leverage Ratio.

         EVENTS OF DEFAULT. The New Credit Agreement also includes customary events of default, including, without limitation, a default in the event of a change of control of the Company and a default under the Accounts Receivable Program. The occurrence of any such events of default could result in acceleration of the Company's obligations under the New Credit Agreement and foreclosure on the collateral securing such obligations, which could have a material adverse effect on holders of the Exchange Notes.

                        DESCRIPTION OF THE EXCHANGE NOTES

         The Series B 8 1/2% Senior Notes due 2005 (the "Senior Exchange Notes") are to be issued pursuant to the Indenture, dated as of June 17, 1997 (the "Senior Notes Indenture"), among Stage, SRI and State Street Bank and Trust Company as trustee (the "Senior Notes Trustee"). The Series B 9% Senior Subordinated Notes (the "Senior Subordinated Exchange Notes" and, together with the Senior Exchange Notes, the "Exchange Notes") are to be issued pursuant to the Indenture, dated as of June 17, 1997 (the "Senior Subordinated Notes Indenture" and, together with the Senior Notes Indenture, the "Indentures"), among Stage, SRI and State Street Bank and Trust Company, as trustee (the "Senior Subordinated Notes Trustee" and, together with the Senior Notes Trustee, the "Trustees"). The following is a summary of the material provisions of the Indentures. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all the provisions of the Notes and the Indentures (including provisions made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended), including the definitions therein of terms not defined herein. Certain terms used herein are defined below under "-- Certain Definitions." Copies of the forms of the Indentures and the Registration Rights Agreement are available as set forth under "Available Information." For purposes of this section, references to the "Senior and Senior Subordinated Notes" include the Exchange Notes and the Notes.

GENERAL

         The Senior Notes are, and the Senior Exchange Notes will be, senior unsecured obligations of SRI, limited to $200 million aggregate principal amount. The Senior Subordinated Notes are, and the Senior Subordinated Exchange Notes will be, senior subordinated unsecured obligations of SRI, limited to $100 million aggregate principal amount. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Senior and Senior Subordinated Notes, but SRI may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Exchange Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminated when the Exchange Offer is consummated.

 PRINCIPAL, MATURITY AND INTEREST

         The Senior Notes and the Senior Exchange Notes will mature on, July 15, 2005 and will bear interest at the rate per annum shown on the cover page hereof, from June 17, 1997 or from the most recent date to which interest has been paid as provided for, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1998 to each Person in whose name a Senior Note or a Senior Exchange Note is registered at the close of business on the preceding January 1 or July 1, as the case may be.

         The Senior Subordinated Notes and the Senior Subordinated Exchange Notes will mature on July 15, 2007 and will bear interest at the rate per annum shown on the cover page hereof from June 17 , 1997 or from the most recent date to which interest has been paid as provided, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1998 to each Person in whose name a Senior Subordinated Note or a Senior Subordinated Exchange Note is registered at the close of business on the preceding January 1 or July 1, as the case may be.

         Principal of and premium, if any, and any interest on the Senior and Senior Subordinated Notes will be payable, and the transfer of Senior and Senior Subordinated Notes will be registrable, at the office or agency maintained by SRI in the City of New York. In addition, payment of interest may, at the option of SRI, be made by check mailed to the address of the person entitled thereto as it appears in the Senior Note Register or the Senior Subordinated Note Register or the Senior Exchange Note Register or the Senior Subordinated Exchange Note Register, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

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
OPTIONAL REDEMPTION

   SENIOR EXCHANGE NOTES

         Except as set forth in the following paragraph, the Senior Exchange Notes will not be redeemable at the option of SRI prior to July 15, 2001. Thereafter, the Senior Exchange Notes will be redeemable, at SRI's option, in whole or in part from time to time, upon not less than 30 nor more than 60 days prior notice mailed to each Holder of Senior Exchange Notes to be redeemed at the Holder's address appearing in the Senior Exchange Note Register, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning July 15 of the years set forth below:

                                                                      REDEMPTION
PERIOD                                                                   PRICE
                                                                      ----------
2001.............................................................      104.250%
2002.............................................................      102.125%
2003 and thereafter..............................................      100.000%

         In addition, at any time and from time to time prior to July 15, 2000, SRI may redeem in the aggregate up to 35% of the original principal amount of the Senior Exchange Notes with the net cash proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 108.50% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least $130 million aggregate principal amount at maturity of the Senior Exchange Notes, together with the Senior Notes, must remain outstanding after each such redemption.

   SENIOR SUBORDINATED EXCHANGE NOTES

         Except as set forth in the following paragraph, the Senior Subordinated Exchange Notes will not be redeemable at the option of SRI prior to July 15, 2002. Thereafter, the Senior Subordinated Exchange Notes will be redeemable, at SRI's option, in whole or in part from time to time, upon not less than 30 nor more than 60 days prior notice mailed to each Holder of Senior Subordinated Exchange Notes to be redeemed at the Holder's address appearing in the Senior Subordinated Exchange Note Register, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning July 15 of the years set forth below:

                                                                      REDEMPTION
PERIOD                                                                   PRICE
                                                                      ----------
2002 .............................................................      104.50%
2003 .............................................................      103.00%
2004 .............................................................      101.50%
2005 and thereafter ..............................................      100.00%

         In addition, at any time and from time to time prior to July 15, 2000, SRI may redeem in the aggregate up to 35% of the original principal amount of the Senior Subordinated Exchange Notes with the net cash proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 109.00% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least $65 million aggregate principal amount at maturity of the Senior Subordinated Exchange Notes, together with the Senior Subordinated Notes, must remain outstanding after each such redemption.

   NOTICES AND SELECTION

         In the case of any partial redemption, selection of the Senior and Senior Subordinated Notes for redemption will be made by the appropriate Trustee on a pro rata basis, by lot or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior and Senior Subordinated Notes of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Senior and Senior Subordinated Notes is to be redeemed in part only, the notice of redemption relating to such Senior or Senior Subordinated Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Senior and Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior and Senior Subordinated Note.

RANKING

         As of May 3, 1997, on a pro forma basis after giving effect to the Acquisition and the Refinancing, (i) the Senior Debt of SRI, including the Senior Exchange Notes and the obligations of SRI under the New Credit Agreement, would have been approximately $209.8 million in principal amount and (ii) the Senior Subordinated Debt of SRI would have been approximately $100.0 million in principal amount, including the Senior Subordinated Exchange Notes. Although the Indentures contain limitations on the amount of additional Debt that Stage and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See "--Certain Covenants-- Limitation on Debt; - Limitation on Restrictions on Distributions from Restricted Subsidiaries."

   SENIOR EXCHANGE NOTES

         The indebtedness evidenced by the Senior Exchange Notes and the Senior Exchange Notes Guaranties will constitute senior unsecured obligations of SRI or Stage, as the case may be, will rank PARI PASSU in right of payment with all existing and future Senior Debt of SRI and Stage, as the case may be, and will be senior in right of payment to all existing and future subordinated indebtedness of SRI and Stage, including the Senior Subordinated Exchange Notes and the Senior Subordinated Exchange Notes Guaranties.

   SENIOR SUBORDINATED EXCHANGE NOTES

         The indebtedness evidenced by the Senior Subordinated Exchange Notes and the Senior Subordinated Exchange Notes Guaranties will constitute senior subordinated unsecured obligations of SRI or the Guarantors, as the case may be, will be subordinate in right of payment to all existing and future Senior Debt of SRI or the Guarantors, as the case may be, to the extent set forth in the Senior Subordinated Notes Indenture, and will rank PARI PASSU in right of payment with all existing and future Senior Subordinated Debt of SRI or the Guarantors, as the case may be, and will be senior in all respects to all existing and future subordinated debt of SRI or the Guarantors, as the case may be. SRI and Stage have agreed in the Senior Subordinated Notes Indenture that they will not, and that they will not permit any Guarantor to, Incur, directly or indirectly, any Debt that is subordinate or junior in ranking in right of payment to its Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

         SRI may not pay principal of, premium (if any) or interest on, the Senior Subordinated Exchange Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Senior Subordinated Exchange Notes (collectively, "pay the Senior Subordinated Exchange Notes") if (i) any Designated Senior Debt is not paid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full. However, SRI may pay the Senior Subordinated Exchange Notes without regard to the foregoing if SRI and the Senior Subordinated Notes Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing and no other event of the type described in such clause (i) or (ii) has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, SRI may not pay the Senior Subordinated Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Senior Subordinated Notes Trustee (with a copy to SRI) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Senior Subordinated Notes Trustee and SRI from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Debt has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, SRI may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Exchange Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period; PROVIDED, HOWEVER, that if a Blockage Notice is delivered by holders of Designated Senior Debt other than the Bank Debt, holders of the Bank Debt shall not be prohibited from delivering a Blockage Notice during the succeeding 360-day period.

         Upon any payment or distribution of the assets of SRI upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to SRI or its property, the holders of Senior Debt will be entitled to receive payment in full of such Senior Debt before the holders of the Senior Subordinated Notes are entitled to receive any payment, and until the Senior Debt is paid in full, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Senior Subordinated Notes Indenture will be made to holders of such Senior Debt as their interests may appear. If a distribution is made to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

         If payment of the Senior Subordinated Exchange Notes is accelerated because of an Event of Default, SRI or the Senior Subordinated Notes Trustee shall promptly notify the holders of Designated Senior Debt or the Representative of such holders of the acceleration.

         By reason of the subordination provisions contained in the Senior Subordinated Notes Indenture, in the event of insolvency, creditors of SRI or a Guarantor who are holders of Senior Debt of SRI or such Guarantor, as the case may be, may recover more, ratably, than the holders of the Senior Subordinated Exchange Notes, and creditors of SRI who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Senior Subordinated Exchange Notes.

         The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Senior Subordinated Notes Trustee for the payment of principal of and interest on the Senior Subordinated Exchange Notes pursuant to the provisions described under "--Defeasance" so long as such deposit shall not have violated the terms of any Senior Debt.

GUARANTIES

         Stage and Specialty NV and any Person that shall become a Restricted Subsidiary of Stage or SRI after the Issue Date (the "Subsidiary Guarantors") will unconditionally guarantee on a joint and several basis the payment and performance by SRI of (i) SRI's obligations under the Senior Exchange Notes on a senior unsecured basis (the "Senior Notes Guaranties") and (ii) SRI's obligations under the Senior Subordinated Exchange Notes on a senior subordinated unsecured basis (the "Senior Subordinated Notes Guaranties" and, together with the Senior Notes Guaranties, the "Notes Guaranties") and will pay all expenses (including, without limitation, fees and disbursements of counsel) paid or incurred by the Trustees or the Holders in enforcing their rights under the Senior and Senior Subordinated Notes Guaranties.

         The Senior Notes Guaranties will be unsecured senior obligations of the Guarantors and will rank PARI PASSU with future senior unsecured indebtedness of the Guarantors. The Senior Subordinated Notes Guaranties will be unsecured senior subordinated obligations of the Guarantors and will rank PARI PASSU with future senior subordinated unsecured indebtedness of the Guarantors. The Senior Subordinated Notes Guaranties will, to the extent set forth in the Senior Subordinated Notes Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt of such Guarantor and will be subject to the rights of holders of Designated Senior Debt of such Guarantor to initiate blockage periods upon terms substantially comparable to the subordination of the Senior Subordinated Exchange Notes to all Senior Debt of SRI. The principal asset of Stage is all of the outstanding shares of common stock of SRI, and virtually all of the operations of Stage are conducted through SRI.

         The obligations of Subsidiary Guarantors are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary in respect of the obligations of such other Subsidiary under its Notes Guaranties or pursuant to its contribution obligations under the Indentures, result in the obligations of such Subsidiary under its Notes Guaranties not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each such Subsidiary Guarantor that makes a payment or distribution of more than its proportionate share under a Notes Guaranty shall be entitled to a contribution from each other such Subsidiary Guarantor which has not paid its share of such payment or distribution.

         Pursuant to the Indentures, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "--Merger and Consolidation"; PROVIDED, HOWEVER, that if such other Person is not Stage or SRI, such Subsidiary Guarantor's obligations under its Notes Guaranties must be expressly assumed by such other Person. However, upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to Stage or SRI or an Affiliate of Stage or SRI) permitted by the Indentures including any sale pursuant to foreclosure on a pledge of the stock of such Subsidiary Guarantor securing the Bank Debt in accordance with the applicable provisions of the Uniform Commercial Code, such Subsidiary Guarantor will be released and relieved from all its obligations under its Notes Guaranties.

         Although holders of the Senior and Senior Subordinated Notes will be direct creditors of the Guarantors by virtue of the Notes Guaranties, existing or future creditors of Subsidiary Guarantors could attempt to avoid the relevant Notes Guaranties, in whole or in part, under fraudulent conveyance laws. To the extent any such Guaranty is avoided as a fraudulent conveyance or held unenforceable for any other reason, the claims of the holders of the Senior and Senior Subordinated Notes against a Subsidiary who is not a valid Guarantor would be subject to the prior payment of all liabilities of that Subsidiary. In addition, the claims of holders of the Senior and Senior Subordinated Notes against any Subsidiary that is not required to become a Guarantor will be subject to the prior payment of all liabilities of that Subsidiary. As of May 3, 1997, after giving pro forma effect to the Acquisition and the Refinancing, the amount of liabilities (consisting of Debt and payables) of Subsidiaries that are not Guarantors would have been approximately $34.1 million.

BOOK-ENTRY, DELIVERY AND FORM

         The Senior and Senior Subordinated Notes were issued in the form of Global Notes except as described below. The Global Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Notes directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

         Senior and Senior Subordinated Notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of a Senior and Senior Subordinated Note in definitive form, such Senior and Senior Subordinated Note will, unless the applicable Global Note has previously been exchanged for Senior and Senior Subordinated Notes in definitive form, be exchanged for an interest in the applicable Global Note representing the principal amount of Senior and Senior Subordinated Notes being transferred.

         The Depositary has advised SRI as follows: The Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Upon the issuance of the Global Notes, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of Senior and Senior Subordinated Notes represented by such Global Notes to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Senior and Senior Subordinated Notes. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

         So long as the Depositary, or its nominee, is the registered holder and owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Senior and Senior Subordinated Notes for all purposes of such Senior and Senior Subordinated Notes and the Indentures. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have the Senior and Senior Subordinated Notes represented by the applicable Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Senior and Senior Subordinated Notes in definitive form and will not be considered to be the owners or holders of any Senior and Senior Subordinated Notes under such Global Note. SRI understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Payment of principal of and interest on Senior and Senior Subordinated Notes represented by the Global Notes registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

         SRI expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable Global Note as shown on the records of the Depositary or its nominee. SRI also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. SRI will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Senior and Senior Subordinated Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

         Unless and until it is exchanged in whole or in part for certificated Senior and Senior Subordinated Notes in definitive form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

         Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such

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procedures, and such procedures may be discontinued at any time. Neither the
Trustees nor SRI will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

         The Senior and Senior Subordinated Notes represented by the Global Note are exchangeable for certificated Senior and Senior Subordinated Notes in definitive form of like tenor as such Senior and Senior Subordinated Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depositary notifies SRI that it is unwilling or unable to continue as Depositary for the applicable Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) SRI in its discretion at any time determines not to have all of the Senior and Senior Subordinated Notes represented by the Global Notes or (iii) a default entitling the holders of the Senior and Senior Subordinated Notes to accelerate the maturity thereof has occurred and is continuing. Any Senior and Senior Subordinated Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Senior and Senior Subordinated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless SRI determines otherwise in accordance with applicable law) subject, with respect to such Senior and Senior Subordinated Notes, to the provisions of such legend.

CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, each Holder shall have the right to require SRI to repurchase such Holder's Senior and Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

         The occurrence of any of the following events will constitute a "Change of Control" under the Indentures:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Stage;

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Stage (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Stage, was approved by a majority of the directors of Stage then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Stage then in office;

                  (iii) the merger or consolidation of Stage or SRI, as the case may be, with or into another Person or the merger of another Person with or into Stage or SRI, as the case may be, or the sale or transfer in one or a series of transactions of all or substantially all the assets of Stage or SRI, as the case may be, to another Person, and, in the case only of any such merger or consolidation, the securities of Stage or SRI, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Stage or SRI, as the case may be, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; PROVIDED, HOWEVER, that the merger or consolidation of Stage with or into SRI or the merger or consolidation of SRI with or into Stage shall not be deemed a Change of Control; or

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
                  (iv) Stage shall hold, directly or indirectly, less than 100% of the Capital Stock of SRI or less than 100% of the Voting Stock of SRI; and provided further, that a Change of Control shall occur if at any time that Stage does not directly hold such Capital Stock or Voting Stock of SRI, the entity holding such Capital Stock or Voting Stock of SRI shall not be a Restricted Subsidiary and a Subsidiary Guarantor.

         Within 30 days following any Change of Control, SRI shall mail a notice to each Holder with a copy to the Trustees stating: (1) that a Change of Control has occurred and that such Holder has the right to require SRI to purchase such Holder's Senior and Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);
(2) the material circumstances and facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed in the event of a Change of Control); and
(4) the instructions determined by SRI, consistent with the covenant described hereunder, that a Holder must follow in order to have its Senior and Senior Subordinated Notes purchased.

         SRI shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior and Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, SRI shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such covenant by virtue thereof.

         The Change of Control purchase feature is a result of negotiations among SRI, Stage and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that SRI or Stage would decide to do so in the future. The provisions of the Indentures relating to a Change of Control may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction (including, in certain circumstances, a transaction involving SRI's management or its affiliates) that may adversely affect Holders, if such transaction does not constitute a Change of Control, as defined above. Any such transaction will result in a Change of Control only if it is the type of transaction specified by such definition.

         The New Credit Agreement generally will prohibit SRI from purchasing any Senior and Senior Subordinated Notes, and will also provide that the occurrence of certain change of control events with respect to SRI would constitute a default thereunder. In the event a Change of Control occurs at a time when SRI is prohibited from purchasing Senior and Senior Subordinated Notes, SRI could seek the consent of its lenders to the purchase of Senior and Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If SRI does not obtain such a consent or repay such borrowings, SRI will remain prohibited from purchasing Senior and Senior Subordinated Notes. In such case, SRI's failure to purchase tendered Senior and Senior Subordinated Notes would constitute an Event of Default under the Indentures which would, in turn, constitute a default under the New Credit Agreement.

         Future indebtedness of SRI may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require SRI to repurchase the Senior and Senior Subordinated Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on SRI. Finally, SRI's ability to pay cash to the holders of Senior and Senior Subordinated Notes following the occurrence of a Change of Control may be limited by SRI's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indentures relating to SRI's obligation to make an offer to repurchase the Senior and Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the prior written consent of the Holders of a majority in principal amount of the Senior and Senior Subordinated Notes.

         The Change of Control purchase feature of the Senior and Senior Subordinated Notes may in certain circumstances make more difficult or discourage a takeover of SRI or Stage, and, thus, removal of incumbent management.

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
CERTAIN COVENANTS

         Except as otherwise specified, each of the Indentures will contain certain covenants, including among others the ones summarized below.

         LIMITATION ON DEBT. (a) Stage shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Debt unless the Consolidated EBITDA Coverage Ratio at the date of such Incurrence exceeds
2.25 to 1.0.

         (b) Notwithstanding the foregoing paragraph (a), Stage and its Restricted Subsidiaries may Incur the following Debt: (1) the Senior and Senior Subordinated Notes; (2) Debt Incurred by Stage and its Restricted Subsidiaries pursuant to the Working Capital Facility Provisions of the New Credit Agreement or any other working capital facility which, when taken together with the outstanding principal amount of all unreimbursed letters of credit and the outstanding principal amount of all other Debt Incurred pursuant to this clause
(2), does not exceed at any time in an aggregate principal amount the greater of
(A) $125 million and (B) the sum of (i) 50% of the book value of the inventory of Stage and its Restricted Subsidiaries and (ii) 85% of the book value of Receivables (or interests in a Master Trust comprised of Receivables including, without limitation, "Transferor Certificates" under the Accounts Receivable Facility) of Stage, its Restricted Subsidiaries and any Accounts Receivable Subsidiary, but only to the extent that such Receivables (or Master Trust interests) are owned by Stage, any of its Restricted Subsidiaries or any Accounts Receivable Subsidiary and may be transferred by Stage, any Restricted Subsidiary or any Accounts Receivable Subsidiary to a third party for fair value without the consent of existing investors in such Receivables or such Master Trust; (3) Debt Incurred by Stage and its Restricted Subsidiaries pursuant to the Expansion Revolving Credit Facility Provisions of the New Credit Agreement or Debt Incurred under any other credit or loan agreement or any indenture in each case which Refinances Debt Incurred under such Expansion Revolving Credit Facility Provisions or any Debt that previously Refinanced such Debt in accordance with this clause (3) during the term thereof or concurrent with the termination thereof which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (3), does not exceed $100 million outstanding at any one time; (4) Debt of Stage owed to and held by a Wholly Owned Subsidiary and Debt of a Wholly Owned Subsidiary owed to and held by Stage or another Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof; (5) Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Stage (other than Debt Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Stage); (6) Debt of Stage and its Restricted Subsidiaries outstanding on the Issue Date (other than Debt described in clause (1), (2), (3), (4) or (5)); (7) Refinancing Debt in respect of Debt Incurred pursuant to paragraph (a) or pursuant to clause (1) or (6) or this clause (7); (8) Hedging Obligations to the extent directly related to Debt permitted to be Incurred by Stage pursuant to the Indentures; and (9) Debt in an aggregate principal amount which, together with all other Debt of Stage and its Restricted Subsidiaries then outstanding (other than Debt permitted by clauses
(1) through (8) of this paragraph (b) or paragraph (a) above) does not exceed $25 million.

         (c) Notwithstanding the foregoing paragraphs (a) and (b) above, Stage shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the applicable Senior and Senior Subordinated Notes at least to the same extent as the Subordinated Obligations.

         (d) The Senior Subordinated Notes Indenture will further provide that, notwithstanding paragraphs (a) and (b) above, Stage shall not, and shall not permit SRI or any Guarantor to, Incur any Debt if such Debt is subordinated or junior in ranking to any Senior Debt, unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

         (e) For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in paragraph (b), Stage, in its sole discretion, will

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
classify such item of Debt and only be required to include the amount and type of such Debt in one of the clauses of paragraph (b), (ii) an item of Debt may be divided and classified in more than one of the types of debt in paragraph (b) and (iii) Guarantees of Debt otherwise included in the determination of particular amounts of Debt of Stage or any Restricted Subsidiary shall not also be included.

         LIMITATION ON RESTRICTED PAYMENTS. (a) Stage shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend (either in cash or property) or make any distribution on or in respect of, or redeem, repurchase, retire or otherwise acquire, its Capital Stock or the Capital Stock of any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving Stage) or similar payment to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to Stage or a Restricted Subsidiary), and other than pro rata dividends or other distributions made by a Restricted Subsidiary of Stage that is not a Wholly Owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is an entity other than a corporation), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Stage or a Restricted Subsidiary (other than such Capital Stock owned by Stage or any Wholly Owned Subsidiary), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);
(iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance or other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time Stage or such Restricted Subsidiary makes such Restricted Payment or after giving effect thereto: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) Stage, after giving pro forma effect to such Restricted Payment, would not be permitted to Incur at least an additional $1.00 of Debt pursuant to paragraph (a) under "--Limitation on Debt"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income (excluding any extraordinary or nonrecurring charges in connection with the Refinancing and the Acquisition) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Notes were originally issued to the end of the most recent fiscal quarter ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of Stage shall be provided to Holders pursuant to the Indentures) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds and aggregate Deemed Asset Value received by Stage from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust); (C) the amount by which Debt of Stage is reduced on Stage's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date, of any Debt of Stage convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of Stage (less the amount of any cash, or the fair value of any other property, distributed by Stage upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Stage or any Restricted Subsidiary from Unrestricted Subsidiaries (except as provided in clause (xi) of the definition of "Permitted Investment"), and (ii) the portion (proportionate to the equity interest of Stage in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of an Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Stage or any Restricted Subsidiary in such Unrestricted Subsidiary; and (E) $5 million.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit:
(i) any purchase or redemption of Capital Stock or Subordinated Obligations of Stage made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Stage (other than Redeemable Stock or Exchangeable Stock of Stage and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); PROVIDED, HOWEVER, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)(B) of paragraph (a) above; (ii) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Stage made by exchange for, or out of the

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proceeds of the substantially concurrent sale of, Debt of Stage which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Debt" above; PROVIDED, HOWEVER, that such purchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations of Stage from Net Available Cash to the extent permitted under "--Limitation on Sales of Assets and Subsidiary Stock" below; PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this provision; PROVIDED, HOWEVER, that at the time of declaration of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); and PROVIDED, FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) the repurchase of shares of, or options to purchase shares of, common stock of Stage or any of its Subsidiaries from employees, former employees, directors or former directors of Stage or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed $5 million in any calendar year; PROVIDED, FURTHER, HOWEVER, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; (vi) the issuance of securities or payment of cash to consummate the Acquisition in accordance with the terms of the Merger Agreement; PROVIDED, HOWEVER, that such issuance or payment shall be excluded in the calculation of the amount of Restricted Payments; and (vii) Restricted Payments, in addition to those otherwise permitted pursuant to this covenant, in an aggregate amount not to exceed $15 million; PROVIDED, HOWEVER, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

         LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. Stage shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to Stage or any Restricted Subsidiary, (ii) make any loans or advances to Stage or any Restricted Subsidiary or (iii) transfer any of its property or assets to Stage or any Restricted Subsidiary, except: (a) any encumbrance or restriction pursuant to the New Credit Agreement or any agreement in effect on the Issue Date or pursuant to the issuance of the Notes; (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Stage (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Stage), and outstanding on such date; (c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) or contained in any amendment to an agreement referred to in clause (a) or (b); PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (d) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or other customary non-assignment provisions in contracts (other than contracts that constitute
Debt) entered into in the ordinary course of business to the extent such provisions restrict the transfer of the assets subject to such contracts; (e) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (f) encumbrances or restrictions imposed by operation of applicable law; (g) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (h) any encumbrance or restriction on the sale of Receivables arising under agreements in connection with such sales between Stage or a Restricted Subsidiary and an Accounts Receivable Subsidiary.

         LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) Stage shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) Stage or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by Stage or such Restricted

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Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Stage or SRI (or such Restricted Subsidiary, as the case may be) (A) FIRST, to the extent Stage or SRI elects (or is required by the terms of any Senior Debt), to prepay, repay or purchase Senior Debt (other than Debt owed to Stage or SRI or an Affiliate of Stage or SRI) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at the election of Stage to the investment by Stage or any Wholly Owned Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or an asset or assets that (as determined by the Board of Directors) will be used in the business of Stage and the Wholly Owned Subsidiaries existing on the Issue Date or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash; (C) THIRD, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B), to make an offer to purchase the applicable Senior and Senior Subordinated Notes (and any other Debt designated by SRI ranking PARI PASSU with such Senior and Senior Subordinated Notes) pursuant to and subject to the conditions contained in the applicable Indenture (it being understood that, in all cases, SRI shall be required to make an offer to purchase the Senior Exchange Notes or Senior Notes prior to making any offer to purchase the Senior Subordinated Exchange Notes or Senior Subordinated Notes); and (D)FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by Stage or any Wholly Owned Subsidiary of Tangible Property or (y) the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of Stage or SRI (other than Debt owed to an Affiliate of Stage or SRI) or Debt of any Restricted Subsidiary (other than Debt owed to Stage or SRI or an Affiliate of Stage or SRI), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in paragraph (b) below is consummated; PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, Stage, SRI or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Stage and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Permitted Investments or to reduce loans outstanding under any working capital facility.

         For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of Debt of Stage or any Restricted Subsidiary and the release of Stage or Restricted Subsidiary from all liability on such Debt in connection with such Asset Disposition and (y) securities received by Stage or any Restricted Subsidiary from the transferee that are converted by Stage or such Restricted Subsidiary into cash within 90 days of the receipt of such securities.

         (b) In the event of an Asset Disposition that requires the purchase of the Senior and Senior Subordinated Notes (and other Debt ranking PARI PASSU with the applicable Senior and Senior Subordinated Notes) pursuant to clause
(a)(ii)(C) above, SRI will be required to purchase Senior and Senior Subordinated Notes tendered pursuant to an offer by SRI for the Senior and Senior Subordinated Notes (and such other Debt) at a purchase price of 100% of the principal amount of the Senior and Senior Subordinated Notes on the date of such offer (without premium) plus accrued but unpaid interest (or, in respect of such other Debt, such lesser price, if any, as may be provided for by the terms of such Debt) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of Senior and Senior Subordinated Notes (and any such other Debt) tendered pursuant to any such offer is less than the Net Available Cash allotted to the purchase thereof, SRI will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. SRI shall not be required to make any such offers to purchase Senior and Senior Subordinated Notes (and other Debt ranking PARI PASSU with the applicable Senior and Senior Subordinated Notes) pursuant to this covenant if the Net Available Cash available therefore is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether any such offer is required with respect to any subsequent Asset Disposition).

         (c) SRI shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior and Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions

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of this covenant, SRI shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

         LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) Stage shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate (including any Accounts Receivable Subsidiary) of Stage (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are (A) set forth in writing and (B) as favorable to Stage or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third Person, (ii) if such Affiliate Transaction involves an amount in excess of $3 million, a majority of the disinterested members of the Board of Directors of Stage have approved, by resolution, and determined in good faith that such Affiliate Transaction meets the criteria set forth in (i)(B) above and (iii) if such Affiliate Transaction involves an amount in excess of $7.5 million (other than a contribution, disposition or other transfer of Receivables to an Accounts Receivable Subsidiary as permitted under the Indentures and the related customary contractual arrangements and Customary Securitization Undertakings), such Affiliate Transaction is determined by a nationally recognized investment banking firm to be fair from a financial standpoint to Stage or such Restricted Subsidiary, as the case may be.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit
(i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Stage, (iii) loans or advances to employees in the ordinary course of business, but in any event not to exceed $5 million in the aggregate outstanding at any one time, (iv) the payment of reasonable and customary fees to directors of Stage and its Restricted Subsidiaries, (v) any transaction between Stage and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vi) any written agreement as in effect on the Issue Date and as amended from time to time PROVIDED that any such amendment is not less favorable in any material respect to Stage and its Subsidiaries than the terms in effect on the Issue Date, and (vii) indemnification payments to directors and officers of Stage in accordance with applicable state laws.

         LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Stage shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to Stage or a Wholly Owned Subsidiary;
(ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary; or
(iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition. In connection with any such sale or disposition of Capital Stock, Stage or any such Restricted Subsidiary shall comply with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock." Nothing herein shall limit or modify SRI's obligations under "--Change of Control" above.

         LIMITATION ON LIENS. The Senior Notes Indenture will provide that Stage shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

         The Senior Subordinated Notes Indenture will provide that, notwithstanding paragraphs (a) and (b) of the covenant described under "--Limitation on Debt" above, Stage shall not, and shall not permit SRI or any Guarantor to, incur any Secured Debt which is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Exchange Notes, the Senior Subordinated Notes or the Senior Subordinated Notes Guaranties, as applicable, equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien.

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         LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Senior Notes Indenture
will provide that Stage shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) Stage or such Restricted Subsidiary would be entitled to (A) incur Debt in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Debt" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Senior Exchange Notes and the Senior Notes pursuant to the covenant described under "--Limitation on Liens," (ii) the net proceeds received by Stage or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) Stage applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock."

         ACCOUNTS RECEIVABLE SUBSIDIARIES. Stage (a) shall not permit any Accounts Receivable Subsidiary to sell any Receivables purchased from Stage or any of its Subsidiaries or participation interests therein to any other Person except on an arms-length basis and solely for consideration in the form of cash, cash equivalents, promissory notes of such Person or Debt of or other interests in a Master Trust; PROVIDED, HOWEVER, that such Accounts Receivable Subsidiary may not sell such Debt or other interests to any other Person except on an arms-length basis and solely for consideration in the form of cash or cash equivalents; (b) shall not permit any Accounts Receivable Subsidiary to incur Debt in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP; and (c) shall not, and shall not permit any of its Subsidiaries to, sell Receivables to an Accounts Receivable Subsidiary if (i) such Accounts Receivable Subsidiary, pursuant to or within the meaning of Bankruptcy Law, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against such Accounts Receivable Subsidiary, (B) appoints a Custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary or (C) orders the liquidation of such Accounts Receivable Subsidiary.

         FUTURE GUARANTORS. Stage and SRI shall cause each Restricted Subsidiary to execute and deliver to each Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior and Senior Subordinated Notes on the same terms and conditions as those set forth in the Indentures.

         SEC REPORTS. Notwithstanding that Stage may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Stage shall file with the SEC and provide the Trustees and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such sections.

MERGER AND CONSOLIDATION

         Neither Stage nor SRI shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its properties and assets to any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company"), if other than Stage or SRI, as the case may be, shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company expressly assumes, by an indenture supplemental thereto, executed and delivered to the Trustees, in form acceptable to the Trustees, all the obligations of Stage or SRI, as the case may be, under the Senior and Senior Subordinated Notes and the Indentures; (ii) immediately after giving effect to such transaction, on a pro forma basis (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, on a pro forma basis, the Successor Company would be able to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "--Limitation on Debt"; (iv) immediately after giving effect to such transaction, on a pro forma basis, the Successor Company shall have Consolidated Net Worth in an amount at least equal to the Consolidated Net Worth of Stage or SRI, as the case may be, prior to such transaction minus any costs incurred in connection with such transaction; and (v) Stage or SRI, as the case may be, shall have delivered to the Trustees an

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Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indentures. The foregoing shall not prohibit the consummation of the Acquisition by Stage and SRI on the terms described under "The Acquisition."

         The Successor Company shall be the successor to Stage or SRI, as the case may be, and shall succeed to, and be substituted for, and may exercise every right and power of, Stage or SRI, as the case may be, under the Indentures, but the predecessor Person in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Senior and Senior Subordinated Notes, in the case of SRI, or from the obligations under the Notes Guaranties, in the case of Stage.

         No Subsidiary Guarantor shall, and Stage or SRI, as the case may be, shall not permit any Subsidiary Guarantor to, consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by Guaranty Agreements, in a form satisfactory to the Trustees, all the obligations of such Subsidiary Guarantor, if any, under its Notes Guaranties; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) Stage or SRI, as the case may be, delivers to the Trustees Officers' Certificates and Opinions of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreements, if any, comply with the Indenture.

DEFAULTS

         An "Event of Default" is defined in the Indentures as (a) a default in any payment of interest on any Exchange Note or Note when the same becomes due and payable, and such default continues for a period of 30 days; (b) a default in the payment of the principal of, or premium, if any, on any Exchange Note or Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase or otherwise; (c) the failure by SRI or any Guarantor to comply with its obligations under "- Merger and Consolidation"; (d) the failure by Stage or SRI to comply for 30 days after the notice specified below with any of its obligations in the covenants described above under "--Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants" under "--Limitation on Debt," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Transactions with Affiliates," "--Limitation on Liens," "--Limitation on Sale/Leaseback Transactions," "Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "Accounts Receivable Subsidiaries," "Future Guarantors" or "--SEC Reports"; (e) the failure by Stage, SRI or any Guarantor to comply with any of its agreements in the Senior and Senior Subordinated Notes or the Indentures (other than those referred to in (a), (b), (c) or (d) above) and such failure continues for 60 days after the notice specified below; (f) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Stage or any of its Subsidiaries (or the payment of which is Guaranteed by Stage or any of its Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date of the Indentures, which default (i) is caused by failure to pay principal of such Debt at the final maturity thereof or, in the case of the Senior Exchange Notes and the Senior Notes only, failure to pay principal of or interest on such Debt, prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default") or
(ii) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more;
(g) certain events of bankruptcy or insolvency of Stage, SRI or any Significant Subsidiary; (h) any final non-appealable judgment or decree in excess of $15 million is rendered against Stage, SRI or a Significant Subsidiary and is not discharged and either an enforcement proceeding has been commenced upon such judgment or decree or such judgment or decree shall remain undischarged for a period of 60 days; or (i) any Guarantee ceases to be in effect (other than in accordance with the terms of the Indentures) or any Guarantor denies or disaffirms its Guarantee obligations. A Default under clause (d) or (e) is not an Event of Default until the relevant Trustee

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or the Holders of at least 25% in principal amount of the applicable Senior and
Senior Subordinated Notes notify SRI of the Default and SRI does not cure such Default within the time specified after receipt of such notice.

         If an Event of Default occurs and is continuing with respect to the Senior and Senior Subordinated Notes, the applicable Trustee or the holders of at least 25% in principal amount of the applicable outstanding Senior and Senior Subordinated Notes may declare the principal of and accrued but unpaid interest on all such Senior and Senior Subordinated Notes to be due and payable. Upon such a declaration, such principal amount and interest shall be due and payable immediately; PROVIDED that if any Bank Debt shall remain outstanding, such declaration with respect to the Senior Subordinated Exchange Notes shall not become effective until three Business Days after notice of such declaration has been given to the Representative of the holders of the Bank Debt. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Stage, SRI or a Significant Subsidiary occurs and is continuing, the principal of and interest on all the relevant Senior and Senior Subordinated Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holders of the relevant Senior and Senior Subordinated Notes. Under certain circumstances, the holders of a majority in principal amount of the applicable outstanding Senior and Senior Subordinated Notes may rescind any such acceleration with respect to such Senior and Senior Subordinated Notes and its consequences.

         Subject to the provisions of the Indentures relating to the duties of the Trustees, in case an Event of Default occurs and is continuing, the Trustees will be under no obligation to exercise any of the rights or powers under the Indentures at the request or direction of any of the holders of the Senior and Senior Subordinated Notes unless such holders have offered to the Trustees reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of an Exchange Note or a Note may pursue any remedy with respect to the Indentures or the Senior and Senior Subordinated Notes unless: (i) such holder has previously given the relevant Trustee notice that an Event of Default is continuing; (ii) holders of at least 25% in principal amount of the applicable outstanding Senior and Senior Subordinated Notes have requested the applicable Trustee to pursue the remedy; (iii) such holders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense ; (iv) the applicable Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the applicable outstanding Senior and Senior Subordinated Notes have not given such Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the applicable outstanding Senior and Senior Subordinated Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on such Trustee.

        The Indentures provide that if a Default occurs and is continuing and is known to the Trustees, the Trustees must mail to each Holder notice of the Default within 90 days (or such shorter period as may be required by applicable law) after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Exchange Note or on any Note, the Trustees may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Senior and Senior Subordinated Notes. In addition, SRI is required to deliver to the Trustees, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. SRI also is required to deliver to the Trustees, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action SRI is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

        Subject to certain exceptions, each of the Senior Notes Indenture and the Senior Subordinated Notes Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Senior Exchange Notes or the Senior Subordinated Exchange Notes, as the case may be, then outstanding (including consents obtained in connection with a tender offer or exchange for the Senior and Senior Subordinated Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Senior Exchange Notes or the Senior Subordinated Exchange Notes and the Senior Subordinated Notes, as the case may be, then outstanding. However, without the consent of each holder of an outstanding Senior Exchange Note or Senior Subordinated Exchange Note, as the case may be, no amendment may, among other things: (i) reduce

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the amount of Senior and Senior Subordinated Notes whose holders must consent to an amendment; (ii) reduce the rate of or extend the time for payment of interest on any and Senior and Senior Subordinated Note; (iii) reduce the principal of or extend the Stated Maturity of any Senior and Senior Subordinated Note; (iv) reduce the premium payable upon the redemption of any Senior and Senior Subordinated Note or change the time at which any Senior and Senior Subordinated Note may or shall be redeemed as described under "--Optional Redemption"; (v) make any Senior and Senior Subordinated Note payable in money other than that stated in the Senior and Senior Subordinated Note; (vi) impair the right of any holder of the Senior and Senior Subordinated Notes to receive payment of principal of, or premium, if any, and interest on such holder's Senior and Senior Subordinated Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's Senior and Senior Subordinated Notes; (vii) make any change in the amendment provsions which requires each holder's consent or in the waiver provisions;
(viii) make any change in any Notes Guaranty that would adversely affect the Holders; or (ix) in the case of the Senior Subordinated Exchange Notes, make any change in the subordination provisions of the Senior Subordinated Notes
Indenture that would adversely affect the holders of the Senior Subordinated Exchange Notes.

        Without the consent of any holder of the Senior and Senior Subordinated Notes, SRI and the Trustees may amend or supplement the Indentures to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Stage, SRI or any Guarantor under the Indentures, to provide for uncertificated Senior and Senior Subordinated Notes in addition to or in place of certificated Senior and Senior Subordinated Notes (provided that the uncertificated Senior and Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior and Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Senior and Senior Subordinated Notes, to release a Notes Guaranty when permitted by the applicable Indenture, to secure the Senior and Senior Subordinated Notes, to add to the covenants of Stage and its Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon Stage, SRI or any Guarantor to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indentures under the Trust Indenture Act of 1939. However, no amendment may be made to the subordination provisions of the Senior Subordinated Notes Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change.

         The consent of the Holders is not necessary under either the Senior Notes Indenture or the Senior Subordinated Notes Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under either the Senior Notes Indenture or the Senior Subordinated Notes Indenture becomes effective, SRI is required to mail to the applicable Holders a notice briefly describing such amendment. However, the failure to give such notice to all applicable Holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

         SRI at any time may terminate all the obligations of Stage and SRI under the Senior Notes Indenture or the Senior Subordinated Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligation to register the transfer or exchange of the Senior and Senior Subordinated Notes issued under such Indenture, to replace mutilated, destroyed, lost or stolen Senior and Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior and Senior Subordinated Notes. SRI at any time may terminate the obligations of Stage and SRI under "--Change of Control" and the covenants described under "--Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) of the first paragraph under "--Merger and Consolidation" above ("covenant defeasance").

         SRI may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If SRI exercises its legal defeasance option, payment of the Senior and Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If SRI exercises its covenant defeasance option, payment of the Senior and Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clauses

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(d), (f) and (g) (with respect only to Significant Subsidiaries) or (h) under
"--Events of Default" above or because of the failure of SRI to comply with clause (iii) or (iv) under "--Merger and Consolidation" above. If SRI exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Notes Guaranties.

         In order to exercise either defeasance option, SRI must irrevocably deposit in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Senior and Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the applicable Trustee an Opinion of Counsel to the effect that holders of the Senior and Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law).

CONCERNING THE TRUSTEES

         State Street Bank and Trust Company is to be the trustee under the Senior Notes Indenture and the Senior Subordinated Notes Indenture and has been appointed by SRI as Registrar and Paying Agent with regard to the Senior and Senior Subordinated Notes.

         The Holders of a majority in principal amount of the outstanding Senior Exchange Notes or the Senior Subordinated Exchange Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The Indentures provide that if an Event of Default occurs (and is not cured), the Trustees will be required, in the exercise of their power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, neither Trustee will be under any obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Senior and Senior Subordinated Notes, unless such Holder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the applicable Indenture.

GOVERNING LAW

         The Indentures provide that they and each of the Senior and Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

         "Accounts Receivable Facility" means the program and the transactions in effect on the Issue Date pursuant to the following principal documents, each as in effect on the Issue Date, pursuant to which SRPC has acquired and securitized Receivables originated by SRI: Receivables Purchase Agreement between SRI and SRPC; Pooling and Servicing Agreement among SRI, as servicer, SRPC, as transferor, and Bankers Trust (Delaware), as trustee; Series 1993-1 Supplement, Series 1993-2 Supplement and Series 1995-1 Supplement, each between SRPC, as transferor, and Bankers Trust (Delaware), as trustee; each related certificate purchase agreement and placement agent agreement; Indenture between SRPC, as issuer, and Bankers Trust (Delaware), as trustee and collateral agent; and Purchase Agreement between BT Securities Corp., SRPC and SRI, pertaining to 12.5% Trust Certificate-Backed Notes.

         "Accounts Receivable Subsidiary" means a wholly owned Subsidiary of Stage or a Subsidiary of such wholly owned Subsidiary, in each case which engages in no activities other than in connection with the financing of Receivables, including any Banking Subsidiary, and which is designated by the Board of Directors as an Accounts Receivable Subsidiary pursuant to a board resolution set forth in an Officers' Certificate and delivered to the Trustees,
(a) no portion of the Debt or any other obligations (contingent or otherwise) of which: (i) is Guaranteed by Stage or any other Subsidiary of Stage; (ii) is recourse to or obligates Stage or any other Subsidiary of Stage in any way, other than pursuant

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to Customary Securitization Undertakings; or (iii) subjects any property or asset of Stage or any other Subsidiary of Stage, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Customary Securitization Undertakings, (b) with which none of Stage or any other Subsidiary of Stage has any contract, agreement, arrangement or understanding other than or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Stage, other than sales of Receivables in accordance with clause (v) of the definition of "Asset Disposition" and fees payable in the ordinary course of business in connection with servicing Receivables and (c) with which neither Stage nor any other Subsidiary of Stage or has any obligation: (i) to subscribe for additional shares of Capital Stock therein; or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

         "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants --Limitation on Affiliate Transactions" and "--Certain Covenants --Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Stage, or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Stage or any of its Restricted Subsidiaries, including, without limitation, any disposition by means of a merger, consolidation or similar transaction, other than: (i) a disposition by a Restricted Subsidiary to Stage or by Stage or a Restricted Subsidiary to a Wholly Owned Subsidiary; (ii) a disposition of property or assets (other than shares of Capital Stock of a Restricted Subsidiary and which do not constitute all or substantially all of the assets of any division or line of business of Stage or any Restricted Subsidiary) at fair market value in the ordinary course of business; (iii) for purposes of the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment or a Permitted Investment permitted by the covenant described under "--Certain Covenants --Limitation on Restricted Payments"; (iv) a transaction or series of related transactions for which Stage or its Restricted Subsidiaries receive aggregate consideration of less than $250,000; (v) contributions, dispositions or other transfers of Receivables to an Accounts Receivable Subsidiary that is wholly owned, directly or indirectly, by Stage in exchange for Capital Stock or an increase in paid-in capital in such Accounts Receivable Subsidiary or sales of Receivables to an Accounts Receivable Subsidiary for cash and promissory notes, in each case for consideration having a value at least equal to 95% of the book value thereof as determined in accordance with GAAP; and (vi) the disposition of all or substantially all of the assets of Stage permitted by the covenant described under "Merger and Consolidation."

         "Attributable Debt" means, in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Exchange Notes, compounded annually) of the total obligations of the lesse for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

         "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing: (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by; and (ii) the sum of all such payments.

         "Bank Debt" means all obligations pursuant to the New Credit Agreement including reimbursement obligations in respect of letters of credit and interest accruing at the contract rate specified therein on or after the filing of any petition in bankruptcy or for reorganization relating to Stage or SRI whether or not post-filing interest is an allowed claim in such proceeding.

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         "Banking Subsidiary" means a wholly owned Subsidiary of Stage or a
Subsidiary of a wholly owned Subsidiary of Stage, in each case chartered under the banking laws of the United States or any state thereof, which engages in activities permitted by applicable banking laws and the primary purpose of which is to finance the Receivables arising out of sales of goods and services by Stage and its Subsidiaries.

         "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

         "Board of Directors" means the Board of Directors of Stage or any committee thereof duly authorized to act on behalf of such Board.

         "Business Day" means each day which is not a Legal Holiday.

         "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in such Person (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if Stage or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period Stage or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of Stage or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Stage and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent Stage and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (3) if since the beginning of such period Stage or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Stage or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by Stage or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro

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forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Stage. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

         "Consolidated Interest Expense" means, for any period, the total interest expense of Stage and its consolidated Restricted Subsidiaries (excluding amortization of deferred financing costs), plus, to the extent not included in such interest expense: (i) interest expense attributable to Capital Lease Obligations; (ii) amortization of debt discount; (iii) capitalized interest; (iv) non-cash interest expense; (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; (vi) net costs under Hedging Obligations (including amortization of fees); (vii) Preferred Stock dividends in respect of all Redeemable Stock of Stage and Preferred Stock dividends payable in cash in respect of all Preferred Stock held by Persons other than Stage or a Wholly Owned Subsidiary; (viii) interest incurred in connection with Investments in discontinued operations;
(ix) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by Stage or any of its Restricted Subsidiaries; and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Stage) in connection with Debt Incurred by such plan or trust.

         "Consolidated Net Income" means, for any period, the net income of Stage and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (iv) below, Stage's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Stage or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); (ii) any net income of any Person acquired by Stage or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Stage, except that (A) subject to the exclusion contained in clause (iv) below, Stage's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Stage or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and
(B) Stage's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of Stage or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary or nonrecurring gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants --Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans as advances or other transfers of assets from Unrestricted Subsidiaries to Stage or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

         "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit,
(B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

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         "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

         "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         "Customary Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Stage or any of its Restricted Subsidiaries in connection with a Receivables transaction with an Accounts Receivable Subsidiary and which are reasonably customary in asset securitization transactions involving accounts, general intangibles or other rights to payment. All terms and provisions of the Accounts Receivable Facility shall constitute Customary Securitization Undertakings.

         "Debt" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all Redeemable Stock of such Person and, with respect to any Subsidiary of such Person, all Preferred Stock (the amount of Debt represented thereby shall equal the greater of its liquidation preference and the redemption, repayment or other repurchase obligations with respect thereto, but excluding any accrued dividends); (vi) all Hedging Obligations of such Person; (vii) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and (viii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Debt of any Person at any date shall be the outstanding balance of such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.

         "Deemed Asset Value" means 75% of the fair market value, as determined in good faith by the Board of Directors of Stage, of assets (other than cash) received by Stage from the issuance or sale of its Capital Stock.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Senior Debt" of any Person means (i) the Bank Debt and (ii) any other Senior Debt of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Senior Subordinated Notes Indenture.

         "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Stage,
(b) depreciation expense, (c) amortization expense and (d) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash items to the extent it represents an accrual of, or reserve for, cash disbursements for any subsequent period) less all non-cash items increasing such Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and

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amortization of, a Subsidiary of Stage shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Stage by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of Stage which is neither Exchangeable Stock nor Redeemable Stock).

         "Expansion Revolving Credit Facility Provisions" means the provisions of the New Credit Agreement pursuant to which lenders thereunder have committed to make available to SRI a reducing revolving credit facility.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth
(i) in the opinions and pronouncements of the Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to
Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business, guarantees of obligations of a Subsidiary in the ordinary course of business if such obligations do not constitute Debt of such Subsidiary or Customary Securitization Undertakings. The term "Guarantee" used as a verb has a corresponding meaning.

         "Guarantor" means any Person that Guarantees SRI's obligations with respect to the Senior and Senior Subordinated Notes, as the case may be.

         "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the applicable Trustee, pursuant to which a Guarantor becomes subject to the applicable terms and conditions of the Senior Notes Indenture or the Senior Subordinated Notes Indenture.

         "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

         "Holder" means the Person in whose name Senior and Senior Subordinated
Note is registered on the Registrar's books.

         "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

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         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Stage or any Restricted Subsidiary against fluctuations in interest rates.

         "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of) such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants --Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Stage's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Stage at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; PROVIDED, FURTHER, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Stage shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Stage's "Investmentment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Stage's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

         "Issue Date" means the original issue date of the Notes.

         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Master Trust" means a trust organized for the purpose securitizing Receivables held by an Accounts Receivable Subsidiary that does not engage in any business other than (a) the purchase of Receivables or participation interests therein, (b) the issuance and distribution of indebtedness and other interests in such trust to (i) the Accounts Receivable Subsidiary or (ii) to other parties for cash or cash equivalents on an arms-length basis, (c) the servicing of Receivables and any indebtedness or interests in such trust and (d) activities ancillary to the actions described in clauses (a), (b) and (c).

         "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 5, 1997, by and between Stage and CR Anthony.

         "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Stage or any Restricted Subsidiary after such Asset Disposition.

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         "Net Cash Proceeds" means, with respect to any issuance or sale of
Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "New Credit Agreement" means the agreement dated June 17, 1997 among SRI, Credit Suisse First Boston, as administrative agent, and the other lenders party thereto, and their respective successors and assigns, together with all other instruments, documents and agreements related thereto, as the same may be amended, supplemented, waived and otherwise modified from time to time in accordance with the terms thereof, and any agreement (and all other related instruments, documents and agreements) governing Debt Incurred to refund, replace or refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such New Credit Agreement or a successor New Credit Agreement, whether by the same or any other lender or group of lenders.

         "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; PROVIDED, HOWEVER, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

         "Notes Guaranty" means the Guarantee by a Guarantor of SRI's obligations with respect to the Senior and Senior Subordinated Notes, as the case may be.

         "Permitted Investment" means an Investment by Stage or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is reasonably related to the business of Stage; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Stage or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is reasonably related to the business of Stage; (iii) Temporary Cash Investments; (iv) receivables owing to Stage or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Stage or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of Stage or such Restricted Subsidiary;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Stage or any Restricted Subsidiary or in satisfaction of judgments; (viii) other Investments in an aggregate amount not to exceed $5 million; (ix) Investments in an Accounts Receivable Subsidiary received in consideration of contributions or sales of Receivables permitted pursuant to clause (v) of the definition of "Asset Disposition;" (x) Investments in a Banking Subsidiary in an aggregate amount not to exceed $10 million; (xi) Investments in an Accounts Receivable Subsidiary in an aggregate amount not to exceed the amount of dividends and other distributions made to Stage or any of its Restricted Subsidiaries from such Accounts Receivable Subsidiary; PROVIDED, HOWEVER, that the amount of such Investments actually made shall reduce the amount included in the calculation made pursuant to clause (a)(3)(D) of the covenant described under "--Certain Covenants --Limitation on Restricted Payments" to the extent that the amount of dividends and other distributions by the Accounts Receivable Subsidiary to which such Investments relate shall have otherwise increased the amount included in the calculation made pursuant to such clause (a)(3)(D); and (xii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants --Limitation on Sales of Assets and Subsidiary Stock."

         "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Debt; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; PROVIDED, HOWEVER, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Debt secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; PROVIDED, FURTHER, HOWEVER, that all such Debt does not exceed 10% of Total Assets at the time of Incurrence; (g) Liens to secure Debt permitted under the provisions described in clause (b)(2) and (b)(3) under "--Certain Covenants --Limitation on Debt"; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; PROVIDED, FURTHER, HOWEVER, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED, HOWEVER, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Debt or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Debt that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens on Receivables in connection with the contribution or sale of such Receivables to an Accounts Receivable Subsidiary; and (n) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Debt secured by any Lien referred to in the foregoing clauses
(f), (h), (i) and (j); PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Debt described under clauses (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "--Certain Covenants --Limitation on Sale of Assets and Subsidiary Stock." References to "Debt" in the foregoing definition of Permitted Liens include Debt and the related interest or other obligations.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "Public Equity Offering" means an underwritten primary public offering of common stock of Stage pursuant to an effective registration statement under the Securities Act.

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
         "Receivables" means accounts, general intangibles or other rights to payment from obligors arising from extension of credit to obligors, together with any financing charges or other fees or charges related thereto, and any related assets which are transferred under the Accounts Receivable Facility or which are customarily transferred in connection with asset securitization transactions involving accounts, general intangibles or other rights to payment.

         "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the first anniversary of the Stated Maturity of the Senior and Senior Subordinated Notes or is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Senior and Senior Subordinated Notes.

         "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease, exchange or retire, or to issue other Debt in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Debt" means Debt that Refinances any Debt of Stage or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indentures including Debt that Refinances Refinancing Debt; PROVIDED, HOWEVER, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced, (iii) such Refinancing Debt has an aggregate principal amount or premium, if any, (or if Inc) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced and (iv) with respect to any Refinancing Debt of Debt other than Senior Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Debt being so extended, renewed, refunded or refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of Stage or (y) Debt of Stage or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

         "Representative" means any trustee, agent or representative (if any) for an issue of Senior Debt.

         "Restricted Subsidiary" means any Subsidiary of Stage that is not an Unrestricted Subsidiary, and in all cases shall include SRI.

         "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Stage or a Restricted Subsidiary transfers such property to a Person and Stage or a Restricted Subsidiary leases it from such Person.

         "SEC" means the Securities and Exchange Commission.

         "Secured Debt" means any Debt of Stage or any Guarantor secured by a Lien.

         "Senior Debt" of any Person means (I) (i) Debt of such Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the applicable Senior and Senior Subordinated Notes; PROVIDED, HOWEVER, that Senior Debt shall not include (1) any obligation of such Person to any subsidiary of such Person,
(2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Debt of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt or other obligation of such Person, (5) that portion of any Debt which at the time of Incurrence is Incurred in violation of an Indenture, (6) Debt owed to, due, or guaranteed on behalf of, any director, officer or employee of such Person or any subsidiary of such Person (including, without limitation, amounts owed for compensation), and (7) Debt which when Incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to such Person and (II) the Bank Debt.

         "Senior Subordinated Debt" means (i) with respect to SRI,any other Debt of SRI that specifically provides that such Debt is to rank PARI PASSU with the Senior Subordinated Exchange Notes in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of SRI which is not Senior Debt of SRI and (ii) with respect to any Guarantor, their respective Senior Subordinated Notes Guaranties and any other Debt of such Person that specifically provides that such Debt ranks PARI PASSU with such Senior Subordinated Notes Guaranties in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of such Person which is not Senior Debt of such Person.

         "Significant Subsidiary" of any Person means any Restricted Subsidiary that would be a "significant subsidiary" of such Person as defined in Rule 1-02 of Regulation S-X promulgated by the SEC.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

         "Subordinated Obligation" of any Person means (i) with respect to the Senior Notes Indenture, any Debt of such Person (whether outstanding on Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the Senior Exchange Notes pursuant to a written agreement and (ii) with respect to the Senior Subordinated Notes Indenture, any Debt of such Person (whether outstanding on Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the Senior Subordinated Exchange Notes pursuant to a written agreement, in each case including, without limitation, the Bealls Holding Subordinated Notes, the FB Holdings Subordinated Notes and the Bealls Holding Junior Subordinated Debentures.

         "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Stage, (ii) Stage and one or more Subsidiaries or
(iii) one or more Subsidiaries.

         "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a balance sheet of Stage prepared in accordance with generally accepted accounting principles, excluding (i) all rights, contracts and other intangible assets of any nature whatsoever and (ii) all inventories and other current assets.

         "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof in a money market mutual fund registered under the Investment Company Act of 1940, the principal of which is invested solely in such direct or guaranteed obligations, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Stage) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investor Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group.

         "Total Assets" means the total consolidated assets of Stage and its Subsidiaries, as shown on the most recent balance sheet of Stage.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

         "Unrestricted Subsidiary" means (i) any Subsidiary of Stage that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) any Accounts Receivable Subsidiary. The Board of Directors may designate any Subsidiary of Stage (including any newly acquired or newly formed Subsidiary), to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries own any Capital Stock or Debt of, or holds any Lien on any property of, Stage or any other Subsidiary of Stage that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets of greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants -- Limitation on Restricted Payments"; and PROVIDED, FURTHER, HOWEVER, that (1) no Subsidiary of Stage that is a Restricted Subsidiary on the Issue Date may be designated an Unrestricted Subsidiary and (2) no Subsidiary holding, directly or indirectly, any assets held by Stage or a Restricted Subsidiary on the Issue Date may be designated an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) Stage could Incur $1.00 of additional Debt under paragraph (a) of the covenant described under "--Certain Covenants --Limitation on Debt" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by Stage to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

         "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to any contingency) to vote in the election of directors.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Stage or another Wholly Owned Subsidiary.

         "Working Capital Facility Provisions" means the provisions of the New Credit Agreement pursuant to which lenders thereunder have committed to make available to SRI and certain other Subsidiaries of Stage a revolving credit and letter of credit facility.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Notes were originally sold by the Company on June 17, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which the Company has agreed, for the benefit of the holders of the Notes, at the Company's cost, to use its best efforts to (i) file the Exchange Offer Registration Statement within 60 days after the date of the original issue of the Notes with the Commission with respect to the Exchange Offer for the Exchange Notes, and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the date of its original issue.

         Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

         Each holder of the Notes (other than certain specified holders) who wishes to exchange the Notes for Exchange Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) the Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of rangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any Participating Broker-Dealer who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

         In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days after the original issue date of the Notes, or if any holder of the Notes (other than an "affiliate" of the Company or the Initial Purchaser) is not eligible to participate in the Exchange Offer, or upon the request of the Initial Purchaser under certain circumstances, the Company will, at its cost,
(a) as promptly as practicable but in no event more than 30 days after so required or requested, file the Shelf Registration Statement covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective the Shelf Registration Statement for a period of two years (or for such longer period as may be required under certain circumstances) from the date of its effectiveness or such shorter period that will terminate when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitation under clauses (c), (e), (f) and (h) of Rule 144 (or any successor rule thereof). The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

         If (i) on or prior to August 18, 1997, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) on or prior to December 15, 1997, neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause (i) through (iii) being herein called a "Registration Default"), additional interest will accrue on the Senior and Senior Subordinated Notes over and above the stated interest at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to, but excluding, the date on which all Registration Defaults have been cured. At all other times, the Notes will bear interest at the applicable rate set forth on the cover page hereof.

         Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed), and, the denominator of which is 360.

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

         Following the consummation of the Exchange Offer, holders of the Notes who were eligible to participate in the Exchange Offer but who did not tender their Notes will not have any further registration rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indentures.

         As of the date of this Prospectus, $200,000,000 aggregate principal amount of Senior Notes were outstanding and $100,000,000 aggregate principal amount of Senior Subordinated Notes were outstanding. The Company has fixed the close of business on August 7, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

         Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

         If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions into the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 9, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the foregoing, the Company will not extend the Expiration Date beyond September 10, 1997.

         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.


INTEREST ON THE EXCHANGE NOTES

         The Exchange Notes will bear interest from their date of issuance. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on January 15, 1998. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

         Interest on the Senior Exchange Notes and the Senior Subordinated Exchange Notes is payable semi-annually on each January 15 and July 15, commencing January 15, 1998.

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PROCEDURES FOR TENDERING

         Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

         By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

         The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

        Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the

Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

        The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

        The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that SRI may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

        Notwithstanding the foregoing, in order to validly tender in the Exchange Offer with respect to Securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the applicable Letter of Transmittal and deliver it to the Exchange Agent. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable Letter of Transmittal to the Exchange Agent. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, aconnection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

                  (a) the tender is made through an Eligible Institution;

                  (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"),
(ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

                  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

                  (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

                  (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

         If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

         State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

         State Street Bank and Trust Company
         2 International Place (4th Floor)
         Boston, Massachusetts 02110

         Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

         The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

         The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

         With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

         As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

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
                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

         Kirkland & Ellis, special counsel to the Company, has advised the Company that in its opinion, the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

         Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

         The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compe The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Senior and Senior Subordinated Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any Broker-Dealer) against certain liabilities under the Securities Act.

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
         Prior to the Exchange Offer, there has not been any public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the company within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. SRI does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

         If a public trading market develops for the Exchange Notes, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, SRI's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of SRI, the Exchange Notes may trade at a discount from their principal amount.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                             INDEPENDENT ACCOUNTANTS

         The consolidated financial statements of the Company at February 1, 1997 and February 3, 1996 and for each of the three years in the period ended February 1, 1997, included in this Prospectus, have been audited by Price Waterhouse LLP, independent accountants, as stated in their report appearing elsewhere herein. The consolidated financial statements of CR Anthony as of and for the 52 weeks ended February 1, 1997, 53 weeks ended February 3, 1996 and the 52 weeks ended January 29, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein.

                              AVAILABLE INFORMATION

         SRI has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to SRI and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents of Stage, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

         1. Stage's Annual Report on Form 10-K for the 52 weeks ended February 1, 1997.

         2.       Stage's Current Report on Form 8-K filed March 6, 1997.

         3.       Stage's Proxy Statement filed April 16, 1997.

         4. Stage's Quarterly Report on Form 10-Q for the three months ended May 3, 1997.

         5.       Stage's Proxy Statement/Prospectus on Form S-4 filed
                  May 27, 1997.

         6.       Stage's Current Report on Form 8-K filed May 27, 1997.

         7.       Stage's Current Report on Form 8-K filed July 3, 1997.

         8.       Stage's Current Report on Form 8-K/A filed August 1, 1997.

         All documents filed by Stage with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination or completion of this Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of the filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Stage hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information filed by it that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such information should be directed to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Investor Relations (telephone number: (713) 667-5601).

                          INDEX TO FINANCIAL STATEMENTS
                               STAGE STORES, INC.
                                       AND
                               CR ANTHONY COMPANY

                                                                            Page
                                                                            ----
FINANCIAL STATEMENTS OF STAGE STORES, INC.
UNAUDITED FINANCIAL STATEMENTS
   Consolidated Condensed Balance Sheet at May 3, 1997 and
     February 1, 1997 ...................................................   F-2
   Consolidated Condensed Statement of Income for the three
     months ended May 3, 1997 and May 4, 1996 ...........................   F-3
   Consolidated Condensed Statement of Cash Flows for the
     three months ended May 3, 1997 and May 4, 1996 .....................   F-4
   Consolidated Condensed Statement of Stockholders' Equity
     for the three months ended May 3, 1997 .............................   F-5
   Notes to Unaudited Consolidated Condensed Financial Statements .......   F-6
AUDITED FINANCIAL STATEMENTS
   Report of Independent Accountants ....................................   F-8
   Consolidated Balance Sheet at February 1, 1997 and February 3, 1996 ..   F-9
   Consolidated Statement of Operations for 1996, 1995 and 1994 .........   F-10
   Consolidated Statement of Cash Flows for 1996, 1995 and 1994 .........   F-11
   Consolidated Statement of Stockholders' Equity for 1996, 1995 and 1994   F-13
   Notes to Consolidated Financial Statements ...........................   F-14

FINANCIAL STATEMENTS OF C.R. ANTHONY COMPANY
UNAUDITED FINANCIAL STATEMENTS
   Consolidated Balance Sheets at May 3, 1997, May 4, 1996 and
     February 1, 1997 ...................................................   F-28
   Consolidated Statements of Operations for the thirteen weeks
     ended May 3, 1997 and May 4, 1996 ..................................   F-29
   Consolidated Statements of Cash Flows for the thirteen weeks
     ended May 3, 1997 and May 4, 1996 ..................................   F-30
   Notes to Unaudited Consolidated Financial Statements .................   F-31
AUDITED FINANCIAL STATEMENTS
   Independent Auditors' Report .........................................   F-32
   Consolidated Balance Sheets at February 1, 1997 and
     February 3, 1996 ...................................................   F-33
   Consolidated Statements of Income for 1996, 1995 and 1994 ............   F-34
   Consolidated Statements of Stockholders' Equity for 1996,
     1995 and 1994 ......................................................   F-35
   Consolidated Statements of Cash Flows for 1996, 1995 and 1994 ........   F-36
   Notes to Consolidated Financial Statements ...........................   F-37

                               STAGE STORES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                    FEBRUARY 1,
                                                    MAY 3, 1997         1997
                                                   ------------    ------------
                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents ......................   $     10,017    $     18,286
Undivided interest in accounts
   receivable trust ............................         65,382          80,672
Merchandise inventories ........................        222,762         187,717
Prepaid expenses ...............................         19,783          15,690
Other current assets ...........................         18,457          32,797
                                                   ------------    ------------
   Total current assets ........................        336,401         335,162
Property, equipment and leasehold
   improvements, net ...........................        116,687         111,189
Goodwill, net ..................................         47,016          47,173
Other assets ...................................         15,089          15,759
                                                   ------------    ------------

                                                   $    515,193    $    509,283
                                                   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable ...............................   $     57,620    $     54,336
Accrued interest ...............................          7,881          12,908
Accrued expenses and other current
   liabilities .................................         32,850          32,699
                                                   ------------    ------------
   Total current liabilities ...................         98,351          99,943
Long-term debt .................................        298,599         298,453
Other long-term liabilities ....................         18,859          18,621
                                                   ------------    ------------
   Total liabilities ...........................        415,809         417,017
                                                   ------------    ------------
Preferred stock, par value $1.00, non-voting,
   3 shares authorized, no shares issued
   or outstanding ..............................           --              --
Common stock, par value $0.01, 75,000 shares
   authorized, 22,048 and 22,033 shares
   issued and outstanding, respectively ........            220             220
Class B common stock, par value $0.01,
   non-voting 3,000 shares authorized, 1,251
   issued and outstanding ......................             13              13
   Additional paid-in capital ..................        169,835         169,811
   Accumulated deficit .........................        (70,684)        (77,778)
                                                   ------------    ------------
   Stockholders' equity ........................         99,384          92,266
                                                   ------------    ------------
   Commitments and contingencies ...............           --              --
                                                   ------------    ------------
                                                   $    515,193    $    509,283
                                                   ============    ============

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
                   CONSOLIDATED CONDENSED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED
                                                    ----------------------------
                                                    MAY 3, 1997     MAY 4, 1996
                                                    ------------    ------------
Net sales ......................................    $    191,512    $    163,177
Cost of sales and related buying,
  occupancy and distribution expenses ..........         129,587         111,096
                                                    ------------    ------------
Gross profit ...................................          61,925          52,081
Selling, general and administrative expenses ...          41,258          35,965
Store opening and closure costs ................             143              71
                                                    ------------    ------------
Operating income ...............................          20,524          16,045
Interest, net ..................................           8,942          11,588
                                                    ------------    ------------
Income before income tax .......................          11,582           4,457
Income tax expense .............................           4,488           1,805
                                                    ------------    ------------
Net income .....................................    $      7,094    $      2,652
                                                    ============    ============
Earnings per common share data:
Earnings per common share ......................    $       0.30    $       0.21
                                                    ============    ============
Weighted average common shares outstanding .....          23,904          12,861
                                                    ============    ============

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                    ---------------------------
                                                     MAY 3, 1997   MAY 4, 1996
                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .......................................  $      7,094   $      2,652
                                                    ------------   ------------
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization ...............         3,620          3,149
     Deferred income taxes .......................           487           (958)
     Accretion of discount .......................           146          3,768
     Amortization of debt issue costs ............           530            469
     Changes in working capital ..................       (10,990)       (12,295)
                                                    ------------   ------------
            Total adjustments ....................        (6,207)        (5,867)
                                                    ------------   ------------
         Net cash provided by (used in)
           operating activities ..................           887         (3,215)
                                                    ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property, equipment and
       leasehold improvements ....................        (9,097)        (6,449)
                                                    ------------   ------------
         Net cash used in investing activities ...        (9,097)        (6,449)
                                                    ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from common stock ..................            20             34
     Payments on long-term debt ..................          --             (125)
     Redemption of common stock ..................          --              (14)
     Additions to debt issue costs ...............           (79)           (92)
                                                    ------------   ------------
         Net cash used in financing activities ...           (59)          (197)
                                                    ------------   ------------
Net decrease in cash and cash equivalents ........        (8,269)        (9,861)
Cash and cash equivalents:
     Beginning of period .........................        18,286         20,273
                                                    ------------   ------------
     End of period ...............................  $     10,017   $     10,412
                                                    ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Interest paid ...............................  $     13,247   $     13,207
                                                    ============   ============
     Income taxes paid ...........................  $          2   $      5,883
                                                    ============   ============

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
            CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                COMMON STOCK
                                              ---------------------------------------------
                                                                             CLASS B
                                                                       --------------------
                                               SHARES                   SHARES                  ADDITIONAL     ACCUMU-
                                              OUTSTAND-                OUTSTAND-                 PAID-IN        LATED
                                                 ING        AMOUNT        ING        AMOUNT      CAPITAL       DEFICIT        TOTAL
                                              ---------     ------     ---------     ------     ----------     --------      -------
Balance, February 1, 1997 ...............        22,033     $  220         1,251     $   13     $  169,811     $(77,778)     $92,266
Net income ..............................          --         --            --         --             --          7,094        7,094
Vested compensatory stock
   options ..............................          --         --            --         --                4         --              4
Exercise of stock options ...............            15       --            --         --               20         --             20
                                              ---------     ------     ---------     ------     ----------     --------      -------
Balance, May 3, 1997 ....................        22,048     $  220         1,251     $   13     $  169,835     $(70,684)     $99,384
                                              =========     ======     =========     ======     ==========     ========      =======

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     1. The accompanying unaudited consolidated condensed financial statements of Stage Stores, Inc. (the "Company" or "Stage Stores"), have been prepared in accordance with Rule 10-01 of Regulation S-X and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Those adjustments, which include only normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results of the interim periods have been made. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended February 1, 1997, filed with Stage Stores, Inc.'s Annual Report on Form 10-K/A. Certain reclassifications have been made to prior year amounts to conform with the current year presentation. References to a particular year are to the Company's fiscal year which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "1997" is a reference to the fiscal year ended January 31, 1998).

     The Company, through its wholly owned subsidiary, Specialty Retailers, Inc. ("SRI"), operates family apparel stores primarily under the names "Bealls", "Palais Royal" and "Stage" offering branded fashion apparel and accessories for women, men and children. As of May 3, 1997, the Company operated 327 stores in 20 states located throughout the central United States.

     2. Pursuant to the accounts receivable securitization program (the "Accounts Receivable Program"), the Company transfers all of the accounts receivable generated by the holders of the Company's private label credit card accounts to a wholly-owned special purpose entity, SRI Receivables Purchase Co., Inc. ("SRPC"). SRPC, in turn, transfers the accounts receivable to a securitization vehicle, a special purpose trust (the "Trust"), in exchange for cash or an increase in a retained interest in the Trust which is represented by two certificates of beneficial ownership (the "Retained Certificates"). SRPC is operated in a fashion intended to ensure that its assets and liabilities are distinct from those of the Company and its other affiliates as SRPC's creditors have a claim on its assets prior to becoming available to any creditor of the Company.

     3. During October 1996, the Company completed an initial public offering (the "Offering") of its common stock. The Company sold 10,750,000 shares at an initial offering price of $16.50 per share. The net proceeds from the Offering were approximately $165.7 million after deducting underwriting discounts and expenses related to the transaction. The net proceeds were used primarily to retire the 12 3/4% Senior Discount Debentures due 2000 (the "Senior Discount Debentures"). The remaining proceeds of approximately $26.5 million were used for general corporate purposes.

     Immediately prior to the Offering, the Board of Directors approved a .94727 for 1 reverse stock split, the effect of which is reflected on the accompanying financial statements for all periods presented.

     4. On March 5, 1997, the Company reached a definitive agreement to acquire C.R. Anthony Company ("CR Anthony"), a retailer of branded and private label apparel for the entire family which operated 238 stores in 16 southwestern and Rocky Mountain states as of May 3, 1997. The transaction is subject to approval by the shareholders of CR Anthony and other closing conditions. In addition, the agreement contains provisions relating to the obligations of the parties in the event of termination of the agreement. It is expected that the transaction will be completed by mid-year 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     5. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128, which is effective for periods ending after December 15, 1997, specifies the computation, presentation and disclosure requirements of earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 ("APB 15"). SFAS 128 requires a dual presentation of basic and diluted EPS. Basic EPS, which excludes the impact of common stock equivalents, replaces primary EPS. Diluted EPS, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully diluted EPS. Basic and diluted EPS for all historical periods presented, calculated assuming

SFAS 128 was effective at the beginning of such historical period, would not be materially different than the presentations using APB 15.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Stage Stores, Inc.:

   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Stage Stores, Inc. and its subsidiaries at February 1, 1997 and February 3, 1996, and the results of their operations and their cash flows for each of the three years in the period ended February 1, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Houston, Texas
March 12, 1997

                               STAGE STORES, INC.
                           CONSOLIDATED BALANCE SHEET
              (IN THOUSANDS, EXCEPT PAR VALUE AND NUMBER OF SHARES)

                                                         FEBRUARY 1, FEBRUARY 3,
                                                            1997        1996
                                                          ---------   ---------
ASSETS
Cash and cash equivalents ..............................  $  18,286   $  20,273
Undivided interest in accounts receivable trust ........     80,672      56,515
Merchandise inventories ................................    187,717     150,032
Prepaid expenses .......................................     15,690      17,378
Other current assets ...................................     32,797      12,225
                                                          ---------   ---------
   Total current assets ................................    335,162     256,423
Property, equipment and leasehold improvements, net ....    111,189      93,118
Goodwill, net ..........................................     47,173      30,876
Other assets ...........................................     15,759      27,837
                                                          ---------   ---------
                                                          $ 509,283   $ 408,254
                                                          =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable .......................................  $  54,336   $  41,494
Accrued interest .......................................     12,908      12,327
Accrued employee compensation costs ....................     10,068       7,892
Accrued expenses and other current liabilities .........     22,631      24,602
                                                          ---------   ---------
   Total current liabilities ...........................     99,943      86,315
Long-term debt .........................................    298,453     380,039
Other long-term liabilities ............................     12,638      14,214
Deferred income taxes ..................................      5,983        --
                                                          ---------   ---------
   Total liabilities ...................................    417,017     480,568
                                                          ---------   ---------
Preferred stock, par value $1.00, non-voting, 2,500
  shares authorized, no shares issued or outstanding ...       --          --
Common stock, par value $0.01, 75,000,000 shares
  authorized, 22,033,303 and 10,866,041 shares
  issued and outstanding, respectively .................        220         109
Class B common stock, par value $0.01, non-voting
  3,000,000 shares authorized, 1,250,584 and
  1,391,303 shares issued and outstanding, respectively          13          14
Additional paid-in capital .............................    169,811       3,800
Accumulated deficit ....................................    (77,778)    (76,237)
                                                          ---------   ---------
  Stockholders' equity (deficit) .......................     92,266     (72,314)
                                                          ---------   ---------
Commitments and contingencies ..........................       --          --
                                                          ---------   ---------
                                                          $ 509,283   $ 408,254
                                                          =========   =========

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                        FISCAL YEAR
                                            -----------------------------------
                                               1996         1995        1994
                                            ----------   ----------  ----------
Net sales ................................  $  776,550   $  682,624  $  581,463
Cost of sales and related buying,
   occupancy and distribution expenses ...     532,563      468,347     398,659
                                            ----------   ----------  ----------
Gross profit .............................     243,987      214,277     182,804
Selling, general and
   administrative expenses ...............     172,579      149,102     126,200
Store opening and closure costs ..........       2,838        3,689       5,647
                                            ----------   ----------  ----------
Operating income .........................      68,570       61,486      50,957
Interest, net ............................      45,954       43,989      40,010
                                            ----------   ----------  ----------
Income before income tax and
   extraordinary item ....................      22,616       17,497      10,947
Income tax expense .......................       8,594        6,767       4,317
                                            ----------   ----------  ----------

Income before extraordinary item .........      14,022       10,730       6,630
Extraordinary item - early retirement
   of debt ...............................     (16,081)        --          (308)
                                            ----------   ----------  ----------

Net income (loss) ........................  $   (2,059)  $   10,730  $    6,322
                                            ==========   ==========  ==========
Earnings (loss) per common share data:

Earnings per common share before
   extraordinary item ....................  $     0.88   $     0.84  $     0.54
Extraordinary item - early retirement
   of debt ...............................       (1.01)        --         (0.03)
                                            ----------   ----------  ----------
Earnings (loss) per common share after
   extraordinary item ....................  $    (0.13)  $     0.84  $     0.51
                                            ==========   ==========  ==========
Weighted average common shares
   outstanding ...........................      15,927       12,726      12,393
                                            ==========   ==========  ==========

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          FISCAL YEAR
                                                              ------------------------------------
                                                                 1996         1995        1994
                                                              ----------   ----------   ----------
Cash flows from operating activities:
Net income (loss) ..........................................  $   (2,059)  $   10,730   $    6,322
                                                              ----------   ----------   ----------
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
  Depreciation and amortization ............................      14,181       12,816        9,997
  Deferred income taxes ....................................      15,650       (4,065)      (3,608)
  Accretion of discount ....................................      11,097       13,940       12,286
  Amortization of debt issue costs .........................       2,104        1,860        1,674
  Issuance of long-term debt in lieu of interest payment ...        --            147          282
  Loss on early retirement of debt .........................      16,081         --            308
  Changes in operating assets and liabilities:
     Decrease (increase) in undivided interest in
         accounts receivable trust .........................     (18,815)       7,885      (11,974)
     Increase in merchandise inventories ...................     (28,199)     (31,650)     (14,077)
     Increase in other assets ..............................      (3,339)      (6,611)      (3,265)
     Increase (decrease) in accounts payable
         and accrued liabilities ...........................      (6,614)       1,202       11,861
                                                              ----------   ----------   ----------
       Total adjustments ...................................       2,146       (4,476)       3,484
                                                              ----------   ----------   ----------
     Net cash provided by operating activities .............          87        6,254        9,806
                                                              ----------   ----------   ----------
Cash flows from investing activities:
  Decrease (increase) in restricted investments ............        --           (100)      10,811
  Acquisitions, net of cash acquired .......................     (27,346)      (1,167)     (20,840)
  Additions to property, equipment and leasehold
     improvements, net .....................................     (26,096)     (28,638)     (19,706)
                                                              ----------   ----------   ----------
     Net cash used in investing activities .................     (53,442)     (29,905)     (29,735)
                                                              ----------   ----------   ----------
Cash flows from financing activities:
Proceeds from:
Long-term debt .............................................      30,000       16,458         --
Common stock ...............................................     165,969           68           97
Payments on:
  Long-term debt ...........................................    (140,677)        (266)     (10,442)
  Redemption of common stock ...............................         (46)        (122)        --
  Additions to debt issue costs ............................      (3,878)        (807)        (448)
                                                              ----------   ----------   ----------
     Net cash provided by (used in)
        financing activities ...............................      51,368       15,331      (10,793)
                                                              ----------   ----------   ----------
     Net decrease in cash and cash equivalents .............      (1,987)      (8,320)     (30,722)

Cash and cash equivalents:
  Beginning of year ........................................      20,273       28,593       59,315
                                                              ----------   ----------   ----------
  End of year ..............................................  $   18,286   $   20,273   $   28,593
                                                              ==========   ==========   ==========

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                             FISCAL YEAR
                                                    ----------------------------
                                                      1996      1995      1994
                                                    --------  --------  --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Interest paid ..................................  $ 32,094  $ 27,845  $ 28,414
                                                    ========  ========  ========
  Income taxes paid ..............................  $  6,988  $  5,939  $  5,198
                                                    ========  ========  ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     The Company purchased Uhlmans, Inc. on June 3, 1996, Mammouth, Inc. and Szolds, Inc. during 1995 and a significant portion of the assets of Beall-Ladymon, Inc. during 1994. In conjunction with these acquisitions, liabilities were assumed as follows:

Fair value allocated to assets acquired .........................  $ 35,001   $  1,702   $ 24,043

Cash paid for assets acquired, including acquisition expenses ...   (27,346)    (1,167)   (20,840)

Purchase price payable at closing ...............................      --         (393)      --
                                                                   --------   --------   --------
Liabilities assumed .............................................  $  7,655   $    142   $  3,203
                                                                   ========   ========   ========

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT NUMBERS OF SHARES)

                                                                    COMMON STOCK
                                                     ----------------------------------------
                                                                                 CLASS B
                                                                           ------------------    ADDITIONAL
                                                       SHARES                SHARES               PAID-IN   ACCUMULATED
                                                     OUTSTANDING   AMOUNT  OUTSTANDING  AMOUNT    CAPITAL     DEFICIT       TOTAL
                                                     -----------    ----   ----------    ----    ---------    --------    ---------
Balance, January 29, 1994 ........................    10,735,544    $107    1,391,303    $ 14    $   3,228    $(91,076)   $ (87,727)
                                                     -----------    ----   ----------    ----    ---------    --------    ---------
Net income .......................................          --       --          --       --          --         6,322        6,322
Vested compensatory stock options ................          --       --          --       --           247        --            247
Issuance of stock ................................        45,469     --          --       --            97        --             97

Adjustment for minimum pension liability .........          --       --          --       --          --          (132)        (132)
                                                     -----------    ----   ----------    ----    ---------    --------    ---------
Balance, January 28, 1995 ........................    10,781,013     107    1,391,303      14        3,572     (84,886)     (81,193)
Net income .......................................          --       --          --       --          --        10,730       10,730
Vested compensatory stock options ................          --       --          --       --           284        --            284
Issuance of stock ................................       115,208       2         --       --            66        --             68
Adjustment for minimum pension liability .........          --       --          --       --          --        (2,081)      (2,081)
Retirement of stock ..............................       (30,180)    --          --       --          (122)       --           (122)
                                                     -----------    ----   ----------    ----    ---------    --------    ---------
Balance, February 3, 1996 ........................    10,866,041     109    1,391,303      14        3,800     (76,237)     (72,314)
Net loss .........................................          --       --          --       --          --        (2,059)      (2,059)
Vested compensatory stock options ................          --       --          --       --           198        --            198
Issuance of stock ................................    11,032,236     110         --       --       165,859        --        165,969
Conversion of Class B common stock ...............       140,719       1     (140,719)     (1)        --          --           --
Adjustment for minimum pension liability .........          --       --          --       --          --           518          518
Retirement of stock ..............................        (5,693)    --          --       --           (46)       --            (46)
                                                     -----------    ----   ----------    ----    ---------    --------    ---------
Balance, February 1, 1997 ........................    22,033,303    $220    1,250,584    $ 13    $ 169,811    $(77,778)   $  92,266
                                                     ===========    ====   ==========    ====    =========    ========    =========

         The accompanying notes are an integral part of this statement.

                               STAGE STORES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         DESCRIPTION OF BUSINESS: Stage Stores, Inc. ("Stage Stores" or the "Company"), through its wholly owned subsidiary, Specialty Retailers, Inc. ("SRI"), operates family apparel stores primarily under the names "Bealls", "Palais Royal" and "Stage" offering branded fashion apparel and accessories for women, men and children. As of February 1, 1997, the Company operated 315 stores in nineteen states located throughout the central United States.

         PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Stage Stores and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

         FISCAL YEAR: References to a particular year are to the Company's fiscal year which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "1996" is a reference to the fiscal year ended February 1, 1997). All fiscal years presented consisted of 52 weeks except for 1995 which consisted of 53 weeks.

         USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         ACCOUNTS RECEIVABLE SECURITIZATION: The Company securitizes all of its trade accounts receivable through a wholly owned special purpose entity, SRI Receivables Purchase Co., Inc. ("SRPC"). SRPC holds a retained interest in the securitization vehicle, a special purpose trust (the "Trust"), which is represented by two certificates of beneficial ownership in the Trust (the "Retained Certificates"). The Company accounts for the Retained Certificates under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, the Retained Certificates are accounted for as debt securities and classified as trading securities. Accordingly, the Retained Certificates are recorded at fair value in the accompanying balance sheet with any change in fair value reflected currently in income.

         In June 1996, the Financial Accounting Standards Board issued Financial Accounting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). Among other things, SFAS 125 provides new accounting and reporting standards for sales, securitization and servicing of receivables and is generally effective for transactions occurring after December 31, 1996. The Company's current accounting policy is consistent with the provisions of SFAS 125 and therefore, the implementation of this statement had no impact on the Company's financial statements.

         MERCHANDISE INVENTORIES: The Company states its merchandise inventories at the lower of cost or market, cost being determined using the retail last-in, first-out ("LIFO") method. Market is estimated on a pool-by-pool basis. The Company believes that the LIFO method, which charges the most recent merchandise costs to the results of current operations, provides a better matching of current costs with current revenues in the determination of operating results. Some companies use the retail first-in, first-out ("FIFO") method in valuing their inventories. If the retail FIFO method had been used, inventories at February 1, 1997 and February 3, 1996 would have been lower by $5.3 million and $3.5 million, respectively.

         PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Property, equipment and leasehold improvements are stated at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of leasehold improvements do not exceed the term of the related lease, including renewal options. The estimated useful lives in years are as follows:

         Buildings............................................   20-25
         Store and office fixtures and equipment..............    7-12
         Warehouse equipment..................................    5-15
         Leasehold improvements...............................   15-50

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         INCOME TAXES: The provision for income taxes is computed based on the pretax income included in the consolidated statement of operations. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

         EARNINGS (LOSS) PER COMMON SHARE: Common stock options outstanding are treated as common stock equivalents in the computation of earnings or loss per common share using the treasury stock method. Prior to the initial public offering of the Company's common stock (see Note 2), the fair value of the Company's common stock was determined in good faith by the Board of Directors based upon the Company's historical and projected financial performance.

         STOCK SPLIT: Share and per share amounts for all periods presented reflect the impact of a .94727 for 1 reverse stock split of the Company's common stock consummated concurrently with the Company's initial public offering.

         DEBT ISSUE COSTS: Debt issue costs are accounted for as a deferred charge and amortized on a straight-line basis over the term of the related issue. Amortization of debt issue costs were $2.1 million, $1.9 million and $1.7 million for 1996, 1995 and 1994, respectively.

         GOODWILL AND OTHER INTANGIBLES: The Company amortizes goodwill and intangible assets on a straight-line basis over the estimated future periods benefited, not to exceed forty years. Amortization periods for goodwill and other intangibles associated with acquisitions are currently five to forty years. Each year, the Company evaluates the remaining useful life associated with goodwill based upon, among other things, historical and expected long-term results of operations. Accumulated amortization of goodwill was $5.4 million and $4.7 million at February 1, 1997 and February 3, 1996, respectively.

         STORE PRE-OPENING EXPENSES: Pre-opening expenses of new stores are charged to operations in the year the store opens.

         ADVERTISING EXPENSES: Advertising costs are charged to operations when the related advertising first takes place. Advertising costs were $29.7 million, $25.9 million and $22.3 million for 1996, 1995 and 1994, respectively. Prepaid advertising costs were $1.2 million and $0.5 million at February 1, 1997 and February 3, 1996, respectively.

         STATEMENT OF CASH FLOWS: The Company considers highly liquid investments with initial maturities of less than three months to be cash equivalents in its statement of cash flows.

         FINANCIAL INSTRUMENTS: Except for the Retained Certificates, the Company records all financial instruments at cost. The cost of all financial instruments, except long-term debt and the Retained Certificates, approximates fair value.

         IMPAIRMENT OF ASSETS: The Company adopted Statement of Financial Accounting Standard No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during the first quarter of 1996. The adoption of SFAS 121 did not have a material effect on the Company's financial position or results of operations.

         RECLASSIFICATIONS: The accompanying consolidated financial statements include reclassifications from financial statements issued in previous years.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 2--INITIAL PUBLIC OFFERING OF COMMON STOCK

         During October 1996, the Company completed an initial public offering whereby the Company sold 10,750,000 shares of its common stock to the public. The net proceeds of $165.7 million were used primarily to retire the 12 3/4% Senior Discount Debentures due 2000 (the "Senior Discount Debentures"). In addition, the Company replaced its working capital facility in January 1997. As a result of the early retirement of the Senior Discount Debentures and the replacement of the working capital facility, the Company recorded an extraordinary charge of $16.1 million, net of applicable income taxes of $9.8 million.

NOTE 3--ACCOUNTS RECEIVABLE SECURITIZATION

         Pursuant to the accounts receivable securitization (the "Accounts Receivable Program"), the Company transfers all of the accounts receivable generated by the holders of the Company's private label credit card accounts to SRPC on a daily basis in exchange for cash or an increase in the Retained Certificates. SRPC is a separate limited-purpose subsidiary that is operated in a fashion intended to ensure that its assets and liabilities are distinct from those of the Company and its other affiliates as SRPC's creditors have a claim on its assets prior to becoming available to any creditor of the Company. The Trust currently has $165.0 million of term certificates and a $40.0 million revolving certificate outstanding which represent undivided interests in the Trust. The holder of the revolving certificate has agreed to purchase interests in the Trust equal to the amount of accounts receivable in the Trust above the level required to support the Retained Certificates, up to a maximum of $40.0 million. If accounts receivable balances in the Trust fall below the level required to support the term certificates and revolving certificates, certain principal collections may be retained in the Trust until such time as the receivable balances exceed the certificates then outstanding and the required Retained Certificates. The Trust may issue additional series of certificates from time to time. Terms of any future series will be determined at the time of issuance. The outstanding balances of the term certificates totaled $165.0 million at February 1, 1997 and February 3, 1996. There were no balances outstanding under the revolving certificates at February 1, 1997 or February 3, 1996.

         Total accounts receivable transferred to the Trust during 1996, 1995 and 1994 were $441.4 million, $411.6 million and $362.3 million, respectively. The cash flows generated from the accounts receivable in the Trust are dedicated to (i) the purchase of new accounts receivable generated by the Company, (ii) payment of a return on the certificates and (iii) the payment of a servicing fee to SRI. Any remaining cash flows are remitted to the Company. The term certificates entitle the holders to receive a return, based upon the London Interbank Offered Rate ("LIBOR"), plus a specified margin paid on a quarterly basis. Principal payments commence on December 31, 1999 but can be accelerated upon occurrence of certain events. The revolving certificate entitles the holder to receive a return based upon a floating LIBOR rate, plus a specified margin, or prime rate, at the option of the Company paid on a monthly basis. The Company is currently protected against increases above 12% under an agreement entered into with a bank. The Company is exposed to a loss in the event of non-performance by the bank. However, the Company does not anticipate non-performance by the bank. At February 1, 1997, the average rate of return on the term certificates was 6.5%. The purchase commitment for the revolving certificate is five years, subject to renewal at the option of the parties. The revolving certificate holders are entitled to repayment in the event the accounts receivable decrease below that required to support such certificates.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         The impact of the Accounts Receivable Program on the Company's statement of operations for the years presented is as follows (in thousands):

                                                          Fiscal Year
                                                 ------------------------------
                                                   1996       1995       1994
                                                 --------   --------   --------
Finance charge income billed to cardholders ...  $ 48,555   $ 41,321   $ 35,183
Return paid to certificateholders .............   (11,428)   (11,529)    (8,200)
Servicing and bad debt expenses ...............   (37,626)   (28,551)   (22,504)
Other .........................................       279        (62)    (1,552)
                                                 --------   --------   --------
                                                 $   (220)  $  1,179   $  2,927
                                                 ========   ========   ========

NOTE 4--PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

         Property, equipment and leasehold improvements were as follows (in thousands):

                                          FEBRUARY 1, 1997      FEBRUARY 3, 1996
                                          ----------------      ----------------
Land ...............................      $          3,074      $          3,074
Buildings ..........................                16,308                16,313
Fixtures and equipment .............               104,958                88,794
Leasehold improvements .............                63,022                49,290
                                          ----------------      ----------------
                                                   187,362               157,471
Accumulated depreciation ...........                76,173                64,353
                                          ----------------      ----------------
                                          $        111,189      $         93,118
                                          ================      ================

         Depreciation expense was $12.3 million, $10.8 million and $8.5 million for 1996, 1995 and 1994, respectively.

NOTE 5--STORE CLOSURES

         During 1994, the Company approved a store closure plan (the "Store Closure Plan") which provided for the closure of forty Fashion Bar stores. These stores were primarily located in major regional malls within the Denver area. Management determined that the merchandising strategy and market positions of such stores were not compatible with the Company's overall merchandising philosophy or growth strategy. The Company accrued $5.2 million for the expected costs associated with the Store Closure Plan in 1994. The Company substantially completed the Store Closure Plan during 1995. Net sales and operating income attributable to the stores closed were $23.2 million and $0.6 million, respectively, in 1994. Such amounts were not material during 1996 and 1995.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 6--LONG-TERM DEBT

         Long-term debt consists of the following (in thousands):

                                            FEBRUARY 1, 1997    FEBRUARY 3, 1996
                                            ----------------    ----------------
SRI Senior Notes .......................    $        130,000    $        130,000
SRI Senior Subordinated Notes,
  net of discount ......................             116,686             116,530
Revolving Credit Agreements ............                --                  --
SRPC Notes .............................              30,000                --
Bealls Holding Subordinated Notes,
  net of discount ......................              11,945              11,319
FB Holdings Subordinated Notes,
  net of discount ......................               4,174               4,125
Bealls Holding Junior Subordinated
  Debentures, net of discount ..........               6,408               6,221
Port Arthur IDRB .......................               1,877               2,002
Senior Discount Debentures,
  net of discount ......................                --               109,817
Other long term debt ...................                --                   301
                                            ----------------    ----------------
                                                     301,090             380,315
Current maturities .....................               2,637                 276
                                            ----------------    ----------------
                                            $        298,453    $        380,039
                                            ================    ================

         The Company used the proceeds of the initial public offering of the Company's common stock to retire the Senior Discount Debentures at 112.7% of the accreted value ($120.0 million). Prior to their retirement, the Senior Discount Debentures bore interest at 12 3/4% of the accreted value. During the time the Senior Discount Debentures were outstanding, no cash interest was paid.

         The SRI Senior Notes were issued with a principal amount of $150.0 million and bear interest at 10% payable semi-annually on February 15 and August
15. The Company is required to make a mandatory sinking fund payment on August 15, 1999 equal to 25% of the original principal amount. The Company has purchased $20.0 million of the SRI Senior Notes which satisfied a portion of the August 15, 1999 sinking fund requirement. The SRI Senior Notes are general unsecured obligations and rank senior to all subordinated debt of the Company including the SRI Senior Subordinated Notes. At February 1, 1997 and February 3, 1996, an affiliate of a significant stockholder held $44.2 million of SRI Senior Notes. Interest expense related to SRI Senior Notes held by related parties was $4.4 million for 1996 and 1995, and $2.9 million for 1994.

         The SRI Senior Subordinated Notes consist of two series with principal balances of $100.0 million and $18.3 million. The $18.3 million series was issued at a discount which results in a combined effective interest rate for both series of 11.3%. Both series bear interest at 11% payable semi-annually on February 15 and August 15. SRI is required to make a mandatory sinking fund payment in 2002 equal to forty percent of the original principal amount of both series. The SRI Senior Subordinated Notes are subordinated to the obligations under the SRI Senior Notes.

         The SRI Senior Notes and SRI Senior Subordinated Notes contain restrictive covenants which, among other things, limit (i) SRI's ability to sell certain assets, pay dividends, retire its common stock or retire certain debt,
(ii) its ability to incur additional debt or issue stock and (iii) certain related party transactions.

         On January 31, 1997, SRI entered into amended and restated revolving credit agreements with a bank (the "Credit Agreements") to help fund its annual working capital needs. The Credit Agreements provide for a base borrowing level of $50.0 million, seasonal borrowings of an additional $10.0 million and letters of credit of an additional $15.0 million for a total commitment of $75.0 million. Prior to this amended agreement, the Company's total availability under

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

the working capital facility was $35.0 million. The Credit Agreements are available through January 29, 2000 and provide for a commitment fee of 0.5% per annum on the average daily unused portion of the commitment amount paid on a quarterly basis. Interest is charged on outstanding loans at a base rate set forth in the agreement plus a specified margin. The specified margin range is 0.5% to 2.75% based on calculated debt service ratios as defined in the agreement. The effective interest rate at February 1, 1997 was 9.25%. As of February 1, 1997, the Company had no borrowings outstanding under the Credit Agreements. The Credit Agreements contain covenants which, among other things, restrict the (i) incurrence of additional debt, (ii) purchase of certain investments, (iii) payment of dividends, (iv) formation of certain business combinations, (v) disposition of certain assets, (vi) acquisition of subordinated debt, (vii) use of proceeds received under the agreement,(viii) aggregate amount of capital expenditures and (ix) transactions with related parties. The Credit Agreements also contain certain financial covenants which require among other things, the maintenance of the debt service ratio above predetermined levels, the amount of earnings before interest, taxes, depreciation and amortization on an annual and quarterly basis above predetermined levels, and the ratio of consolidated current assets to consolidated current liabilities above 2.5. A portion of the Credit Agreements are secured by SRI's distribution center located in Jacksonville, Texas, including equipment located therein, a pledge of SRPC stock and a pledge of the Company's trademarks. The net book value of the distribution center was approximately $6.6 million at February 1, 1997.

         During 1996, the Company issued $30.0 million in aggregate principal amount of 12.5% Trust Certificate-Backed Notes (the "SRPC Notes"). The SRPC Notes are collateralized by the Retained Certificates. Interest and principal payments are made from amounts otherwise received by SRPC from funds associated with the Retained Certificates and are non-recourse to the Company to the extent these funds are insufficient to make scheduled interest and principal payments. Interest is payable semi-annually on June 15 and December 15 of each year commencing December 15, 1996. Principal repayments are scheduled to begin during December 2000.

         The increasing rate 3 Bealls Holding, Inc. ("Bealls Holding") Subordinated Debentures Due 2002 (the "Bealls Holding Subordinated Debentures") in aggregate principal amount of approximately $15.0 million bear interest at 10% through 1994, 11% in 1995 and 12% thereafter until maturity. Interest is payable semi-annually on June 30 and December 31. Original issue discount of $7.3 million is being charged to interest expense over the term to maturity using the effective interest method. The combination of coupon interest payments and original issue discount results in an effective interest rate of 20.9%. The Bealls Holding Subordinated Debentures may be prepaid, at the Company's option, at their face value. The Company is required to redeem the Bealls Holding Subordinated Debentures beginning no later than December 31, 1997, in no more than six equal annual installments. The Bealls Holding Subordinated Debentures are subordinated to all debt of the Company. SRI is the primary obligor under these debentures.

         In connection with a previous acquisition, a subsidiary of the Company issued approximately $3.6 million aggregate principal amount of 7% FB Holdings Subordinated Notes Due 2000 ("FB Holdings Subordinated Notes"). The FB Holdings Subordinated Notes were recorded at their estimated fair value at issuance date of $3.1 million. The difference between the estimated fair value and principal amount of $0.5 million is being charged to interest expense over the term to maturity using the effective interest method. The FB Holdings Subordinated Notes are due in two equal installments on June 30, 1999 and 2000. The FB Holdings Subordinated Notes may be prepaid at any time in whole or in part at SRI's option. The FB Holdings Subordinated Notes bear interest at 7% per annum, payable quarterly. The combination of coupon interest payments and original issue discount results in an effective interest rate of 9.0%. Prior to and including June 1995, SRI paid interest in the form of additional FB Holdings Subordinated Notes; thereafter, interest is being paid in cash. The principal amount of FB Holdings Subordinated Notes at February 1, 1997 was $4.4 million. The FB Holdings Subordinated Notes are subordinated to all debt of the Company. SRI is the primary obligor under these debentures.

         In connection with the acquisition of Bealls, Bealls Holding issued the 7% Bealls Holding Junior Subordinated Debentures Due 2003 ("Bealls Holding Junior Subordinated Debentures") at a face value of approximately $12.5 million, net of discount of approximately $8.4 million. Such discount is being charged to interest expense over the term to maturity using the effective interest method. The Bealls Holding Junior Subordinated Debentures are limited to an aggregate principal amount of approximately $18.3 million. Interest is payable semi-annually on June 30 and December 31. The combination of coupon interest payments and original issue discount results in an effective interest rate of 39.4%.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The principal amount of Bealls Holding Junior Subordinated Debentures outstanding at February 1, 1997 was $14.3 million. The Bealls Holding Junior Subordinated Debentures are subordinated to all debt of the Company. SRI is the primary obligor under these debentures.

         The Port Arthur Industrial Development Revenue Bond (the "Port Arthur IDRB") bears interest at 75% of the prime rate payable monthly. The interest rate applicable to the Port Arthur IDRB at February 1, 1997 was 6.0%. The Port Arthur IDRB is collateralized by a building with a net book value of approximately $0.7 million. Under a separate agreement, SRI is required to make scheduled annual sinking fund payments ranging from $0.1 million to $0.2 million.

         Aggregate maturities of long-term debt for the next five years are:
1997 - $2.6 million; 1998 - $2.6 million; 1999 - $22.3 million; 2000 - $117.4 million and 2001 - $ 32.7 million.

         Management estimates the fair value of its long-term debt to be $320.1 million and $352.3 million at February 1, 1997 and February 3, 1996, respectively. In developing its estimates, management considered quoted market prices for each instrument, if available, current market interest rates in relation to the coupon interest rates of each instrument, the relative subordination of each instrument and the relative liquidity of the instrument as indicated by the presence or lack of an active market.

NOTE 7--STOCK OPTION PLANS

         In 1993, the Company adopted the Third Amended and Restated Stock Option Plan (the "1993 Stock Option Plan") designed to provide incentives to present and future executive, managerial, technical and other key employees and advisors to the Company (the "Participants") as selected by the Board of Directors or the compensation committee of the Board of Directors (the "Board"). All options granted under the 1993 Stock Option Plan were non-qualified within the meaning of Section 422A of the Internal Revenue Code. The number of shares of common stock which could be granted under the 1993 Stock Option Plan was 1,894,540 shares. As of February 1, 1997, there were 1,475,581 options outstanding under the 1993 Stock Option Plan. During 1996, the 1993 Stock Option Plan was frozen and replaced by the 1996 Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for the granting of the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and other types of awards that the Board deems to be consistent with the purposes of the Incentive Plan. An aggregate of 1,500,000 shares of common stock have been reserved for issuance under the Incentive Plan; however, no Participant shall be entitled to receive grants of common stock, stock options or SARs with respect to common stock, in any calendar year in excess of 400,000 shares in the aggregate. There were no grants made under the Incentive Plan during 1996.

         The Board will have exclusive discretion to select the participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Incentive Plan. The Incentive Plan is scheduled to terminate ten years from the date that the Incentive Plan was initially approved and adopted by the stockholders of the Company, unless extended for up to an additional five years by action of the Board. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Board, rights to these forms of contingent compensation are forfeited if a recipient's employment or performance of services terminates within a specified period following the award. Generally, a participant's rights and interest under the Incentive Plan will not be transferable except by will or by the laws of descent and distribution.

         Options, which include nonqualified stock options and ISOs, are rights to purchase a specified number of shares of common stock at a price fixed by the Board. The option price may be equal to or greater than the fair market value of the underlying shares of common stock, but in no event less than the fair market value on the date of grant. Options granted under the 1993 Stock Option Plan and the Incentive Plan generally become exercisable in installments of 20% per year on each of the first through the fifth anniversaries of the grant date and have a maximum term of ten years.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

         A summary of the option activity under the various plans follows:

                                                    NUMBER OF         WEIGHTED
                                                   OUTSTANDING         AVERAGE
                                                     OPTIONS        OPTION PRICE
                                                   ------------     ------------
Options outstanding at January 29, 1994 .......         540,987     $    0.46
Granted .......................................         186,647          2.27
Surrendered ...................................         (21,068)         1.25
Exercised .....................................          (2,720)         0.11
                                                   ------------
Options outstanding at January 28, 1995 .......         703,846          0.91
Granted .......................................         409,108          2.95
Surrendered ...................................          (7,435)         1.50
Exercised .....................................         (99,985)         0.32
                                                   ------------
Options outstanding at February 3, 1996 .......       1,005,534          1.80
Granted .......................................         783,819         10.72
Surrendered ...................................         (31,550)         4.48
Exercised .....................................        (282,222)         1.10
                                                   ------------
Options outstanding at February 1, 1997 .......       1,475,581          6.61
                                                   ============

     Exercisable options at February 3, 1996 and January 28, 1995 were 241,355 and 123,685, respectively. A summary of outstanding and exercisable options as of February 1, 1997 follows:

                                          WEIGHTED
                                           AVERAGE
                       NUMBER OF          REMAINING            NUMBER OF
                      OUTSTANDING        CONTRACTUAL          EXERCISABLE
 OPTION PRICE           OPTIONS             LIFE                OPTIONS
--------------    ------------------    -------------    -------------------
 $       0.11                175,318        6.3                       75,171
         2.27                246,392        7.3                       79,777
         3.04                260,584        8.4                       21,392
         5.28                503,212        9.0                        5,018
        10.56                 34,329        9.3                           --
        21.11                255,746        9.3                           --
                  ------------------                     -------------------
                           1,475,581                                 181,358
                  ==================                     ===================

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its plans. Compensation expense was $0.3 million for each of 1996, 1995 and 1994. The following unaudited pro forma data is calculated as if compensation cost for the Company's stock option plans were determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation":

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                            1996         1995
                                                         ----------   ----------
Pro forma net income (loss) ...........................  $   (2,653)  $   10,592
Pro forma earnings (loss) per common share ............       (0.17)        0.83
Weighted average grant date value of options granted ..        8.33         3.59

     The fair value of the options granted is estimated using the Black-Scholes option-pricing model with the following assumptions: no dividend yield; volatility of 34.35%; risk-free interest rate of 6.25%; assumed forfeiture rate of 68.26% and an expected life of eight years. The pro forma amounts above are not likely to be representative of future years because options vest over several years and additional awards generally are made each year.

NOTE 8--EMPLOYEE BENEFIT PLANS

     Pension benefits for employees are provided under the SRI Restated Retirement Plan (the "Retirement Plan"), a qualified defined benefit plan. Benefits are administered through a Trust arrangement which provides monthly payments or lump sum distributions. The Retirement Plan covers substantially all employees who have completed one year of service with 1,000 hours of service. Benefits under the plan are based upon a percentage of the participant's earnings during each year of credited service.

     The following sets forth the funded status of the Retirement Plan and the amounts recognized in the consolidated financial statements (in thousands):

                                            FEBRUARY 1, 1997   FEBRUARY 3, 1996
                                            ----------------   ----------------
Actuarial present value of benefits:
Vested benefit obligations ...............  $        (24,650)  $        (24,680)
                                            ================   ================
Accumulated benefit obligations ..........  $        (25,660)  $        (25,790)
                                            ================   ================

Projected benefit obligations ............  $        (33,790)  $        (32,240)
Market value of plan assets, primarily
    fixed income and equity securities ...            20,990             20,000
                                            ----------------   ----------------
Pension obligations in excess of assets ..           (12,800)           (12,240)
Unrecognized prior service income ........               (21)               (28)
Unrecognized net loss ....................            11,772             10,948
Adjustment required to recognize
    minimum liability ....................            (3,621)            (4,470)
                                            ----------------   ----------------
Accrued pension cost .....................  $         (4,670)  $         (5,790)
                                            ================   ================

Assumptions utilized in determining
    projected obligations and
    funding amounts:

Discount rate.............................             7.50%              7.00%
Rate of increase in compensation levels...             4.00%              4.00%
Expected long-term rate of return on
    plan assets...........................             9.00%              9.00%

     The Company's funding policy for the Retirement Plan is to contribute the minimum amount required by applicable regulations. Retirement Plan assets include 100,000 shares of Stage Stores common stock purchased during the Company's initial public offering.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The components of pension cost for the Retirement Plan were as follows (in thousands):

                                                        FISCAL YEAR
                                           ------------------------------------
                                              1996         1995         1994
                                           ----------   ----------   ----------

Service cost ............................  $    1,269   $      771   $      887
Interest cost ...........................       2,085        2,139        1,995
Actual loss (return) on plan assets .....      (2,047)      (3,377)         940
Net amortization and deferral ...........         789        2,292       (2,174)
                                           ----------   ----------   ----------
                                           $    2,096   $    1,825   $    1,648
                                           ==========   ==========   ==========

NOTE 9--OPERATING LEASES

     The Company leases stores, service center facilities, the corporate headquarters and equipment under operating leases. A number of store leases provide for escalating minimum rent. Rental expense is recognized on a straight-line basis over the life of such leases. The majority of the Company's store leases provide for contingent rentals, generally based upon a percentage of net sales. The Company has renewal options for most of its store leases; such leases generally require that the Company pay for utilities, taxes and maintenance expense. A summary of rental expense associated with operating leases follows (in thousands):

                                                     FISCAL YEAR
                                      ------------------------------------------
                                         1996            1995            1994
                                      ----------      ----------      ----------

Minimum rentals ................      $   30,397      $   26,943      $   22,979
Contingent rentals .............           3,318           2,618           2,874
Equipment rentals ..............             829             593             784
                                      ----------      ----------      ----------
                                      $   34,544      $   30,154      $   26,637
                                      ==========      ==========      ==========

       Minimum rental commitments on long-term operating leases at February 1, 1997, net of sub-leases, are as follows (in thousands):

            Fiscal Year:
            1997 ........................................  $ 32,657
            1998 ........................................    31,087
            1999 ........................................    29,248
            2000 ........................................    25,561
            2001 ........................................    21,614
            Thereafter ..................................   107,428
                                                           --------
                                                           $247,595
                                                           ========

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 10--RELATED PARTY TRANSACTIONS

       Pursuant to a professional service agreement with an affiliate of a principal stockholder, the Company paid fees for professional services rendered and expense reimbursements in the amount of $2.7 million, $0.8 million and $0.6 million for 1996, 1995 and 1994, respectively. Upon consummation of the initial public offering (see Note 2), such agreement was terminated.

       The Company has made loans, in an aggregate principal amount of $1.5 million, to certain executive officers of the Company. These loans are full recourse loans and are secured by a pledge of the shares of common stock owned by such executive officers. The loans provide for interest from 5.7% to 7.25% and mature no later than June 1, 2000.

NOTE 11--INCOME TAXES

       All Company operations are domestic. Income tax expense charged to continuing operations consisted of the following (in thousands):

                                                       FISCAL YEAR
                                           ------------------------------------
                                              1996         1995         1994
                                           ----------   ----------   ----------
Federal income tax expense (benefit):
Current .................................  $   (7,443)  $    9,772   $    7,154
Deferred ................................      15,399       (3,630)      (3,794)
                                           ----------   ----------   ----------
                                                7,956        6,142        3,360
                                           ----------   ----------   ----------
State income tax expense (benefit):
Current .................................         764        1,060          771
Deferred ................................        (126)        (435)         186
                                           ----------   ----------   ----------
                                                  638          625          957
                                           ----------   ----------   ----------
                                           $    8,594   $    6,767   $    4,317
                                           ==========   ==========   ==========

       A reconciliation between the federal income tax expense charged to continuing operations computed at statutory tax rates and the actual income tax expense recorded follows (in thousands):

                                                     FISCAL YEAR
                                        ---------------------------------------
                                           1996          1995           1994
                                        ----------    ----------     ----------
Federal income tax expense at
  the statutory rate ...............    $    7,915    $    6,124     $    3,831
State income taxes, net ............           414           406            797
Permanent differences, net .........           265           290           (311)
Other, net .........................          --             (53)          --
                                        ----------    ----------     ----------
                                        $    8,594    $    6,767     $    4,317
                                        ==========    ==========     ==========

       As a result of the early retirement of the Senior Discount Debentures and the replacement of the working capital facility, the Company recorded an extraordinary charge of $16.1 million, net of applicable income taxes of $9.8 million.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The 1996 income tax benefit relating to the extraordinary item is comprised of a $7.7 million current federal tax benefit, a $0.9 million deferred federal tax benefit and a $1.2 million state tax benefit.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

       Deferred tax liabilities (assets) consist of the following (in thousands):

                                            FEBRUARY 1, 1997   FEBRUARY 3, 1996
                                            ----------------   ----------------
Gross deferred tax liabilities:
Depreciation and amortization ............  $         12,903   $          7,485
Inventory reserves .......................             3,735              1,406
State income taxes .......................               495               --
Other ....................................             1,660              1,435
                                            ----------------   ----------------
                                                      18,793             10,326
                                            ----------------   ----------------
Gross deferred tax assets:
Retained Certificates ....................            (2,173)            (2,502)
Accrued consolidation costs ..............            (1,318)            (1,478)
Net operating loss carryforwards .........            (2,961)               (82)
Original issue discount ..................              --              (10,042)
Accrued expenses .........................            (1,607)              (990)
Pensions .................................            (2,163)            (2,686)
Escalating leases ........................            (1,482)              (962)
Charitable contribution carryforward .....              (575)              (113)
Accrued payroll costs ....................            (1,212)              (884)
Accrued store closure costs ..............              --                 (558)
Other ....................................              (403)              (780)
                                            ----------------   ----------------
                                                     (13,894)           (21,077)
                                            ----------------   ----------------
Deferred tax assets valuation allowance ..              --                 --
                                            ----------------   ----------------
                                            $          4,899   $        (10,751)
                                            ================   ================

       As a result of the extraordinary loss on the early retirement of debt during 1996, the Company has recorded a $17.0 million federal income tax receivable which is included in other current assets on the consolidated balance sheet.

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 12--QUARTERLY FINANCIAL INFORMATION

       Unaudited quarterly financial data is summarized as follows (in thousands):

                                                                   FISCAL YEAR 1996
                                                    -----------------------------------------------
                                                        Q1          Q2          Q3           Q4
                                                    ----------  ----------  ----------   ----------
Net sales ........................................  $  163,177  $  182,750  $  182,562   $  248,061
Gross profit .....................................      52,081      56,623      56,208       79,075
Operating income .................................      16,045      13,925      12,342       26,258
Income (loss) before extraordinary item ..........       2,652         868        (265)      10,767
Net income (loss) ................................       2,652         868     (16,071)      10,492
Earnings (loss) per common share data:
Earnings (loss) per common share before
   extraordinary item ............................        0.21        0.07       (0.02)        0.45
Extraordinary item - early retirement of debt ....        --          --         (1.12)       (0.01)
Earnings (loss) per common share after
   extraordinary item ............................        0.21        0.07       (1.14)        0.44

                                                                   FISCAL YEAR 1995
                                                    -----------------------------------------------
                                                        Q1          Q2          Q3           Q4
                                                    ----------  ----------  ----------   ----------
Net sales ........................................  $  142,353  $  154,578  $  159,161   $  226,532
Gross profit .....................................      46,283      46,555      48,659       72,780
Operating income .................................      14,835      11,074       9,724       25,853
Net income (loss) ................................       2,438         221        (899)       8,970
Earnings (loss) per common share data:
Earnings (loss) per common share after
   extraordinary item ............................        0.19        0.02       (0.07)        0.70

NOTE 13--CLASS B COMMON STOCK

       Unless otherwise required by law, holders of Class B Common Stock are not entitled to vote on matters submitted to a vote of stockholders, including the election of directors. Holders of Class B Common Stock may elect at any time to convert any or all of such shares into Common Stock, on a share for share basis, to the extent such holder is not prohibited from owning additional voting securities by virtue of regulatory restrictions. Upon liquidation, dissolution or winding up of the Company, the holders of the Class B Common Stock are entitled to receive pro rata, along with the holders of the Common Stock, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of Preferred Stock then outstanding.

NOTE 14--COMMITMENTS AND CONTINGENCIES

       LITIGATION: The Company is subject to claims and litigation arising in the normal course of its business. The Company does not believe that any of these proceedings will have a material adverse effect on its financial position or its results of operations.

       LETTERS OF CREDIT: The Company issues letters of credit to support certain merchandise purchases which are required to be collateralized. The Company had outstanding letters of credit totaling $8.0 million at February 1, 1997,

                               STAGE STORES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

all of which were collateralized by the Credit Agreements (see Note 6). These letters of credit expire within twelve months of issuance.

       CONCENTRATION OF CREDIT RISK: Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, short-term investments and the accounts receivable transferred to the Trust (see
Note 3). The Company's cash management and investment policies restrict investments to low risk, highly-liquid securities and the Company performs periodic evaluations of the relative credit standing of the financial institutions with which it deals. The credit risk associated with the accounts receivable transferred to the Trust is limited by the large number of customers in the Company's customer base. Substantially all of the Company's customers reside in the central United States.

NOTE 15--SUBSEQUENT EVENT

       On March 5, 1997, the Company reached a definitive agreement to merge with C.R. Anthony Company ("CR Anthony"), a retailer of branded and private label apparel for the entire family which operated 224 stores in 13 southwestern and Rocky Mountain states at February 1, 1997. Under the terms of the agreement, the Company will acquire the common stock of CR Anthony for a value of $8.00 per share plus $0.01 per share for every $0.05 per share by which the average closing price of the Company's common stock exceeds $20.00 per share. The Company's average closing price will be determined based upon ten randomly selected days out of the twenty trading days ending on the fifth trading day preceding the closing of the transaction.

       The form of consideration (stock/cash mix) to be paid by the Company for CR Anthony's common stock will also be determined using a formula based upon the average closing price of the Company's stock. The consideration will be 100% Company common stock so long as the Company's average closing price is $20.00 per share or higher, and such stock percentage will decline in a linear fashion to 25% of the consideration if the average closing price of Company common stock is $15.00 per share. As an example, if the Company's average closing price was $21.00 per share, CR Anthony's common shareholders would receive a value of $8.20 per share, 100% of which would be paid in Company common stock (0.39 shares of Company common stock to be exchanged for each share of CR Anthony common stock). At prices below $15.00 per share, the Company has the option to terminate the agreement, or to close and pay 0.1333 shares of Company common stock and an amount in cash equal to the difference between $8.00 per share and the value of 0.1333 share of Company common stock. The Company is currently evaluating its financing options for payments to CR Anthony option holders and stockholders and any one-time costs to be incurred in connection with the merger of CR Anthony's operations into the Company which could not otherwise be funded out of existing sources.

       The transaction is subject to approval by the shareholders of CR Anthony and other closing conditions. In addition, the agreement contains provisions relating to the obligations of the parties in the event of termination of the agreement. It is expected that the transaction will be completed by mid-year 1997.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                MAY 3,      MAY 4,   FEBRUARY 1,
                                                 1997        1996        1997
                                              ----------  ----------  ----------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ...............  $    3,649  $    3,814  $    3,139
   Accounts receivable, less allowance
     for doubtful accounts of $100 .........       5,286       3,409       3,295
   Merchandise inventories .................      86,103      86,321      84,280
   Other assets ............................       2,554       1,769       2,228
   Deferred income taxes ...................       2,089       2,323       1,503
                                              ----------  ----------  ----------

         Total current assets ..............      99,681      97,636      94,445
PROPERTY AND EQUIPMENT, net ................      17,569      14,876      17,022
DEFERRED INCOME TAXES ......................       6,960       8,439       6,960
OTHER ASSETS ...............................         281         358         301
                                              ----------  ----------  ----------
TOTAL ......................................  $  124,491  $  121,309  $  118,728
                                              ==========  ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable ........................  $   20,741  $   22,392  $   19,491
   Other liabilities .......................       7,766       7,796       7,208
   Accrued compensation ....................       1,645       1,856       2,925
   Income taxes payable ....................        --          --         1,182
   Current maturities of long-term debt ....       6,365       3,695          93
                                              ----------  ----------  ----------
         Total current liabilities .........      36,517      35,739      30,899
LONG-TERM DEBT, less current maturities ....      16,064      18,081      14,742
OTHER LIABILITIES ..........................         766       1,095       1,028
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
   Common stock, $.01 par value;
     50,000,000 shares authorized;
     9,035,645, 9,005,245, and
     9,035,645 shares ......................          90          90          90
   Additional paid-in capital ..............      57,307      57,216      57,307
   Retained earnings .......................      13,747       9,088      14,662
                                              ----------  ----------  ----------
         Total stockholders' equity ........      71,144      66,394      72,059
                                              ----------  ----------  ----------
TOTAL ......................................  $  124,491  $  121,309  $  118,728
                                              ==========  ==========  ==========

                 See notes to consolidated financial statements.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  FOR THE THIRTEEN WEEKS ENDED
                                                  -----------------------------
                                                  MAY 3, 1997      MAY 4, 1996
                                                  ------------     ------------
NET SALES ....................................    $     64,287     $     61,190
COST OF GOODS SOLD ...........................          46,300           43,012
                                                  ------------     ------------
GROSS MARGIN .................................          17,987           18,178
EXPENSES:
     Selling, general and administrative .....          16,050           15,944
     Advertising .............................           1,658            2,051
     Merger costs ............................             451             --
     Depreciation and amortization ...........             984              975
     Interest ................................             345              423
                                                  ------------     ------------
         Total expenses ......................          19,488           19,393
                                                  ------------     ------------
LOSS BEFORE INCOME TAXES .....................          (1,501)          (1,215)
INCOME TAX BENEFIT ...........................             586              474
                                                  ------------     ------------
NET LOSS .....................................    $       (915)    $       (741)
                                                  ============     ============
NET LOSS PER SHARE ...........................    $      (0.10)    $      (0.08)
                                                  ============     ============
WEIGHTED AVERAGE COMMON STOCK AND COMMON
   STOCK EQUIVALENTS OUTSTANDING .............       9,584,708        9,005,245
                                                  ============     ============

                 See notes to consolidated financial statements.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                        13 WEEKS     13 WEEKS
                                                          ENDED        ENDED
                                                          MAY 3,       MAY 4,
                                                           1997         1996
                                                        ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ..........................................  $     (915)  $     (741)
   Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
     Depreciation and amortization ...................         984          975
     Deferred tax benefit ............................        (586)        (474)
     Gain on sales of property and equipment .........          (1)         (12)
   Changes in other assets and liabilities:
     Accounts receivable .............................      (1,991)      (1,056)
     Merchandise inventories .........................      (1,823)      (1,883)
     Other assets ....................................        (324)        (149)
     Accounts payable and other liabilities ..........         364        8,430
     Accrued compensation ............................      (1,280)         (33)
                                                        ----------   ----------
         Net cash provided by (used in)
           operating activities ......................      (5,572)       5,057
                                                        ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures ............................      (1,514)        (500)
     Proceeds from sales of property and equipment ...           2           10
                                                        ----------   ----------
         Net cash used in investing activities .......      (1,512)        (490)
                                                        ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (payments)-- Revolving
       Credit Agreement ..............................       7,630       (3,375)
     Payments of long-term debt ......................         (36)         (32)
                                                        ----------   ----------
         Net cash provided by (used in)
           financing activities ......................       7,594       (3,407)
                                                        ----------   ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ............         510        1,160
CASH AND CASH EQUIVALENTS, Beginning of period .......       3,139        2,654
                                                        ----------   ----------
CASH AND CASH EQUIVALENTS, End of period .............  $    3,649   $    3,814
                                                        ==========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
     Interest ........................................  $      469   $      344
     Income taxes ....................................  $    1,276   $      557

                 See notes to consolidated financial statements.

                              C.R. ANTHONY COMPANY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF INTERIM REPORTING PRACTICES

     BASIS OF PRESENTATION -- The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its wholly owned subsidiary (ANCO Transportation, which principally transports merchandise to Company stores.) All material intercompany accounts and transactions have been eliminated.

     The consolidated balance sheets as of May 3, 1997 and May 4, 1996 and the statements of operations and cash flows for the thirteen weeks ended May 3, 1997 and May 4, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments (consisting only of normal, recurring accruals) necessary to state fairly the Company's financial position and the results of operations and cash flows for the thirteen weeks ended May 3, 1997 and May 4, 1996 have been made. Due to the seasonal nature of the business, results for the interim periods are not necessarily indicative of a full year's operations, and balances of inventory, receivables, revolving credit agreement borrowings, and trade payables vary with the seasonal demands of the business.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in connection with the annual consolidated financial statements and notes thereto.

     EARNINGS PER SHARE -- Earnings (loss) per share is computed based upon net income (loss) divided by the weighted average number of shares of common stock and common stock equivalents (if dilutive) outstanding during each period. In February 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE, which establishes standards for computing and presenting earnings per share. SFAS No. 128 is effective for periods ending after December 15, 1997. Management believes that SFAS No. 128 will not have a significant effect on the Company's calculation of earnings per share considering its current capital structure.

     RECLASSIFICATIONS -- Certain reclassifications have been made to prior year balances to conform with the classifications of such amounts in the current period.

     RECENTLY ADOPTED ACCOUNTING STANDARDS -- In February 1997, the Financial, Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. SFAS No. 129 establishes standards for disclosure of information regarding an entity's capital structure. The adoption of SFAS No. 129 did not affect the Company's consolidated financial position or results of operations.

2. MERGER PLAN WITH STAGE STORES, INC.

     On March 5, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger") whereby the Company will be merged with and into Stage Stores, Inc. ("Stage Stores"), a retailer of apparel in the central United States. In the Merger, each outstanding share of the Company's common stock will be acquired for a value of $8.00 per share plus $0.01 per share for every $0.05 per share by which the average closing price of Stage Stores' common stock exceeds $20 per share. Stage Stores' average closing price will be determined based on a randomly-selected ten day period out of the twenty trading days ending on the fifth trading day preceding the closing of the transaction. The form of consideration (stock/cash mix) to be paid by Stage Stores for the common stock of the Company will also be determined using a formula based upon the average closing price of Stage Stores stock.

     The consideration will be 100% Stage Stores common stock so long as its average closing price is $20.00 per share or higher, and such stock percentage will decline in a linear fashion to 25% of the consideration if the average closing price of the Stage Stores stock is $15.00 per share. At prices below $15.00 per share, Stage Stores has the option to terminate the Merger, and pay the Company a $3.5 million fee plus expenses, or to close the Merger and pay
0.1333 shares of Stage Stores common stock and an amount in cash equal to the difference between $8.00 per share and the

                              C.R. ANTHONY COMPANY
value of 0.1333 shares of Stage Stores common stock. All options outstanding under the Company stock option plan (see Note 7) will be canceled as a term of the Merger and the option holders will be entitled to receive cash equal to the exchange price for the Company common stock less the exercise price of the related Company option. In addition to the termination event by Stage Stores as noted above, if the Merger is terminated by the Company under other certain conditions, the Company will be required to pay a fee of $3.5 million plus expenses. In the event that another bidder acquires control of the Company during the Merger or six months thereafter, Stage Stores can exercise an option to acquire 19.9% of the Company common stock at $8.00 per share.

     The Merger is subject to approval by the stockholders of the Company and certain other conditions including Stage Stores obtaining adequate financing. During the periods ended February 1, 1997 and February 3, 1996, a member of the Board of Directors of the Company was employed by an affiliate of the Financial advisory firm the Company has engaged to provide corporate advisory services, including the Merger. Management of the Company expects the Merger transaction will be completed by mid-year 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of C.R. Anthony Company:

We have audited the accompanying consolidated balance sheets of C.R. Anthony Company and subsidiary (the "Company"), as of February 1, 1997 and February 3, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the fifty-two weeks ended February 1, 1997, the fifty-three weeks ended February 3, 1996 and the fifty-two weeks ended January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February 1, 1997 and February 3, 1996, and the results of their operations and their cash flows for the fifty-two weeks ended February 1, 1997, the fifty-three weeks ended February 3, 1996 and the fifty-two weeks ended January 29, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, on March 5, 1997, the Company entered into an Agreement and Plan of Merger with Stage Stores, Inc.

DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
March 12, 1997

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               FEBRUARY 1, 1997 FEBRUARY 3, 1996
                                                --------------   --------------
                  ASSETS
CURRENT ASSETS:
   Cash and cash equivalents .................. $        3,139   $        2,654
   Accounts receivable, less allowance for
     doubtful accounts of $100 ................          3,295            2,353
   Merchandise inventories ....................         84,280           84,438
   Other assets ...............................          2,228            1,620
   Deferred income taxes ......................          1,503            1,849
                                                --------------   --------------
          Total current assets ................         94,445           92,914

PROPERTY AND EQUIPMENT, net ...................         17,022           15,331
DEFERRED INCOME TAXES .........................          6,960            8,439
OTHER ASSETS ..................................            301              376
                                                --------------   --------------
TOTAL ......................................... $      118,728   $      117,060
                                                --------------   --------------
    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable ........................... $       19,491   $       14,562
   Other liabilities ..........................          7,208            6,673
   Accrued compensation .......................          2,925            1,889
   Income taxes payable .......................          1,182              522
   Current maturities of long-term debt .......             93            7,069
                                                --------------   --------------
          Total current liabilities ...........         30,899           30,715

LONG-TERM DEBT, less current maturities .......         14,742           18,114

OTHER LIABILITIES .............................          1,028            1,096

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value, 50,000,000
     shares authorized; 9,035,645 and
     9,005,245 shares issued and outstanding
     at February 1, 1997 and February 3, 1996,
     respectively .............................             90               90
   Additional paid-in capital .................         57,307           57,216
   Retained earnings ..........................         14,662            9,829
                                                --------------   --------------
          Total stockholders' equity ..........         72,059           67,135
                                                --------------   --------------
TOTAL ......................................... $      118,728   $      117,060
                                                --------------   --------------

                 See notes to consolidated financial statements

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         52 WEEKS      53 WEEKS      52 WEEKS
                                          ENDED         ENDED         ENDED
                                        FEBRUARY 1,   FEBRUARY 3,   JANUARY 29,
                                           1997          1996          1995
                                        -----------   -----------   -----------
NET SALES ............................  $   288,392   $   304,451   $   302,241
COST OF GOODS SOLD ...................      194,875       207,688       205,415
                                        -----------   -----------   -----------
GROSS MARGIN .........................       93,517        96,763        96,826

EXPENSES:
   Selling, general and administrative       69,012        73,317        72,188
   Advertising .......................       10,461        12,997        12,599
   Depreciation and amortization .....        4,315         4,862         3,817
   Interest ..........................        1,806         2,577         2,165
                                        -----------   -----------   -----------
          Total expenses .............       85,594        93,753        90,769
                                        -----------   -----------   -----------
INCOME BEFORE INCOME TAXES ...........        7,923         3,010         6,057

INCOME TAX EXPENSE ...................       (3,090)         (924)       (2,362)
                                        -----------   -----------   -----------
NET INCOME ...........................  $     4,833   $     2,086   $     3,695
                                        -----------   -----------   -----------
NET INCOME PER COMMON SHARE ..........  $      0.53   $      0.23   $      0.41
                                        -----------   -----------   -----------
WEIGHTED AVERAGE COMMON STOCK
   AND COMMON STOCK EQUIVALENTS
   OUTSTANDING .......................    9,140,490     9,005,245     9,003,497
                                        -----------   -----------   -----------

                 See notes to consolidated financial statements

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                      COMMON STOCK   ADDITIONAL
                                   -----------------  PAID-IN  RETAINED
                                    SHARES    AMOUNT  CAPITAL  EARNINGS  TOTAL
                                   ---------  ------  -------  --------  -------
BALANCE
   JANUARY 31, 1994 .............  9,000,000  $   90  $49,137  $  4,048  $53,275

Issuance of stock ...............      5,245    --         20      --         20

Net income ......................       --      --       --       3,695    3,695

Utilization of
   pre-reorganization ...........       --      --      8,059      --      8,059
   deferred tax assets
                                   ---------  ------  -------  --------  -------
BALANCE
   JANUARY 29, 1995 .............  9,005,245      90   57,216     7,743   65,049

Net income ......................       --      --       --       2,086    2,086
                                   ---------  ------  -------  --------  -------
BALANCE
   FEBRUARY 3, 1996 .............  9,005,245      90   57,216     9,829   67,135

Issuance of stock ...............     30,400    --         91      --         91

Net income ......................       --      --       --       4,833    4,833
                                   ---------  ------  -------  --------  -------
BALANCE
   FEBRUARY 1, 1997 .............  9,035,645  $   90  $57,307  $ 14,662  $72,059
                                   ---------  ------  -------  --------  -------

                 See notes to consolidated financial statements

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          52 WEEKS     53 WEEKS     52 WEEKS
                                                           ENDED        ENDED        ENDED
                                                         FEBRUARY 1,  FEBRUARY 3,  JANUARY 29,
                                                            1997         1996         1995
                                                         ----------   ----------   ----------
OPERATING ACTIVITIES:
   Net income .........................................  $    4,833   $    2,086   $    3,695
   Adjustments to reconcile net income
     to net cash provided by (used in)
     operating activities:
       Depreciation and amortization ..................       4,315        4,862        3,817
       Deferred tax expense (benefit) .................         657         (743)          10
       Utilization of pre-reorganization tax assets ...       1,168        1,424        1,080
       Gain on sales of property and equipment ........         (18)          (9)         (67)
       Common stock issued as compensation expense ....          91         --           --
   Changes in other assets and liabilities:
       Accounts receivable ............................        (942)         296         (364)
       Merchandise inventories ........................         158       (8,517)      (4,251)
       Other assets ...................................        (605)      (1,146)         627
       Accounts payable and other liabilities .........       5,396       (1,888)       1,588
       Accrued compensation ...........................       1,036       (1,072)         135
       Income taxes payable ...........................         660         (782)         864
                                                         ----------   ----------   ----------
         Net cash provided by (used in)
           operating activities .......................      16,749       (5,489)       7,134
                                                         ----------   ----------   ----------
INVESTING ACTIVITIES:
   Capital expenditures ...............................      (5,868)      (4,812)      (5,298)

   Proceeds from sales of property and
     equipment ........................................          18           33           99
                                                         ----------   ----------   ----------
         Net cash used in investing
           activities .................................      (5,850)      (4,779)      (5,199)
                                                         ----------   ----------   ----------
FINANCING ACTIVITIES:
   Net borrowings (payments) - Revolving
     Credit Agreement .................................     (10,185)      24,845         --
   Payments of long-term debt .........................        (229)     (15,707)      (1,164)

   Proceeds from issuance of common stock .............        --           --             20
                                                         ----------   ----------   ----------
         Net cash (used) provided by
           financing activities .......................     (10,414)       9,138       (1,144)
                                                         ----------   ----------   ----------
NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS ...................................         485       (1,130)         791

CASH AND CASH EQUIVALENTS,
   Beginning of period ................................       2,654        3,784        2,993
                                                         ----------   ----------   ----------
CASH AND CASH EQUIVALENTS,
   End of period ......................................  $    3,139   $    2,654   $    3,784
                                                         ----------   ----------   ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for:
       Interest .......................................  $    1,777   $    2,685   $    2,145
       Income taxes ...................................         604        1,027          407

                 See notes to consolidated financial statements.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE PERIODS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996
                              AND JANUARY 29, 1995

1.       SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

         ORGANIZATION - C.R. Anthony Company (the "Company"), an Oklahoma corporation, is engaged in the operation of a regional chain of retail stores, with the majority in smaller communities throughout the southwestern and midwestern United States, offering national brand apparel, including footwear, for the entire family.

         BASIS OF PRESENTATION - The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its wholly owned subsidiary (ANCO Transportation, which principally transports merchandise to Company stores). All material intercompany accounts and transactions have been eliminated.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit at financial institutions and all temporary cash investments purchased with a maturity of three months or less.

         MERCHANDISE INVENTORIES - Inventories are valued at the lower of cost or market using the retail method for merchandise inventories at stores and the average cost method for merchandise inventories at the Company's distribution center. The Company purchased approximately 20% and 19% of its merchandise inventory from one vendor for the periods ended February 1, 1997 and February 3, 1996.

         PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost less accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated useful life or the remaining lease term using the straight-line method. The estimated useful lives and periods used in computing depreciation and amortization are: buildings - 30 years; fixtures and equipment - 3 to 10 years; transportation and data processing equipment - 3 to 8 years; and leasehold improvements - 5 to 25 years.

         PRE-OPENING EXPENSES - Costs related to the opening of new stores are expensed as incurred.

         INCOME TAXES - The Company recognizes an asset and liability approach for accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of existing assets and liabilities. A valuation allowance is to be established if it is more likely than not that some portion of the deferred tax asset will not be realized.

         EARNINGS PER SHARE - Earnings per share is computed based upon net income divided by the weighted average number of shares of common stock and common stock equivalents (if dilutive) outstanding during each period. In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. The Company believes the impact of SFAS No. 128 will not be material.

         LONG-LIVED ASSETS - In March 1995, the FASB issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG- LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The Company adopted SFAS No. 121 effective February 4, 1996 as required, which establishes accounting standards for the impairment of long-lived assets, certain identified intangibles and goodwill related to such assets. The adoption of SFAS No. 121 did not have a material effect on the Company's financial position or results of operations.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

         ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED - In June 1996, The FASB issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, and in February 1997, the FASB issued SFAS No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. The Company will adopt SFAS Nos. 125 and 129 when required. Management believes that adoption of these standards will not have a material impact on the Company's consolidated financial position or results of operations.

         Fair value disclosures of financial instruments - The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The Company's financial instruments include the following: cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, income taxes payable, and long-term debt. At February 1, 1997 and February 3, 1996, the carrying amounts of all financial instruments as reflected in the accompanying balance sheets were the same as their estimated fair values. Long-term debt's carrying amount approximates fair value based upon current rates offered to the Company for debt with similar terms. The carrying amounts of all other financial instruments are a reasonable estimate of fair values due to the short maturities of such items.

         Fair value estimates are based upon pertinent information available to management as of February 1, 1997 and February 3, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein. The Company held no derivative financial instruments at February 1, 1997 or February 3, 1996.

         STOCK OPTION PLAN - The Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123") on February 4, 1996, as required. The company has elected to continue applying Accounting Principles Board Opinion No. 25 in accounting for its stock-based compensation awards as permitted under SFAS No. 123. Accordingly, no compensation cost has been recognized in the accompanying financial statements.

         RECLASSIFICATIONS - Certain reclassifications have been made to 1995 and 1996 balances to conform with the classifications of such amounts for the current period.

2.       MERGER PLAN WITH STAGE STORES, INC.

         On March 5, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger") whereby the Company will be merged with and into Stage Stores, Inc. ("Stage Stores"), a retailer of apparel in the central United States. In the Merger, each outstanding share of the Company's common stock will be acquired for a value of $8.00 per share plus $0.01 per share for every $0.05 per share by which the average closing price of Stage Stores' common stock exceeds $20 per share. Stage Stores' average closing price will be determined based on a randomly-selected ten day period out of the twenty trading days ending on the fifth trading day preceding the closing of the transaction. The form of consideration (stock/cash mix) to be paid by Stage Stores for the common stock of the Company will also be determined using a formula based upon the average closing price of Stage Stores stock.

         The consideration will be 100% Stage Stores common stock so long as its average closing price is $20.00 per share or higher, and such stock percentage will decline in a linear fashion to 25% of the consideration if the average closing price of the Stage Stores stock is $15.00 per share. At prices below $15.00 per share, Stage Stores has the option to terminate the Merger, and pay the Company a $3.5 million fee plus expenses, or to close the Merger and pay
0.1333 shares of Stage Stores common stock and an amount in cash equal to the difference between $8.00 per share and the value of 0.1333 shares of Stage Stores common stock. All options outstanding under the Company stock option plan (see Note 7) will be canceled as a term of the Merger and the option holders will be entitled to receive cash equal to the

                       C.R. ANTHONY COMPANY AND SUBSIDIARY
exchange price for the Company common stock less the exercise price of the related Company option. In addition to the termination event by Stage Stores as noted above, if the Merger is terminated by the Company under other certain conditions, the Company will be required to pay a fee of $3.5 million plus expenses. In the event that another bidder acquires control of the Company during the Merger or six months thereafter, Stage Stores can exercise an option to acquire 19.9% of the Company common stock at $8.00 per share.

         The Merger is subject to approval by the stockholders of the Company and certain other conditions including Stage Stores obtaining adequate financing. During the periods ended February 1, 1997 and February 3, 1996, a member of the Board of Directors of the Company was employed by an affiliate of the Financial advisory firm the Company has engaged to provide corporate advisory services, including the Merger. Management of the Company expects the Merger transaction will be completed by mid-year 1997.

3.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following (in thousands):

                                                       FEBRUARY 1,   FEBRUARY 3,
                                                          1997          1996
                                                       ----------    ----------
Land ...............................................   $      214    $      214
Buildings ..........................................          791           781
Leasehold improvements .............................        8,094         7,910
Fixtures and equipment .............................       14,028        12,015
Transportation and data processing equipment .......        8,647         6,345
                                                       ----------    ----------
                                                           31,774        27,265
Less accumulated depreciation and amortization .....      (14,752)      (11,934)
                                                       ----------    ----------
Total property and equipment, net ..................   $   17,022    $   15,331
                                                       ==========    ==========

4.       LONG-TERM DEBT

         Long-term debt consists of the following (in thousands):

                                                  FEBRUARY 1,        FEBRUARY 3,
                                                     1997               1996
                                                  ----------         ----------
Revolving Credit Agreement ...............        $   14,660         $   24,845
Tax notes payable ........................                18                182
Other ....................................               157                156
                                                  ----------         ----------
                                                      14,835             25,183
Less current maturities ..................               (93)            (7,069)
                                                  ----------         ----------
Total long-term debt .....................        $   14,742         $   18,114
                                                  ==========         ==========

         On July 27, 1995, the Company entered into an Amended and Restated Loan Agreement ("Agreement") maturing July 26, 2000. The Agreement provides for revolving credit borrowings, letters of credit and $20 million of long-term debt with a $2 million annual reduction. Available borrowings are based on a percentage of eligible inventory, as defined, with a maximum of $60 million to be reduced annually by a $2 million long-term principal payment. The Company classifies as non-current revolving credit borrowings up to the maximum long-term portion available for the

                       C.R. ANTHONY COMPANY AND SUBSIDIARY
next fiscal year ($16 million). The rate of interest on borrowings is at the index rate plus 2% per annum (7.3% and 7.4% at February 1, 1997 and February 3, 1996, respectively) plus a fee of 0.25% on the unused portion of the facility payable monthly in arrears. The Agreement is secured by a lien on substantially all assets of the Company. The Company is required to reduce short-term borrowings under the Agreement to zero for a 30-day period each fiscal year. The Agreement requires defined fixed charge and specified inventory turnover ratios and maintenance of a minimum net worth, and restricts the payment of dividends and limits the amount of capital expenditures and additional borrowings. At February 1, 1997, the Company was in compliance with all such requirements.

         Tax notes represent miscellaneous tax claims financed at 3.5% interest, of which the final $18,000 principal payment will be made in fiscal year 1998.

         Other long-term debt represents two notes for equipment purchases which are being repaid with interest at 4.9% and 7.4% in equal monthly installments, including interest, totaling $6,841.

         Future maturities of long-term debt during each of the next five years are $93,000 in 1998; $705,000 in 1999; $2,013,000 in 2000; $12,013,000 in 2001;
and $11,000 in 2002.

5.       LEASES

         The Company has operating leases for its store facilities, distribution center, and certain other equipment. Substantially all of the leases are net leases which require the payment of property taxes, insurance and maintenance costs in addition to rental payments. Certain store leases provide for additional rentals based on a percentage of sales, renewal options for one or more periods ranging from one to five years and rent escalation clauses.

         At February 1, 1997, the future minimum lease payments under operating leases with rental terms of more than one year are as follows (in thousands):

               FISCAL YEAR ENDING
                        1998                     $10,288
                        1999                       8,167
                        2000                       6,089
                        2001                       3,633
                        2002                       2,227
                        Later years                4,121
                                                 -------
                                                 $34,525
                                                 =======

         Rent expense relating to operating leases consists of the following (in thousands):

                                    52 WEEKS         53 WEEKS         52 WEEKS
                                     ENDED            ENDED            ENDED
                                   FEBRUARY 1,      FEBRUARY 3,      JANUARY 29,
                                      1997             1995             1995
                                  ------------     ------------     ------------
Minimum rentals                   $     12,271     $     12,450     $     11,623
Contingent rentals                         664              899            1,093

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

6.       INCOME TAXES

         Current and deferred income tax expense (benefit) recorded in the accompanying statements of income for each period are as follows (in thousands):

                                 52 WEEKS          53 WEEKS          52 WEEKS
                                  ENDED             ENDED             ENDED
                                FEBRUARY 1,       FEBRUARY 3,       JANUARY 29,
                                   1997              1995              1995
                               ------------      ------------      ------------
Current:
   Federal                     $      2,173      $      1,461      $      2,202
   State                                260               206               150
                               ------------      ------------      ------------
                                      2,433             1,667             2,352
                               ------------      ------------      ------------
Deferred:
   Federal                              517              (690)             (166)
   State                                140               (53)              176
                               ------------      ------------      ------------
                                        657              (743)               10
                               ------------      ------------      ------------
Total expense                  $      3,090      $        924      $      2,362
                               ============      ============      ============

         The effective income tax rate differed from the statutory federal income tax rate as follows:

                                     52 WEEKS       53 WEEKS        52 WEEKS
                                      ENDED          ENDED           ENDED
                                    FEBRUARY 1,    FEBRUARY 3,     JANUARY 29,
                                       1997           1995            1995
                                   ------------   ------------    ------------
Statutory federal income tax rate       34%            34%             34%
State income taxes                       5              5               5
General business credits                --             (9)             (2)
Other                                   --              1               2
                                       ---            ---             ---

                                        39%            31%             39%
                                       ===            ===             ===

         The tax bases of certain assets and liabilities are different from the values reflected in the accompanying balance sheets. There were no valuation allowances at February 1, 1997 and February 3, 1996. The related deferred tax assets and liabilities created by these temporary differences are as follows (in thousands):

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

                                                          DEFERRED TAX ASSETS
                                                            (LIABILITIES)
                                                       -------------------------
                                                       FEBRUARY 1,   FEBRUARY 3,
                                                          1997          1996
                                                       ----------    ----------
Depreciation .......................................   $    1,591    $    1,899
Receivable valuation ...............................         (102)          (56)
Inventory ..........................................          574           688
Employee benefits ..................................          986         1,041
Deferred lease cost ................................           35            68
Other ..............................................           21            63
Tax benefit of net operating loss carryforwards ....        4,736         5,963
General business credit carryforwards ..............          622           622
                                                       ----------    ----------
Total ..............................................   $    8,463    $   10,288
                                                       ----------    ----------

         The Company has net operating loss deduction carryforwards for tax purposes of approximately $14,000,000 which arose from pre-organization operations and will expire in 2007. The Company emerged from Chapter 11 pursuant to a confirmed Plan of Reorganization on August 3, 1992. The Company's ability to utilize the operating loss for income tax purposes is limited to an annual deduction of approximately $2,700,000 because of IRS rules applicable to the terms of the Plan of Reorganization. The Company has recognized the full tax benefit of the loss carryforwards as a deferred tax asset for financial statement purposes. In recognizing $8,059,000 of such tax benefits at January 29, 1995, management considered the nonrecurring nature of significant expenses which contributed to the creation of the operating loss carryforwards and the results of operations subsequent to the consummation of the Plan of Reorganization. The tax benefits recognized related to pre-organization deferred tax assets were recorded as a direct addition to additional paid-in capital.

7.       STOCK OPTION PLAN

         The C.R. Anthony 1992 Amended and Restated Stock Option Plan (the "Option Plan"), originally effective August 3, 1992, provides for the issuance of incentive stock options, nonqualified options, of both, to any key employee as determined by the Board of Directors, or the issuance of nonqualified options to nonemployee directors. The Company has reserved 1,500,000 shares of common stock ("Shares") for issuance under the Option Plan, and any Shares, subject to options which are forfeited, will be returned to the Option Plan. The Company had 676,667 and 485,000 exercisable stock options at February 1, 1997 and February 3, 1996, respectively.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

         A summary of activity in the Option Plan follows:

                                                 NUMBER OF           WEIGHTED
                                                OUTSTANDING          AVERAGE
                                                  OPTIONS        EXERCISE PRICE
                                              ---------------    --------------
Options outstanding at January 31, 1994 ...           505,000    $         4.00
         Granted ..........................           230,000              4.50
         Expired ..........................           (10,000)             4.00
                                              ---------------
Options outstanding at January 29, 1995 ...           725,000              4.16
         Granted ..........................           395,000              3.00
         Exercised ........................           (35,000)             4.00
         Forfeited ........................           (33,334)             4.00
         Expired ..........................           (51,666)             4.00
                                              ---------------
Options outstanding at February 3, 1996 ...         1,000,000              3.72
         Granted ..........................            82,500              3.00
                                              ---------------
Options outstanding at February 1, 1997 ...         1,082,500              3.67
                                              ---------------

         The options granted will vest at 33.3% per year at the end of each 12-month period following the date of the grant and expire on the tenth year following the date of grant. The Option Plan will automatically terminate and no additional options will be granted on the tenth anniversary of its effective date. The Option Plan provides that all options will become immediately exercisable upon an involuntary termination of employment, a substantial diminution of duties, a reduction in compensation, a change in control (as defined), death or disability (see Note 2). At February 1, 1997, a summary of the exercisable options follows:

                                                 EXERCISABLE OPTIONS
                      WEIGHTED AVERAGE   -------------------------------------
 NUMBER OF OPTIONS       REMAINING           NUMBER OF       WEIGHTED AVERAGE
    OUTSTANDING       CONTRACTUAL LIFE  EXERCISABLE OPTIONS   EXERCISE PRICE
-------------------  ------------------  -----------------  ------------------
            477,500      8.8 years                 131,667  $             3.00
            545,000      5.9 years                 505,000                4.00
             60,000      7.1 years                  40,000                5.92
-------------------                      -----------------  ------------------
          1,082,500                                676,667  $             3.92
===================                      =================  ==================

         The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock-based compensation awards. Accordingly, no compensation cost has been recognized in the accompanying financial statements. The following pro forma data is calculated as if compensation cost for the Company's stock-based compensation awards was determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

                                                      52 WEEKS       53 WEEKS
                                                       ENDED          ENDED
                                                     FEBRUARY 1,    FEBRUARY 3,
                                                        1996           1996
                                                     ----------     ----------
Net income as reported (in thousands) ..........     $    4,833     $    2,086
Pro forma net income (in thousands) ............     $    4,623     $    2,008

Net income per common share as reported ........     $     0.53     $     0.23
Pro forma net income per common share ..........     $     0.51     $     0.22

         The weighted average fair value at the date of grant for options granted in fiscal year 1997 and 1996 was $1.54 and $1.51, respectively. The fair value of the options granted is estimated using the Black-Scholes option pricing model with the following assumptions: no dividend yield; volatility of 48.6%; risk-free interest rate of 6.13% and 6.76% for options granted on September 28, 1995 and June 10, 1996, respectively; no assumed forfeitures; and an expected life of five years. The pro forma amounts above are not likely to be representative of future years because options vest over several years and additional awards are generally made each year.

8.       COMMITMENTS AND CONTINGENCIES

         The Company has a contributory 401(k) savings plan covering substantially all employees. The Company contributed approximately $279,000, $278,000 and $247,000, respectively, for the fifty-two weeks ended February 1, 1997, the fifty-three weeks ended February 3, 1996 and the fifty-two weeks ended January 29, 1995, in matching contributions based upon employees' contributions. The Company's matching rate is currently 40% of each participants contribution, limited to 2.0% of each participant's salary.

         Effective August 1, 1995, the Company entered into a "Second Amended and Restated Private Label Retail Credit Services Agreement" with Citicorp Retail Services, Inc. ("CRS") related to the Company's private label charge card. The Agreement matures August 1, 1998, with annual renewal options to August, 2000. The Agreement provides for the sale of the charge card receivables to CRS on a nonrecourse basis at 100% of face value, less a stated discount rate. Charge card receivables of approximately $52,000,000, $55,300,000 and $44,200,000 were sold to CRS during the fifty-two weeks ended February 1, 1997, the fifty-three weeks ended February 3, 1996 and the fifty-two weeks ended January 29, 1995, respectively. The Company is also obligated to pay a fee to CRS for bad debt losses equal to 50% of such losses in excess of 2.25% of annual private label charge card sales. The former agreement provided for reimbursement of losses up to 3% of average outstanding accounts receivable balances. The amount of losses incurred by the Company pursuant to the current and former agreements for the fifty-two weeks ended February 1, 1997, the fifty-three weeks ended February 3, 1996 and the fifty-two weeks ended January 29, 1995 were $831,000, $399,000 and $419,000, respectively. The Company records the discount and accrues for its estimated obligation for bad debt expense at the time the receivables are sold.

         The Company has a Severance Pay Plan for the purpose of attracting and retaining its employees and providing the employees assurance of the payment which will be made to them if terminated by the Company without cause (as defined) upon their termination of employment by the Company. The Company also has an Executive Severance Compensation Agreement with certain key executives.

         The Company is currently subject to certain litigation in the normal course of business which, in the opinion of management, will not result in a material adverse effect on the Company's business, financial position, or results of operations.

                       C.R. ANTHONY COMPANY AND SUBSIDIARY

         The Company retains certain risks for general liability, workers' compensation and group health losses. The Company has individual and aggregate stop loss coverage with insurers for these claims. Management of the Company believes the recorded reserves of approximately $2,105,000 at February 1, 1997 are adequate to cover these retained risks.

         At February 1, 1997, the Company was contingently liable for approximately $2,308,000 for outstanding letters of credit securing performance of purchase contracts and other guarantees.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary.........................................................
Risk Factors...............................................................
The Acquisition............................................................
The Refinancing............................................................
Use of Proceeds............................................................
Capitalization.............................................................
Selected Consolidated Historical Financial Data............................
Unaudited Pro Forma Combined Financial Data................................
Management's Discussion and Analysis of Financial Condition
     and Results of Operations.............................................
Business...................................................................
Management.................................................................
Description of New Credit Agreement........................................
Description of the Exchange Notes..........................................
The Exchange Offer.........................................................
Certain Federal Income Tax Consequences....................................
Plan of Distribution.......................................................
Legal Matters..............................................................
Independent Auditors.......................................................
Available Information......................................................
Information Incorporated by Reference......................................
Index to Financial Statements..............................................

================================================================================
                            SPECIALTY RETAILERS, INC.

         OFFER TO EXCHANGE ITS SERIES B 8 1/2% SENIOR NOTES DUE 2005 FOR ANY AND ALL OF ITS OUTSTANDING 8 1/2% SENIOR NOTES DUE 2005 AND TO EXCHANGE ITS SERIES B 9% SENIOR SUBORDINATED NOTES DUE 2007 FOR ANY AND ALL OF ITS OUTSTANDING 9% SENIOR SUBORDINATED NOTES DUE 2007

         UNCONDITIONALLY GUARANTEED BY STAGE STORES, INC. AND SPECIALTY RETAILERS, INC. (NV)

                                   PROSPECTUS

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Stage is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, INTER ALIA, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     SRI is incorporated under the laws of the State of Texas. Section 2.02-1 of the Texas Business Corporation Act, as amended, INTER ALIA, ("Section 2.02-1") provides that a Texas corporation may indemnify any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding or any inquiry that could lead to such action, suit or proceeding because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, provided that it is determined (in accordance with procedures outlined in Section 2.02-1) that the person (1) conducted himself in good faith; (2) reasonably believed: (a) in the case of conduct in his official capacity as director, officer, employee or agent of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnity may include judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable (as determined by procedures outlined in Section 2.02-1) expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding. A person may not be so indemnified, however, in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity or (2) in which the person is found liable to the corporation, except that in such cases, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and
(2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation must indemnify a director, officer, employee or agent of the corporation against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with any proceeding a referred to above if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

     Specialty NV is incorporated under the laws of the State of Nevada. Section
78.751 of the Nevada General Corporation Law, INTER ALIA, ("Section 78.751") provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of such corporation, by reason of the fact that he is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in cont or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. A Nevada corporation may indemnify any person who was or is a party or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification may be made for any claim, issue or matter or for amounts paid in settlement to the corporation without judicial approval if the officer, director, employee or agent has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation. Unless ordered by a court or advanced pursuant to provisions in the articles of incorporation, the bylaws or an agreement made by the corporation which provide that expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation, any indemnification must be made by the corporation only as authorized in the specific case upon a determination (in accordance with procedures outlined in Section 78.751) that indemnification of the director, officer, employee or agent is proper under the circumstances. To the extent that a director, officer, employee or agent of a corporation is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense.

     Article IX of Stage's Restated Certificate of Incorporation provides, in substance, for indemnification by Stage of its directors and officers in accordance with the provisions of the Delaware Act.

     Article X of SRI's Restated Articles of Incorporation provides, in substance, for indemnification by SRI of its directors and officers in accordance with the provisions of the Texas Act.

     Article V of Specialty NV's By-Laws provides, in substance, for indemnification by Specialty NV of its directors and officers in accordance with the Nevada Act.

     In addition, Stage has purchased insurance coverage under policies which insure Stage for amounts which Stage is required or permitted to pay as indemnification of directors and certain officers of Stage and its subsidiaries, and which insure directors and certain officers of Stage and its subsidiaries against certain liabilities which might be incurred by them in such capacities and for which they are not entitled to indemnification by Stage.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a.   EXHIBITS.  The following documents are exhibits to the Registration
     Statement.

       * 2.1 Agreement and Plan of Merger, dated as of March 5, 1997, between Stage Stores, Inc. and C.R. Anthony Company (Incorporated by Reference to Exhibit 2.1 of Registration No. 333-27809 on Form S-4).

       * 2.2 First Amendment to Agreement and Plan of Merger, dated as of May 20, 1997, between Stage Stores, Inc. and C.R. Anthony Company. (Incorporated by reference to Exhibit 2.2 of Registration No. 333-27809 on Form S-4).

       * 3.1 Amended and Restated Certificate of Incorporation of Stage Stores, Inc. (Incorporated by Reference to Exhibit 3.3 of Registration No. 333-5855 on Form S-1).

       * 3.2 Amended and Restated By-Laws of Stage Stores, Inc. (Incorporated by Reference to Exhibit 3.4 of Registration No. 333-5855 on Form S-1).

       * 3.3      Restated Articles of Incorporation of Specialty Retailers,
                  Inc.

       * 3.4      Amended and Restated By-Laws of Specialty Retailers, Inc.

       * 3.5      Articles of Incorporation of Specialty Retailers, Inc. (NV).

       * 3.6      By-Laws of Specialty Retailers, Inc. (NV).

       * 4.1 Credit Agreement dated as of June 17, 1997 by and among Specialty Retailers, Inc., Stage Stores, Inc., the banks named therein, and Credit Suisse First Boston.

       * 4.2 Indenture dated as of June 17, 1997 relating to the $200,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2005 among Specialty Retailers, Inc., Stage Stores, Inc. and State Street Bank and Trust Company, and First Supplemental Indenture dated as of July 2, 1997.

       * 4.3 Indenture dated as of June 17, 1997 relating to the $100,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2007 among Specialty Retailers, Inc., Stage Stores, Inc. and State Street Bank and Trust Company, and First Supplemental Indenture dated as of July 2, 1997.

       * 4.4 Registration Rights Agreement dated as of June 11, 1997 among Specialty Retailers, Inc., Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation.

       * 4.5 Indenture between 3 Bealls Holding Corporation and Bankers Trust Company, as Trustee, relating to 3 Bealls Holding Corporation's 9% Subordinated Debentures due 2002 (Incorporated by Reference to Exhibit 4.2 of Registration No. 33-24571 on Form S-4) and First Supplemental Indenture dated August 2, 1993 (Incorporated by Reference to Exhibit 4.4 of Registration No. 33-68258 on Form S-4).

       * 4.6 Indenture between 3 Bealls Holding Corporation and IBJ Schroder Bank and Trust Company, as Trustee, relating to 3 Bealls Holding Corporation's 7% Junior Subordinated Debentures due 2002 (Incorporated by Reference to Exhibit 4.3 of Registration No. 33-24571 on Form S-4) and First Supplemental Indenture dated August 2, 1993 (Incorporated by Reference to
                  Exhibit 4.5 of Registration No. 33-68258 on Form S-4).

       * 4.7 Indenture by and between Specialty Retailers, Inc. and The First National Bank of Boston, as Trustee, relating to the 11% Series C and Series D Senior Subordinated Notes due 2003 of Specialty Retailers, Inc. dated July 27, 1995 (including form of Note), (Incorporated by Reference to Exhibit 4.1 on Form 10-Q of Apparel Retailers, Inc., dated October 28, 1995).

       * 4.8 Indenture among SRI Receivables Purchase Co., Inc., Specialty Retailers, Inc., as Administrative Agent, and Bankers Trust Company, as Trustee and Collateral Agent, relating to the 12.5% Trust Certificate-Backed Notes of SRI Receivables Purchase Co., Inc. (including form of note). (Incorporated by Reference to Exhibit 4.1 on Form 10-Q of Apparel Retailers Inc., dated May 4, 1996).

       * 4.9 Amended and Restated Pooling and Servicing Agreement by and among SRI Receivables Purchase Co., Inc., Specialty Retailers, Inc. and Bankers Trust (Delaware) dated August 11, 1995 (Incorporated by Reference to Exhibit 4.6 on Form 10-Q of Apparel Retailers, Inc., dated October 28, 1995).

       * 4.10 First Amendment to Amended and Restated Pooling and Servicing Agreement by and among SRI Receivables Purchase Co., Inc., Specialty Retailers, Inc. and Bankers Trust (Delaware) dated May 30, 1996 (Incorporated by Reference to Exhibit 4.2 on Form 10-Q of Apparel Retailers, Inc., dated May 4, 1996).

       * 4.11 Amended and Restated Series 1993-1 Supplement among SRI Receivables Purchase Co., Inc., Specialty Retailers, Inc. and Bankers Trust (Delaware) dated May 30, 1996 (Incorporated by Reference to Exhibit 4.3 on Form 10-Q of Apparel Retailers, Inc., dated May 4, 1996).

       * 4.12 Amended and Restated Series 1993-2 Supplement among SRI Receivables Purchase Co., Inc., Specialty Retailers, Inc. and Bankers Trust (Delaware) dated May 30, 1996 (Incorporated by Reference to Exhibit 4.4 on Form 10-Q of Apparel Retailers, Inc., dated May 4, 1996).

       * 4.13 First Amendment to the Series 1993-2 Supplement and Revolving Certificate Purchase Agreement by and among Specialty Retailers, Inc., SRI Receivables Purchase Co., Inc., Bankers Trust (Delaware) as Trustee for the SRI Receivables Master Trust, the financial institutions parties thereto and National Westminster Bank Plc, New York branch dated August 11, 1995 (Incorporated by Reference to Exhibit 4.5 on Form 10- Q of Apparel Retailers, Inc., dated May 4, 1996).

       * 4.14 Amended and Restated Series 1995-1 Supplement by and among SRI Receivables Purchase Co., Inc., Specialty Retailers, Inc. and Bankers Trust (Delaware) on behalf of the Series 1995-1 Certificate holders dated May 30, 1996 (Incorporated by Reference to Exhibit 4.6 on Form 10-Q of Apparel Retailers, Inc., dated May 4, 1996).

       * 4.15 Amended and Restated Receivables Purchase Agreement among SRI Receivables Purchase Co., Inc. and Originators dated May 30, 1996 (Incorporated by Reference to Exhibit 4.7 on Form 10-Q of Apparel Retailers, Inc., dated May 4, 1996).

       * 4.16 Registration Rights Agreement dated as of May 30, 1996 by and among SRI Receivables Purchase Co., Inc. and BT Securities Corporation relating to the sale of SRI Receivables Purchase Co., Inc. 12.5% Trust Certificate-Backed Notes. (Incorporated by Reference to Exhibit 10.1 on Form 10-Q of Apparel Retailers, Inc., dated May 4, 1996).

       * 4.17 Certificate Purchase Agreements between SRI Receivables Purchase Co., Inc. and the Purchases of the Series 1993-1 Offered Certificates (Incorporated by Reference to Exhibit
                  4.10 of Registration No. 33-68258 on Form S-4).

       * 4.18 Revolving Certificate Purchase Agreement between SRI Receivables Purchase Co., Inc., the Facility Agent and the Revolving Purchasers with respect to the Class A-R certificates (Incorporated by Reference to Exhibit 4.11 of Registration No. 33-68258 on Form S-4).

       * 4.19 Certificate Purchase Agreement among SRI Receivables Purchase Co., Specialty Retailers, Inc. and the Certificate Purchaser dated August 11, 1995 (Incorporated by Reference to Exhibit
                  4.9 on Form 10-Q of Apparel Retailers, Inc., dated October 28,
                  1995).

      ** 5.1      Opinion of Kirkland & Ellis.

      ** 8.1      Opinion of Kirkland & Ellis re Tax Matters.

      * 10.1 Equity Stock Purchase Agreement by and among Specialty Retailers, Inc., Tyler Capital Fund, L.P. Tyler Massachusetts, L.P., Tyler International, L.P.-I, Tyler International, L.P.-II, Bain Venture Capital, Citicorp Capital Investors, Ltd., Acadia Partners, L.P., Drexel Burnham Lambert Incorporated, and certain other Purchasers, dated December 29, 1988 (Incorporated by Reference to Exhibit 10.9 of Registration No. 33- 27714 on Form S-1) and Amendment to Equity Stock Purchase Agreement dated September 21, 1992 and August 2, 1993 (Incorporated by Reference to Exhibit 10.4 of Registration No. 33-68258 on Form S-4).

       * 10.2 Registration Agreement by and among Specialty Retailers, Inc., Tyler Capital Fund, L.P., Tyler Massachusetts, L.P., Tyler International, L.P.-I, Tyler International, L.P.-II, Bain Venture Capital, Citicorp Capital Investors, Ltd., Acadia Partners, L.P., Drexel Burnham Lambert Incorporated, and certain other Purchasers, dated December 29, 1988 (Incorporated by Reference to Exhibit 10.10 of Registration No. 33- 27714 on Form S-1) and Amendment to Registration Agreement dated August 2, 1993 (Incorporated by Reference to
                  Exhibit 10.5 of Registration No. 33-68258 on Form S-4).

       * 10.3 Apparel Retailers, Inc. Stock Option Plan (Incorporated by Reference to Exhibit 10.13 to Registration No. 33-68258 on Form S-4).

       * 10.4 Employment Agreement between Stage Stores, Inc. and Carl E. Tooker dated June 12, 1996 (Incorporated by Reference to
                  Exhibit 10.17 of Registration No. 33-5855 on Form S-1).

       * 10.5 Stock Option Agreement between Specialty Retailers, Inc. and Carl E. Tooker dated June 9, 1993 (Incorporated by Reference to Exhibit 10.18 to Registration No. 33-68258 on Form S-4).

       * 10.6 Purchase Agreement dated July 20, 1995 by and among Specialty Retailers, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, relating to the sale of the Company's 11% Series C Senior Subordinated Notes due 2003 (Incorporated by Reference to Exhibit 10.1 on Form 10-Q of Apparel Retailers, Inc., dated October 28, 1995).

       * 10.7 Employment Agreement between Mark Shulman and Stage Stores, Inc. dated June 12, 1996 (Incorporated by Reference to Exhibit
                  10.23 of Registration No. 333-5855 of Form S-1).

       * 10.8 Stock Option Agreement between Mark Shulman and Apparel Retailers, Inc., dated January 31, 1994 (Incorporated by Reference to Exhibit 10.2 on Form 10-Q of Apparel Retailers, Inc., dated April 29, 1995).

       * 10.9 Employment Agreement between James Marcum and Stage Stores, Inc. dated June 12, 1996 (Incorporated by Reference to Exhibit
                  10.24 of Registration No. 333-5855 of Form S-1).

       * 10.10 Employment between Stephen Lovell and STAGE Stores, Inc. dated June 12, 1996 (Incorporated by Reference to Exhibit 10.25 of Registration No. 333-5855 of Form S-1).

       * 10.11 Employment Agreement between Ron Lucas and Stage Stores, Inc. dated June 12, 1996 (Incorporated by Reference to Exhibit
                  10.28 of Registration No. 333-5855 of Form S-1).

       * 10.12 Purchase Agreement dated September 2, 1994 by and among Palais Royal, Inc. and Beall-Ladymon Corporation relating to the sale of certain assets of Beall-Ladymon Corporation (Incorporated by Reference to Exhibit 10.1 on Form 10-Q of Apparel Retailers, Inc., dated July 30, 1994).

       * 10.13 Securities Purchase Agreement among Palais Royal, Inc. and certain selling stockholders of Uhlmans, dated May 9, 1996 (Incorporated by Reference to Exhibit 10.1 on Form 10-Q of Stage Stores, Inc., dated June 12, 1996).

       * 10.14 Termination Option Agreement, dated as of March 5, 1997, between Stage Stores, Inc. and C.R. Anthony Company (Incorporated by Reference to Exhibit 10.1 on Form 8-K of Stage Stores, Inc., dated March 5, 1997).

       * 10.15 Stage Stores, Inc. Equity Incentive Plan (Incorporated by Reference to Exhibit 10.29 of Registration No. 333-5855 of Form S-1).

       * 12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

       * 21.1     List of Registrant's Subsidiaries.

      ** 23.1     Consent of Price Waterhouse LLP (Stage Stores).

      ** 23.2     Consent of Deloitte & Touche LLP (CR Anthony).

      ** 23.3 Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.1 to this Registration Statement).

       * 24.1 Powers of Attorney for Specialty Retailers, Inc. (included on signature page hereto).

       * 24.2 Powers of Attorney for Stage Stores, Inc. (included in signature page hereto).

       * 24.3 Powers of Attorney for Specialty Retailers, Inc. (NV) (included on signature page hereto).

       * 25.1 Statement of Eligibility of Trustee on Form T-1 for 8 1/2% Senior Notes due 2005.

       * 25.2 Statement of Eligibility of Trustee on Form T-1 for 9% Senior Subordinated Notes due 2007.

       * 27.1     Financial Data Schedule. (Incorporated by Reference to Exhibit
                  27.1 on Form 10-Q of Stage Stores, Inc., dated May 3, 1997)

      ** 99.1     Form of Letter of Transmittal.

      ** 99.2     Form of Notice of Guaranteed Delivery.

      ** 99.3     Form of Tender Instructions.

----------------------
       * Previously Filed
      ** Filed Herewith

b. FINANCIAL STATEMENT SCHEDULES. The following documents are financial statement schedules to the Registration Statement.

     Not Applicable.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

     (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (b)(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

     (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

     (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 7, 1997.

                                            SPECIALTY RETAILERS, INC.

                                            By: /s/ CARL TOOKER
                                            Name:   Carl Tooker
                                            Title:  President, Chief Executive
                                                    Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on August 7, 1997, by the following persons in the capacities indicated with respect to Specialty Retailers, Inc.:

      SIGNATURE                               CAPACITY
      ---------                               --------
/s/ CARL TOOKER             President, Chief Executive Officer, and Director
    Carl Tooker             (Principal Executive Officer)

/s/ JAMES MARCUM            Executive Vice President and Chief Financial Officer
    James Marcum            (Principal Financial and Accounting Officer)

*                           Director
    Joshua Beckenstein

* By: /s/ CARL TOOKER
          Carl Tooker
          Attorney-in-fact

* By: /s/ JAMES MARCUM
          James Marcum
          Attorney-in-fact

* means signed by Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf, as guarantor, by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 7, 1997.

                                            STAGE STORES, INC.

                                            By: /s/ CARL TOOKER
                                            Name:   Carl Tooker
                                            Title:  President, Chief Executive
                                                    Officer and Director



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on August 7, 1997, by the following persons in the capacities indicated with respect to Stage Stores,
Inc.:


      Signature                               Capacity
      ---------                               --------

/s/ CARL TOOKER             President, Chief Executive Officer, and Director
    Carl Tooker             (Principal Executive Officer)

/s/ JAMES MARCUM            Executive Vice President and Chief Financial Officer
    James Marcum            (Principal Financial and Accounting Officer)

*                           Director
    Joshua Beckenstein

*                           Director
    Adam Kirsch

*                           Director
    Peter Mulvihill

*                           Director
    Robert Huth

*                           Director
    Richard Jolosky

*                           Director
    Hal Compton

*                           Director
    John J. Wiesner

* By: /s/ CARL TOOKER
          Carl Tooker
          Attorney-in-fact

* By: /s/ JAMES MARCUM
          James Marcum
          Attorney-in-fact

* means signed by Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf, as guarantor, by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 7, 1997.

                                            SPECIALTY RETAILERS, INC. (NV)

                                            By: /s/ LOIS PADGETT
                                            Name:   Lois Padgett
                                            Title:  President and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on August 7, 1997, by the following persons in the capacities indicated with respect to Specialty Retailers, Inc. (NV):

      SIGNATURE                               CAPACITY
      ---------                               --------
/s/ LOIS PADGETT            President and Director
    Lois Padgett            (Principal Executive Officer)

*                           Secretary and Director
    Michael Melchin

* By: /s/ LOIS PADGETT
          Lois Padgett
          Attorney--in-fact

* means signed by Attorney-in-fact